Table of Contents

As filed with the U.S. Securities and Exchange Commission on February 12, 2021

Registration No. 333-250011

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

VIVAKOR, INC.

(Exact name of registrant as specified in charter)

Nevada	8731	26-2178141
(State or other jurisdiction of incorporation)	(Primary Standard Classification Code Number)	(IRS Employer I.D. Number)

Vivakor, Inc.

433 Lawndale Drive
South Salt Lake City, UT 84115

(949) 281-2606
(Address and telephone number of principal executive offices)

_________________

(Address of principal place of business or intended principal place of business)

_________________

Matthew Nicosia
Chief Executive Officer

Vivakor, Inc.
433 Lawndale Drive
South Salt Lake City, UT 84115

(949) 281-2606

(Name, address, including zip code, and telephone number including area code, of agent for service)

_________________

With copies to:

Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large-Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee (6)
Common Stock, par value $0.001(3)	$13,800,000	$1,505.58
Representative’s Warrants (4)	–	–
Shares of Common Stock underlying Representative’s Warrants (5)	$750,000	$81.83
Total	$14,550,000	$1,587.41
____________
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes initial public offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable for a number of shares equal to 5% of the shares of common stock offered hereby at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is $750,000, which is equal to 125% of $600,000 (5% of $12,000,000).

(6)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 12, 2021

                      Shares

Common Stock

Vivakor, Inc.

This is a firm commitment public offering of shares of common stock of Vivakor, Inc.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VIVK”. If our listing application is not approved, we will not proceed with the offering. Our common stock is currently quoted on the OTCPink Marketplace operated by OTC Markets Group Inc. (the “OTCPink”) under the trading symbol “VIVK”. On January 28, 2021, the last reported sale price for our common stock on the OTCPink was $0.394.

We expect to effect a             -for-             reverse stock split of our outstanding common stock prior to the completion of this offering (the “Reverse Stock Split”). The share and per share information in this prospectus reflects, other than in our Financial Statements and the Notes thereto, the Reverse Stock Split.

The bona fide estimate of the range of the maximum offering price is from            to             and the maximum number of securities offered is             (after giving effect to the reverse stock split). The actual public offering price per share will be determined through negotiations between us and the underwriter at the time of pricing and may be at a discount to the current market price. Therefore, the estimated public offering price used throughout this prospectus may not be indicative of the final offering price.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance up to $75,000 payable to the underwriters. We refer you to “Underwriting” beginning on page 63 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to              additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                     , 2021.

The date of this prospectus is                , 2021

Vivakor
RPC II - Vernal, UT

Oil Spill- Middle East

RPC I - Middle East

Before
After

Remediation Processing Center

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

We also use certain trademarks, trade names, and logos that have not been registered. We claim common law rights to these unregistered trademarks, trade names and logos.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision. Our fiscal year end is December 31 and our fiscal years ended December 31, 2019 and December 31, 2018 are sometimes referred to herein as fiscal years 2019 and 2018, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Vivakor” refer to Vivakor, Inc., a Nevada corporation, and its wholly owned subsidiaries.

Overview

Vivakor, Inc. is a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, primarily focused on soil remediation. We specialize in the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by or laden with heavy crude oil and other hydrocarbon-based substances. Our process allows us to successfully recover hydrocarbons from the soil, which we believe could then be used to produce asphaltic cement and/or other petroleum-based products. In 2015, we acquired and improved technology aimed at remediating contaminated soil and recovering usable hydrocarbons, which we refer to as Remediation Processing Centers (“RPCs”). We presently have three patent applications pending related to our RPCs and two issued patents related to our other remediation technologies. Our RPCs each have the potential to clean a minimum of 20 tons of contaminated material per hour, depending on the oil contamination percentage in the processed material. Each RPC has the capacity to extract on a 24-hour operation 500 tons or more of contaminated material per day. The amount of extracted hydrocarbon recovered depends on the extent to which the material is contaminated. For example, we estimate that for every 480 tons of contaminated material recovered per day that contains at least 10% oil, we will recover approximately 250 barrels of extracted hydrocarbons, calculated as follows: contaminated material that is 10% oil is comprised of 200 pounds of oil per ton; one gallon of oil weighs 8.44 pounds, resulting in 23.69 gallons of oil per ton of contaminated material (200/8.44); there are 42 gallons per barrel, resulting in 0.56 barrels of oil per ton of contaminated material (23.69/42); 20 tons of contaminated material can typically be processed per hour, resulting in 11.2 barrels of oil per hour (0.56*20); and operations continue 24 hours per day, resulting in 268.8 barrels per day (11.2*24).

We have designed our RPCs to provide an environmentally friendly solution to the remediation of hydrocarbon-contaminated soil, as they do not utilize water. Our RPCs operate by loading contaminated soil onto a feeder and conveyor system that effectively delivers the material into a fully contained, closed-loop system. Physical separation of the hydrocarbons from the contaminated soil does not utilize water or steam and is instead accomplished using a proprietary extraction fluid to dissolve the hydrocarbon components.

The entire extraction process is completed in a series of sealed chambers. The reclaimed extraction fluid is then recycled back into the process, which ensures that no toxic chemicals are released into the soil or the environment. Upon completion of our remediation and separation process, the extracted hydrocarbons are placed into holding tanks to be picked up by our customers, while clean soil is returned to the environment.

We believe our RPCs are significantly more advanced than other oil remediation technologies or offerings presently available on the market. Our RPCs have successfully cleaned contaminated soil containing greater than 7% hydrocarbon content, while, to our knowledge, our competitors are limited to projects containing less than 5% hydrocarbon contamination. We believe our ability to clean soil with more highly concentrated hydrocarbon contamination gives us a distinct advantage that will allow us to operate on a global basis in any location that has suffered from oil spills or naturally occurring oil sands deposits. While our primary focus and mandate will be on the manufacture and deployment of our RPCs, we intend to continue to develop, acquire or license additional clean energy technologies and environmental solutions that will directly enhance and expand our current technologies and service offerings.

Our current focus is on the clean-up of greater than 7% hydrocarbon contaminated soil located in Kuwait as a result of the Iraqi invasion in 1991 and naturally occurring oil sands deposits in Utah. We have deployed two RPC units to date, including one unit to Kuwait (for which operations have been temporarily suspended due to COVID-19) and another to Vernal, Utah (which is presently operating). We expect to deploy two additional RPCs to Vernal, Utah with the proceeds from this offering and believe that there may be an opportunity to deploy additional RPCs in Utah, as well as to Kuwait and the Middle East.

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In April 2020, we entered into a project charter agreement with solvAQUA Inc. (“solvAQUA”), a Canadian-based clean water technology company, pursuant to which we may purchase certain wastewater removal equipment from solvAQUA. The solvAQUA Wastewater Management System (“WMS”) is a compact solution that continually processes and separates large volumes of wastewater (4,000+ m3/day for each WMS) with an ability to scale to remove any volume of oil, grease and suspended solids from wastewater, in most cases removing 99.99% of waste. The processed water stream can in some cases be discharged or reused without further treatment. We have placed our first order with solvAQUA for WMS equipment and anticipate receipt and installation of the equipment prior to December 31, 2020, with operations to commence shortly thereafter. On July 15, 2020, solvAQUA granted us an exclusive license to either incorporate solvAQUA’s technology platform into our RPCs or to use it independently. This will allow us to service remediation projects that have a combination of wet and dry opportunities. The exclusive license has an initial term of one year, which may be extended to five years upon our successful installation and deployment of the first two WMSs.

Our proprietary metallic separation technology uses a thermal vapor process to extract and process micro particles of precious metals and rare earth minerals, including gold, silver, platinum, palladium and rhodium from soils. After we complete our soil remediation services, we evaluate the post-remediated soil and, if we find that the soil contains more than 1% concentration of these metals, we process it through this technology to extract and concentrate these micro particles of precious metals and rare earth minerals into a concentrated, unrefined flake form.

We have also acquired and/or licensed two separate technologies described below that will enable us to upgrade the hydrocarbons recovered from our remediation process. These processes have been proven in laboratory tests, but we have not yet performed this upgrading in a commercial setting.

We have been granted a worldwide, exclusive, non-transferable license to the intellectual property embodied in cavitation technology developed by B Green, Inc. (“B Green”) to develop, manufacture, have manufactured, use market, import, have imported, offer for sale and sell cavitation devices built from the licensed intellectual property. Third party, independent testing conducted by the University of Utah has shown that this proprietary technology increases the API gravity of hydrocarbons by elongating the hydrocarbon chains without cutting or cracking these chains. API gravity is the measure of how heavy or light petroleum liquid is compared to water and is used in the industry as the standard measure for viscosity. The API of the recovered crude is increased, allowing such crude to have additional uses and usually at higher unit prices.

We have also been granted an exclusive right to use the nano-sponge technology developed by CSS Nanotech, which essentially serves as a micro-upgrader, transforming hydrocarbon product into a more useful product, such as petroleum or gasoline, as an addition to our hydrocarbon extraction technology. The inventor of this technology subsequently joined us as our Chief Scientific Officer. This patented technology allows for hydrocarbon material to be absorbed by a specialized sponge. Low energy microwaves are then introduced into the process and the sponge, which is made of a highly thermally conductive material, absorbs this energy causing an instant thermal effect, which essentially refines the crude by cutting or cracking the carbon chains. We intend to add this system to our process of upgrading the heavy crude recovered by our RPCs.

Corporate Structure

Revenue

Our RPC situated in Vernal, Utah has the capacity to process 480 tons or more of naturally occurring oil sands deposits per day. We estimate that if the extracted material is composed of at least 10% oil, we will recover approximately 250 barrels of extracted hydrocarbons each day, which could then be sold for energy or converted to asphaltic cement and sold for use in roads at higher prices. The above example has been calculated as follows: contaminated material that is 10% oil is comprised of 200 pounds of oil per ton; one gallon of oil weighs 8.44 pounds, resulting in 23.69 gallons of oil per ton of contaminated material (200/8.44); there are 42 gallons per barrel, resulting in 0.56 barrels of oil per ton of contaminated material (23.69/42); 20 tons of contaminated material can typically be processed per hour, resulting in 11.2 barrels of oil per hour (0.56*20); and operations continue 24 hours per day, resulting in 268.8 barrels per day (11.2*24).

2

In Kuwait, where we do not have ownership of the recovered oil, we generate revenues by charging per cubic meter of soil remediated. For our current project we will generate revenues of $72 per cubic meter of contaminated material processed.

We market and sell the precious metals we extract from our remediated and waste soils. As we continue our efforts, we anticipate increased opportunities to monetize our precious metals end product. Additionally, we had recently engaged in open market precious metals transactions, utilizing our knowledge and contacts related to this industry, during a time when we could not operate in Kuwait due to COVID-19 restrictions. Although engaging in such open market precious metals transactions is not part of our current plans for business operation, we expect to have the ability to revisit this business in the future should extenuating circumstances occur that adversely impact our remediation business.

Market Opportunity

We believe that the market for remediating oil from both soil and water is significant. According to Grandview Research, the market for environmental clean-up of oil spills will reach $177 billion by 2025. We believe that a large portion of that market will originate from contamination of more than 7% hydrocarbon content and that our technology is currently the only one that can economically remediate these environmental disasters, while allowing for the capture and reuse of the crude.

In addition, we believe that the heavy crude that we have been recovering in Utah is ideal for producing asphaltic cement. The demand for asphaltic cement in the United States is presently estimated to be $116 billion this year according to Global Market Insights. We have provided our material to asphalt companies for testing to determine what modifications, if any, would be needed to be meet their specifications. Provided we are able to produce asphaltic cement that meets our customers’ specifications, we believe that we will be able to offer our product at very competitive prices and in an environmentally friendly manner.

Competitive Strengths and Growth Strategy

We are focused on the remediation of contaminated soil and water resulting from either man-made spills or naturally occurring deposits of oil. Our primary focus has been the remediation of oil spills resulting from the Iraqi invasion of Kuwait in 1991 and naturally occurring oil sands deposits in the Uinta basin located in Eastern Utah. We plan to expand into other markets, both in Utah and globally, where we believe our technology and services will provide a distinct competitive advantage over our competition.

Competitive Strengths

We believe the following strengths provide us with a distinct competitive advantage and will enable us to effectively compete on a global basis:

•	Proprietary patent-pending technology;

•	Strong relationships with customers and regulatory agencies; and

•	Experienced and highly-skilled management, Board of Directors and Advisory Board.

Proprietary Patent Pending Technology

We presently have three patent applications pending related to our RPCs and two issued patents related to our other remediation technologies.

We believe, based on direct and ongoing conversations with our customers and third-party independent test results, that our technology is the only commercially available technology that can not only clean soil that contains greater than 7% hydrocarbon, but also preserve the hydrocarbons extracted from such soil for future use. We believe that this provides us with a true competitive advantage.

We believe our technology and service offerings will position us well to conduct our business in any geographical region in which soil or water has been contaminated by hydrocarbons.

3

Strong Relationships with Customers and Regulatory Agencies

We have developed close relationships with customers and government agencies, including the Utah School and Institutional Trust Lands Administration (“SITLA”) and the Kuwait Oil Company (“KOC”). Based on our existing relationship with SITLA, arising out of our having successfully completed a clean-up project for SITLA in the past, which the original provider was unable to complete, as well as further conversations with SITLA, we expect that SITLA will award additional projects to us in the future related to oil sands deposits located in Utah from SITLA. We also anticipate receiving additional contracts from KOC to remediate contaminated properties in Kuwait, based on our existing relationship with KOC and conversations with them.

Experienced and Highly Skilled Management, Board of Directors and Advisory Board

Our management team has started and successfully grown numerous technology-based companies and has utilized this experience to develop a strategic vision for the Company. The implementation of this plan has resulted in the acquisition and in-house development of numerous technologies, which are currently in operation. We have demonstrated the effectiveness of our technologies in both Vernal, Utah and Kuwait, accomplishing the clean-up of contaminated areas while also recovering precious metals through our metallic separation technology.

Our Board of Directors is comprised of accomplished professionals who bring decades of experience to the Company. Our Board of Directors includes a director who has served as a member of the Executive Committee of one of the largest global accounting firms and has served on the Board of Directors of two multi-billion dollar publicly traded companies, a former director of technology investment banking at Goldman Sachs, a successful investor and entrepreneur who has founded and provided initial financing for numerous life science companies, several of which have grown to become multi-billion dollar publicly traded companies, and the mayor of a city in Utah.

In addition, we have an Advisory Board comprised of Dr. Khalid Bin Jabor Al Thani and Ron Chevalier, former senior members of oil and gas companies, both in the United States and in the Middle East. Dr. Khalid Bin Jabor Al Thani, is an accomplished business professional and a member of a royal family based in the Middle East Mr. Chevalier is an experienced health and safety expert operating in the oil and gas industries.

We rely on our Board of Directors and Advisory Board to provide it both high level advice and guidance along with using their contacts to help open various markets. Additionally, the Advisory Board acts as a preliminary informal sounding board for the Board and management for these particular areas in which the Advisory Board members have expertise. We believe the combination of our management team, Board of Directors and Advisory Board provides us with a significant competitive advantage over our competitors due to their breadth of experiences and relationships. Presently, we do not pay compensation to the members of the Advisory Board.

Growth Strategies

We will strive to grow our business by pursuing the following strategies:

•	Expansion of our oil recovery projects in Utah;

•	Expansion of our remediation projects in Kuwait;

•	Expansion into new and complementary markets;

•	Increase of revenue via new service and product offerings;

•	Strategic acquisitions and licenses targeting complementary technologies; and

•	Redeployment of our metallic separation technologies.

Expansion of our Oil Recovery Projects in Utah

The State of Utah has, according to the U.S. Geological Survey, approximately 14 billion barrels of measured oil in place with an additional estimated 23 to 28 billion barrels of oil contained in contaminated oil sands that are deposited near the ground surface. The majority of these oil sands deposits are located on land owned by SITLA. We believe, based on the number of estimated barrels of oil contained in oil sands deposits located on SITLA property, that there may be an opportunity to deploy as many as 100 RPCs to properties containing oil sands deposits owned by the State of Utah. We will seek to acquire additional properties and mineral rights in the vicinity of Vernal, Utah from individual land owners and the State of Utah with a goal of increasing our hydrocarbon holdings to as much as one billion barrels of contingent resources containing a minimum of 10% hydrocarbon saturation.

4

Expansion of our Remediation Projects in Kuwait

Our RPC technology was successfully used in our initial project for KOC in Kuwait, where we removed hydrocarbons from soil with more than 7% contamination and, following the process, the hydrocarbon contamination level of the soil was reduced to less than 0.5%, which was lower than the level needed to meet the project specifications. There is still approximately 26 million cubic meters of soil contaminated by oil as a result of the Iraqi invasion of Kuwait. We intend to seek additional contracts directly from KOC to deploy our RPCs for the remediation of this contaminated soil. Under our current contract, we will charge $72 per cubic meter of soil remediated. We are currently working with KOC and other government-controlled entities to expand our remediation projects in Kuwait. We are in active negotiations to provide the technology and operations as a subcontractor to large, multinational remediation companies within the region where our technology could be used on all of the sands with contamination levels greater than 7%. Other technologies may also be used for the less contaminated soils.

Expansion into New and Complementary Markets

We intend to explore expansion opportunities on a global basis, including in places with extreme contamination such as the Ogoni Lands region of Nigeria, oil spill lakes located in Saudi Arabia and Turkmenistan, and naturally occurring oil sands deposits in Kazakhstan, where we believe our technology and service offerings may provide a distinct competitive advantage. We are currently in discussions with several groups for deploying our RPCs for remediation projects (primarily for oil spills, tank bottom sludge and drill cuttings) in Saudi Arabia, Qatar and Texas. Saudi Arabia has the objective to create a circular carbon economy that will ultimately have zero wasted hydrocarbons. Our technology is able to process tank bottom sludge, drill cuttings, and soils from hydrocarbon spills, returning the sand to less than 0.5% contamination while reclaiming the oil for waste energy use.

Increase of Revenue via New Service and Product Offerings.

To date, we have focused on the remediation of soil contaminated by oil. We are in the process of expanding our services to include the remediation of water and the recovery of hydrocarbons from water through our exclusive license with solvAQUA. We also intend to target other hydrocarbon remediation businesses that focus on, among other things, the cleaning of tank bottom sludge and the cleaning of the water used from drilling oil wells. Oil producers generally pay to dispose of sludge at the bottom of storage tanks and contaminated water produced from the drilling of oil wells. We believe that our technologies could be used to clean these contaminated products, while simultaneously recovering the heavy crude. We believe we will be able to offer these services at a cost that is very competitive with current methods and that our ability to recover the heavy crude for resale will give us a competitive advantage. The patent pending RPC technology, in conjunction with the enzymatic water remediation technology that we have licensed from solvAQUA, have the potential to eradicate all oil evaporation ponds and landfills in the United States presently utilized for disposal of tank bottom sludge and drill cutting waste. We are currently in early stage discussions relating to some of these remediation projects.

Strategic Acquisitions and Licenses Targeting Complementary Technologies

We intend to seek out opportunities to acquire or license only specific technologies that are either complementary to our existing product offerings or that will allow us to expand into the environmental infrastructure markets. We are currently negotiating a license for smart sensor technologies for autonomous vehicles that we believe could be embedded directly into the asphaltic cement we intend to produce from the hydrocarbons we extract, providing the basis for smart roads and infrastructure. We believe that these sensors, which are self-powered, could be used to provide information about traffic, road conditions and repair needs as well as allowing the roads to communicate directly with autonomous vehicles enabling these vehicles to sense the road in all weather conditions. By complementing the asphaltic cement we expect to produce with integrated sensors for automated vehicles, we believe that we will be able to offer a smart road technology – moving this company from one of “Waste to Road” to one of “Waste to Smart Road”.

Redeployment of our Metallic Separation Technology

Our licensed metallic separation technology has successfully recovered precious metals including, but not limited to, gold, palladium, platinum, rodium and silver. We intend to modify our existing metallic separation equipment to allow us to capture a greater amount of the precious metals, which are typically wasted. We intend to redeploy our metallic separation technology machines in conjunction with our RPC machines to locations where precious metals have been detected in the soil and to standalone locations to process mine tailings and other soils.

5

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common shares. The following, and other risks, are discussed more fully in the “Risk Factors” section of this prospectus:

•	We are an early stage operating company and we are subject to substantial risks inherent in the establishment of a new business venture;

•	We have historically suffered net losses and we may not be able to achieve or sustain future profitability;

•	We will require additional funding beyond this contemplated offering to fund our operations generally and such funding may not be available on acceptable terms or at all;

•	The COVID-19 pandemic has had and may continue to have a negative impact on our business and operations;

•	We rely on the experience and knowledge of our management team, Board of Directors and Advisory Board, and the loss of one or more members of our management team, Board of Directors and/or Advisory Board would adversely impact our business;

•	Our business is subject to extensive legal regulation and unexpected changes to law or increases to fees could have a significant adverse impact on our business;

•	Our primary business is impacted by the oil industry and manufacturing industry, which are subject to uncertain economic conditions;

•	We currently depend and are likely to continue to depend on a limited number of customers for a significant portion of our revenues; and

•	We may not be able to adequately protect our proprietary rights.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. See “Risk Factors — Risks Relating to Our Common Stock and the Offering — We are an ‘emerging growth company’ and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.” These provisions include:

•	being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure obligations regarding executive compensation arrangements;

•	not being required to hold a non-binding advisory vote on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

6

We have irrevocably elected to opt-out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Notwithstanding the above, we are also currently qualified as a “smaller reporting company” under SEC rules. In the event that we are still considered a smaller reporting company at such time as we cease to be an emerging growth company, the disclosure we will be required to provide in our filings with the SEC will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that independent registered public accounting firms provide an attestation report on the effectiveness of their internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in their annual reports.

Corporate History and Information

We were Company was originally organized on November 1, 2006 as a limited liability company in the State of Nevada as Genecular Holdings, LLC. Our name was changed to NGI Holdings, LLC on November 3, 2006. On April 30, 2008, we converted to a Nevada corporation and changed our name to Vivakor, Inc. pursuant to Articles of Conversion filed with the Nevada Secretary of State.

We have the following direct and indirect wholly-owned active subsidiaries:  VivaVentures Management Company, Inc., a Nevada corporation, VivaSphere, Inc., a Nevada corporation, VivaVentures Oil Sands, Inc., a Utah corporation, and RPC Design and Manufacturing LLC, a Utah limited liability company. We have a 99.95% ownership interest in VivaVentures Energy Group, Inc., a Nevada Corporation; the 0.05% minority interest in VivaVentures Energy Group, Inc. is held by a private investor unaffiliated with the Company. We also have an approximate 49% interest in Vivakor Middle East Limited Liability Company, a Qatar limited liability company.

Our address is 433 Lawndale Drive South Salt Lake City, UT 84115. Our phone number is (949) 281-2606. Our website is: www.vivakor.com. The information on, or that can be accessed through, this website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

7

THE OFFERING

Common stock offered by us	shares of common stock, par value $0.001

Estimated public offering price	From $ to $ and the maximum number of securities offered is

Common stock to be outstanding after the offering:	shares. If the underwriter’s over-allotment option is exercised in full, the total number of shares of our common stock outstanding immediately after this offering will be .

Overallotment option:	We have granted the underwriters a 45-day option to purchase up to an additional shares of common stock to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Use of proceeds:	We expect to use the net proceeds from this offering to purchase two RPC units, together with related equipment and enhancements, for the continued development of our hydrocarbon upgrading technologies and for working capital and other general corporate purposes including the potential repayment of outstanding bridge notes. See “Use of Proceeds.”

Risk factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 10 before deciding to invest in our securities.

OTCPink Trading symbol:	Our common stock is currently quoted on the OTCPink under the trading symbol “VIVK”.

Proposed Nasdaq trading symbol:	We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VIVK.” No assurance can be given that our application will be approved.

____________

The number of shares of common stock shown above to be outstanding after this offering is based on 338,708,562 shares outstanding as of January 26, 2021, and excludes the following:

•	436,800 shares of common stock issuable upon the conversion of $56,420 of various convertible notes payable that convert at a range between $0.10 and $0.125 per share;

•	1,325,637 shares of common stock issuable upon the conversion of $456,848 of certain convertible bridge notes that may be converted into common stock at the lesser of $0.40 or a discount of 20% to the offering price or repaid with the proceeds from this offering;

•	2,580,055 shares of common stock issuable upon the conversion of $813,233 of certain convertible bridge notes that may, at the option of the Company, be converted into common stock at a discount of 20% to the offering price or repaid with the proceeds from this offering;

•	60,000,000 shares of common stock reserved for future issuance under the new Vivakor Inc. 2020 Equity Incentive Plan (the “Vivakor 2020 Plan”) we intend to adopt immediately prior to this offering (including 500,000 shares to be issued to a former employee, options to purchase 10,000,000 shares to be issued to LBL Professional Consulting, Inc. for consulting services and options to purchase 5,000,000 shares to be issued to Matthew Nicosia, our Chief Executive Officer, pursuant to his employment agreement, all in the form of stock options that will be issued under the Vivakor 2020 Plan);

•	Any shares that may be issuable in exchange for convertible notes or LLC units of Viva Wealth Fund I, LLC, Vivaventures Royalty II LLC, and/or Vivaventures Opportunity Fund pursuant to the respective operating agreements of such entities, as described in this prospectus.

Prior to the consummation of this offering, we expect to effect a             -for-               reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). No fractional shares of the Company’s common stock will be issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Unless otherwise stated, all information in this prospectus assumes:

•	the automatic conversion of all outstanding shares of our Series A, Series B, Series B-1 and Series C-1 convertible preferred stock into an aggregate of 53,198,023 shares of common stock, the conversion of which will occur immediately prior to the consummation of this offering.

•	no exercise of the underwriters’ over-allotment option to purchase additional shares;

•	no exercise of the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting — Representative’s Warrants” section of this prospectus; and

•	the completion of the Reverse Stock Split.

8

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the periods ended September 30, 2020 (unaudited) and September 30, 2019 (unaudited) and the years ended December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our unaudited condensed interim consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

	Nine Months Ended September 30,		Year Ended December 31,

	2020	2019	2019	2018
	(unaudited)		(audited)
Consolidated Statements of Operations Data:
Revenues	$1,416,051	$–	$–	$10,179
Cost of revenues	1,323,378	–	–	3,550
Gross profit	92,673	–	–	6,629
Total operating expenses	2,668,044	1,958,135	2,303,181	1,880,347
Loss from operations	(2,575,371)	(1,958,135)	(2,303,181)	(1,873,718)
Total other income	210,630	673,295	618,177	(362,282)
Loss before provision for income taxes	(2,364,741)	(1,284,840)	(1,685,004)	(2,236,000)
Benefit (provision) for income taxes	102,492	(279,434)	(589,203)	36,645
Consolidated net loss	$(2,262,249)	$(1,564,274)	$(2,274,207)	$(2,199,355)
Net loss attributable to Vivakor, Inc.	$(1,643,091)	$(1,501,475)	$(2,159,242)	$(2,178,345)
Loss per common share- Basic	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Pro forma loss per common share- Basic(2)	(0.00)	(0.01)	(0.01)	(0.01)

	As of September 30, 2020
	Actual	Pro Forma(2)	Pro Forma As Adjusted(1)
Selected Balance Sheet Data (end of period):		(unaudited)
Cash and marketable securities	$1,290,085	$1,290,085	$
Total assets	40,335,597	40,335,597
Total debt	6,727,969	6,727,969
Total liabilities	14,761,206	14,761,206
Total temporary equity	13,189,585	–
Total stockholders’ equity	12,384,806	25,574,391

(1) Each $0.10 increase (decrease) in the public offering price per share would increase (decrease) each of cash and marketable securities, total assets and total shareholders’ equity by approximately $          , assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of cash and marketable securities, total assets and total shareholders’ equity by approximately $          , assuming the public offering price per share remains the same.

(2) Pro forma information has been prepared giving the effect of the conversion of preferred stock in conjunction with this Offering. Separate pro forma earnings per share information has been prepared in the statements of operations for the quarter ended September 30, 2020 and for the years ended December 31, 2019 and 2018, giving the effect of the conversion of certain preferred stock in conjunction with this Offering.

9

RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Relating to our Business

We are at an early operational stage, and our success is subject to the substantial risks inherent in the establishment of a new business venture.

Our business and operations are in an early stage and subject to all of the risks inherent with new business ventures. Our initial operations have been focused on the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by or laden with heavy crude oil and hydrocarbon-based substances. We intend to, but have not yet, completed the second stage of our operational strategy, selling the asphaltic cement and/or other petroleum-based products we are able to produce from the hydrocarbons we recover.

Our business and operations may not prove to be successful. We have deployed only two RPC units to date, including one unit to Kuwait (for which operations have been temporarily suspended due to COVID-19) and another to Vernal, Utah (which is presently operating). We will need to scale our business beyond these two RPCs and demonstrate that our scaled-up recovery and remediation business can be profitable Any future success that we may enjoy will depend on many factors, some of which may be beyond our control, and others which cannot be predicted at this time. Although we began operations in 2008 as a technology acquisition company primarily focused on medical technologies, we have only been operating under our current business plan focused on soil remediation since 2011, and we have not yet proven to be profitable. We have not yet sold any substantial amount of products or services commercially and have not proven that our business model will allow us to identify and develop commercially feasible products or technologies.

We have historically suffered net losses, and we may not be able to sustain profitability.

We had an accumulated deficit of $29,491,591 as of September 30, 2020, and we expect to continue to incur significant development expenses in the foreseeable future related to the completion of the development and commercialization of our products. As a result, we are incurring operating and net losses, and it is possible that we may never be able to sustain the revenue levels necessary to achieve and sustain profitability. If we fail to generate sufficient revenues to operate profitably on a consistent basis, or if we are unable to fund our continuing losses, you could lose all or part of your investment.

We have substantial doubt in our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has issued a report that includes an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available.

We believe that the successful completion of this offering will eliminate this doubt and enable us to continue as a going concern; however, if we are unable to raise sufficient capital in this offering, we may need to obtain alternative financing or significantly modify our operational plans in order to continue operations.

We will need additional financing to continue to fund our operations. We may raise capital through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties. There can be no assurance that additional capital will be available to us on acceptable terms, or at all.

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We rely upon a few, select key employees who are instrumental in our ability to conduct and grow our business. In the event any of those key employees would no longer be affiliated with the Company, it may have a material detrimental impact as to our ability to successfully operate our business.

Our future success will depend in large part on our ability to attract and retain high-quality management, operations, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. The loss of qualified executives and key employees, or our inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.

We depend on the continued services of our key personnel, including Matthew Nicosia, our Chief Executive Officer, Tyler Nelson, our Chief Financial Officer, and Daniel Hashim, our Chief Scientific Officer. Our work with each of these key personnel are subject to changes and/or termination, and our inability to effectively retain the services of our key management personnel, could materially and adversely affect our operating results and future prospects.

We may have difficulty raising additional capital, which could deprive us of necessary resources, and you may experience dilution or subordinate stockholder rights, preferences and privileges as a result of our financing efforts.

We expect to continue to devote significant capital resources to fund the continued development of our RPCs and related technologies. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of public or private debt or equity financing or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technologies by others. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to obtain additional capital during 2020 through financing lease structures for our RPCs or other financing structures related to our RPCs. We also expect that the net proceeds from this offering, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for the next twelve months. Thereafter, unless we can achieve and sustain profitability, we anticipate that we will need to raise additional capital to fund our operations while we implement and execute our business plan.

Any future equity financing may involve substantial dilution to our then existing shareholders. Any future debt financing could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. There can be no assurance that such additional capital will be available, on a timely basis, or on terms acceptable to us. If we are unsuccessful in raising additional capital or the terms of raising such capital are unacceptable, then we may have to modify our business plan and/or curtail our planned activities and other operations.

If we raise additional funds through government or other third-party funding, collaborations, strategic alliances, licensing arrangements or marketing and distribution arrangements, we may have to relinquish valuable rights to our technologies, future revenue stream or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

The COVID-19 pandemic has had and may continue to have a negative impact on our business and operations.

Our Kuwait operations have been suspended to comply with the social distancing measures implemented in Kuwait. Our Utah operations were temporarily suspended from March through May 2020, but have since resumed in full. These suspensions have had a negative impact on our business and there can be no guaranty that we will not need to suspend operations again in the future as a result of the pandemic. We are closely monitoring the COVID-19 pandemic and the directives from federal and local authorities in the United States and in Kuwait affecting not only our workforce, but those of companies with whom we work.

Economic conditions in the current period of disruption and instability could adversely affect our ability to access the capital markets, in both the near and long term, and thus adversely affect our business and liquidity.

The current economic conditions related to the COVID-19 pandemic have had, and likely will continue to have for the foreseeable future a negative impact on the capital markets. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future disruptions or how long the current conditions may continue.

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Failure to effectively manage our expected growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our expected growth could place a strain on our managerial, operational and financial resources. Further, if our subsidiaries’ businesses grow, then we will be required to manage multiple relationships. Any further growth by us or our subsidiaries, or any increase in the number of our strategic relationships, will increase the strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan and could have a material adverse effect on our financial condition, business prospects and operations and the value of an investment in our company.

We will need to achieve commercial acceptance of our products to continue to generate revenues and sustain profitability.

Our goal is to ultimately produce asphaltic cement and/or other petroleum-based products from the hydrocarbons we recover and sell these products to customers; however, we may not be able to successfully commercialize our products, and even if we do, we may not be able to do so on a timely basis. Superior competitive technologies may be introduced, or customer needs may change, which will diminish or extinguish the commercial uses for our applications. We cannot predict when significant commercial market acceptance for our products will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If the markets fail to accept our products, then we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and profitability will depend substantially on our ability to manufacture and deploy additional RPCs and produce asphaltic cement to the specifications required by each of our potential customers.

We have identified certain material weakness in our internal control over financial reporting. Failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock. If our internal controls are not effective, we may not be able to accurately report our financial results or prevent fraud.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), requires that we maintain internal control over financial reporting that meets applicable standards. We may err in the design or operation of our controls, and all internal control systems, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met. Because there are inherent limitations in all control systems, there can be no assurance that all control issues have been or will be detected. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and a decrease in our stock price.

We have identified certain material weaknesses in our internal controls related to revenue recognition and lack of staffing in the accounting and finance organization. In connection with these material weaknesses, in 2020, we implemented remediation measures including training of accounting personnel as well as hiring additional personnel with experience in the ongoing identification, including the implementation of an audit committee, design and implementation of internal control over financial reporting. We believe that we have substantially resolved our previously identified material weaknesses in our internal controls as a result of implementation of new policies and procedures, the completion of an audit of our financial statements and the addition of experienced, independent directors and committees. There can be no assurances that weakness in our internal controls will not occur in the future.

If we identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting (if and when required), we may be late with the filing of our periodic reports, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation, financial condition or divert financial and management resources from our core business, and would have a material adverse effect on our business, financial condition and results of operations.

12

A major portion of our business is dependent on the oil industry, which is subject to numerous worldwide variables.

Our prospective customers are concentrated in the oil industry. As a result, we will be subject to the success of the oil industry, which is subject to substantial volatility based on numerous worldwide factors. A decline in the oil industry may have a material adverse effect on our business, financial condition, results of operations and cash flows. The oil and gas industry is competitive in all its phases. Competition in the oil and gas industry is intense. We will compete with other participants in the search for oil sand properties and in the marketing of oil and other hydrocarbon products. Our customers could include competitors such as oil and gas companies that have substantially greater financial resources, staff and facilities than those of our customers and lessees. Competitive factors in the distribution and marketing of oil and other hydrocarbon products include price and methods and reliability of delivery.

Within the oil remediation market, demand for our services will be limited to a specific customer base and highly correlated to the oil industry. The oil industry’s demand for equipment is affected by a number of factors including the volatile nature of the oil industry’s business, increased use of alternative types of energy and technological developments in the oil extraction process. A significant reduction in the target market’s demand for oil would reduce the demand for the equipment, which would have a material adverse effect upon our business, financial condition, results of operations and cash flows.

Low oil prices may substantially impact our ability to generate revenues.

Low oil prices may negatively impact our ability to operate. The demand for our products and services depend, in part, on the price of oil and the margins oil producers receive on the sale of oil. Oil prices are volatile and can fluctuate widely based upon a number of factors beyond our control. Any decline in the prices of and demand for oil could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We require a variety of permits to operate our business. If we are not successful in obtaining and/or maintaining those permits it will adversely impact our operations.

Our business requires permits to operate. Our inability to obtain permits in a timely manner could result in substantial delays to our business. In addition, our customers may not receive permitting for our equipment’s specific use and we may be unable to adjust our equipment to meet our customer’s permitting needs. The issuance of permits is dependent on the applicable government agencies and is beyond our control and that of our customers. There can be no assurance that we and/or our customers will receive the permits necessary to operate, which could substantially and adversely affect our operations and financial condition.

We are required to pay permit and approval fees to operate in certain business segments and locations. If we are not able to pay those fees it would adversely impact our business.

We are required to pay various types of permit and approval fees to the applicable governmental and quasi-governmental agencies to operate our business. These fees are subject to change at the discretion of the various agencies. Our inability to pay these permit and approval fees could substantially and adversely affect our operations and financial condition.

We, and our customers and prospective customers, are subject to numerous governmental regulations, both domestically and internationally. In order to operate successfully we must be able comply with these regulations.

Current and future government laws, regulations and other legal requirements may increase the costs of doing business or restrict business operations. Laws, regulations and other legal requirements, such as those relating to the protection of the environment and natural resources, health, business and tax have an effect on our cost of operation or those of our customers. Such governmental regulation may result in delays, cause us to incur substantial compliance and other costs and prohibit or severely restrict our business or that of our customers, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

13

Based on the nature of our business we currently depend and are likely to continue to depend on a limited number of customers for a significant portion of our revenues.

We currently have two customers in Utah and a single customer in Kuwait. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any current or future customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our customers do not enter into, extend or honor their contracts with us, our profitability could be adversely affected. Our ability to receive payment for production depends on the continued solvency and creditworthiness of our customers and prospective customers. If any of our customers’ creditworthiness suffers, we may bear an increased risk with respect to payment defaults. If customers refuse to accept our equipment or make payments for which they have a contractual obligation, our revenues could be adversely affected. In addition, if a substantial portion of our contracts are modified or terminated and we are unable to replace the contracts (or if new contracts are priced at lower levels), our results of operations will be adversely affected.

Our primary business is impacted by the oil industry and the manufacturing industry, which are subject to uncertain economic conditions.

The global economy is subject to fluctuation and it is unclear how stable the oil industry and the manufacturing industry will be in the future. As a result, there can be no assurance that the business will achieve anticipated cash flow levels. Further, recent world events evolving out of trade disputes, increased terrorist activities and political and military action, and the COVID-19 pandemic, among other events, have created an air of uncertainty concerning the stability of the global economy. Historically, such events have resulted in disturbances in financial markets, and it is impossible to determine the likelihood of future events. Any negative change in the general economic conditions in the United States and globally could adversely affect the financial condition and operating results of the business. We plan to expand our level of operations. Slower economic activity, concerns about inflation or deflation, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns in the general economy and recent international conflicts and terrorist and military activity have resulted in a downturn in worldwide economic conditions, especially in the United States. Political and social turmoil related to international conflicts and terrorist acts may place further pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it extremely difficult for us to accurately forecast and plan future business activities. If such conditions continue or worsen, then our business, financial condition and results of operations could be materially and adversely affected.

We will continue to be subject to competition in our business.

Our oil remediation equipment utilizes specific technology to extract oil from sand. Oil producers are continually investigating alternative oil production technologies with a view to reduce production costs. In addition, industries that compete with the oil industry, such as the electric power industry, also continue to innovate and create products that compete with the oil industry. There can be no assurance that superior alternative technologies will emerge, which could reduce the demand for and price of our product and services.

The market for our products and services is highly competitive and is becoming more so, which could hinder our ability to successfully market our products and services. We may not have the resources, expertise or other competitive factors to compete successfully in the future. We expect to face additional competition from existing competitors and new market entrants in the future. Many of our competitors have greater name recognition and more established relationships in the industry than we do. As a result, these competitors may be able to:

•	develop and expand their product offerings more rapidly;

•	adapt to new or emerging changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily; and

•	devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than we can.

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We carry insurance coverage against liabilities for personal injury, death and property damage, but there is no guarantee this coverage will be sufficient to cover us against all claims.

Although, we maintain insurance coverage against liability for personal injury, death and property damage. There can be no assurance that this insurance will be sufficient to cover any such liabilities. We may not be insured or fully insured against the losses or liabilities that could arise from a casualty in the business operations. In addition, there can be no assurance that particular risks that are currently insurable will continue to be insurable on an economical basis or that the current levels of coverage will continue to be available. If a loss occurs that is partially or completely uninsured, we may incur a significant liability.

We may be unable to adequately protect our proprietary rights.

Our ability to compete partly depends on the superiority, uniqueness and value of our intellectual property. To protect our proprietary rights, we will rely on a combination of patents, copyrights and trade secrets, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	Our applications for patents relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	Issued patents may not provide us with any competitive advantages;

•	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

•	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

•	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our patent rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority and patentability of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our pending patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this type of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on our business and our financial results.

Our primary business operations rely on our ability to transport our equipment to different locations. Any impact on the cost, availability and reliability of transportation could adversely affect our business.

The availability and reliability of transportation and fluctuation in transportation costs could negatively impact the business. Transportation logistics play an important role in the sale of our products and services and in the oil industry generally. Delays and interruptions of transportation services because of accidents, failure to complete construction of infrastructure, infrastructure damage, lack of capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair the operations of our customers and may also directly impair our ability to commence or complete production or services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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The lands on which we conduct our business operations must be properly zoned for our services. If they aren’t then it could impact our business.

The lands on which we conduct our business operates must comply with applicable zoning regulations. Any unknown or future violations could limit or require us to cease operations.

Data security breaches are increasing worldwide. If we are the victim of such a breach it will materially impact our business.

We will collect and retain certain personal information provided by our employees and investors. We intend to implement certain protocols designed to protect the confidentiality of this information and periodically review and improve our security measures; however, these protocols may not prevent unauthorized access to this information. Technology and safeguards in this area are consistently changing and there is no assurance that we will be able to maintain sufficient protocols to protect confidential information. Any breach of our data security measures and disbursement of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

We may indemnify our directors and officers against liability to us and holders of our securities, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable. If our officers and directors file a claim against us for indemnification, the associated expenses could also increase our operating costs.

We may be subject to liability if our equipment does not perform as expected.

We may be exposed to liability in the event our equipment does not perform as expected. We intend to enter into contracts with customers, which will grant certain rights with respect to the condition and use of our products. Certain contractual and legal claims could arise in the event the equipment does not perform as expected and in the event of personal injury, death or property damage as a result of the use of our equipment. There can be no assurance that particular risks are insured or, if insured, will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. We may be liable for any defects in the equipment or its products and services and uninsured or underinsured personal injury, death or property damage claims.

Our business depends on our ability to manufacture various pieces of equipment, many of which are quite large. Any disruption in our manufacturing ability will adversely affect our business and operations.

Our business involves manufacturing and plant operation risks of delay that may be outside of our control. Production or services may be delayed or prevented by factors such as adverse weather, strikes, energy shortages, shortages or increased costs of materials, inflation, environmental conditions, legal matters and other unknown contingencies. Our business also requires certain manufacturing apparatus to manufacture the equipment. If the manufacturing apparatus were to suffer major damage or are destroyed by fire, abnormal wear, flooding, incorrect operation or otherwise, we may be unable to replace or repair such apparatus in a timely manner or at a reasonable cost, which would impact the our ability to stay in production or service. Any significant downtime of the equipment manufacturing could impair our ability to produce for or serve customers and materially and adversely affect our results of operations. In addition, changes in the equipment plans and specifications, delays due to compliance with governmental requirements or impositions of fees or other delays could increase production costs beyond those budgeted for the business. If any cost overruns exceed the funds budgeted for operations, the business would be negatively impacted.

Any accident at our manufacturing facilities could subject us to substantial liability.

The manufacturing and operation of the equipment involves hazards and risks which could disrupt operations, decrease production and increase costs. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, financial condition, results of operations and cash flows.

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If critical components become unavailable or our suppliers delay their production of our key components, our business will be negatively impacted.

Our ability to get key components to build our equipment is crucial to our ability to manufacture our products. These components are supplied by certain third-party manufacturers, and we may be unable to acquire necessary amounts of key components at competitive prices.

If we are successful in our growth, outsourcing the production of certain parts and components would be one way to reduce manufacturing costs. We plan to select these particular manufacturers based on their ability to consistently produce these products according to our requirements in an effort to obtain the best quality product at the most cost-effective price. However, the loss of all or any one of these suppliers or delays in obtaining shipments would have an adverse effect on our operations until an alternative supplier could be found, if one may be located at all. If we get to that stage of growth, such loss of manufacturers could cause us to breach any contracts we have in place at that time and would likely cause us to lose sales.

Any shortage of skilled labor would have a detrimental impact on our ability to provide our products and services.

The manufacturing and operating of the equipment requires skilled laborers. In the event there is a shortage of labor, including skilled labor, it could have an adverse impact on our productivity and costs and our ability to expand production in the event there is an increase in demand for our product or services.

We rely on third party contractors for some of our operations. If we are unable to find quality contractors, it would severely impact our business.

We outsource certain aspects of our business to third party contractors. We are subject to the risks associated with such contractors’ ability to successfully provide the necessary services to meet the needs of our business. If the contractors are unable to adequately provide the contracted services, and we are unable to find alternative service providers in a timely manner, our ability to operate the business may be disrupted, which may adversely affect our business, financial condition, results of operations and cash flows.

Union activities could adversely impact our business.

While none of our employees are currently members of unions, we may become adversely effected by union activities. We are not subject to any collective bargaining or union agreement; however, it is possible that future employees may join or seek recognition to form a labor union or may be required to become a labor agreement signatory. If some or all of our employees become unionized, it could adversely affect productivity, increase labor costs and increase the risk of work stoppages. If a work stoppage were to occur, it could interfere with the business operations and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Although we do not believe that we are, or will be, an investment company covered by the Investment Company Act of 1940, if we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to engage in strategic transactions.

A company that, among other things, is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, owning, trading or holding certain types of securities would be deemed an investment company under the Investment Company Act of 1940, as amended, (the “Investment Company Act”). We are not in the business of buying and selling securities of other companies. As our strategy had involved the Company investing in other companies, including Scepter Holdings and Odyssey Group International, it is possible that we could be deemed an investment company, although, given the nature and extent of our business operations, we do not believe that we are or will be subject us to the Investment Company Act. . Our investments in Scepter Holdings and Odyssey Group International   arise from loan agreements that were settled in the form of equity because cash was not available for the borrowers. The Company has not traded or sold any securities of other companies that it has acquired. For those LLCs for which the Company serves as manager, it has been disclosed in the business plan of these LLCs that their primary business is manufacturing heavy machinery or to provide the Company with cash to specifically manufacture or purchase heavy machinery in exchange for a royalty from the production of the heavy machinery. These entities do not engage in activities such as investing, reinvesting, owning, holding or trading “investment securities,” and neither the units of ownership for these entities, nor rights to royalties, have any market and are not traded, and such interests are accounted for at cost.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

If we are nevertheless deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it more difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

•	registration as an investment company;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

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Compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

Risks Relating to our Common Stock and the Offering

Future sales or potential sales of our common stock in the public market could cause our share price to decline.

If the existing holders of our common stock, particularly our directors and officers, sell a large number of shares, they could adversely affect the market price for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline.

Because we will not pay dividends on our common stock in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid cash dividends on our common stock, and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

Our share price has been, and will likely continue to be, volatile, and you may be unable to resell your shares at or above the price at which you acquired them.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•	variations in our revenue and operating expenses;

•	market conditions in our industry and the economy as a whole;

•	actual or expected changes in our growth rates or our competitors’ growth rates;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	developments in the financial markets and worldwide or regional economies;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	announcements by the government relating to regulations that govern our industry;

•	sales of our common stock or other securities by us or in the open market;

•	changes in the market valuations of other comparable companies;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

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Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $                per share, based on the estimated public offering price of $             per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our common stock.

If our common stock is approved for listing on the Nasdaq Capital Market and we subsequently fail to meet any of Nasdaq’s continued listing requirements, our common stock may be delisted. In addition, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from  the Nasdaq Capital Market may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. The delisting of our common stock could significantly impair our ability to raise capital and the value of your investment.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Although the shares being offered will not initially be subject to the penny stock rules, if we do not retain a listing on the Nasdaq Capital Market or another national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

The proposed Reverse Stock Split may decrease the liquidity of our common stock.

The liquidity of our common stock may be affected adversely by the proposed Reverse Stock Split given the reduced number of common stock that will be outstanding following the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their common stock and greater difficulty effecting such sales.

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Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a common stock price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an estimated offering price of $              per share, which is the midpoint of our bona fide estimated price range of $              to $             , our existing stockholders will own approximately     % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering at an estimated offering price of $              per share, which is the midpoint of our bona fide estimated price range of $              to $              , there will be              shares of our common stock outstanding. In addition, our articles of incorporation, as amended, will permit the issuance of up to approximately               additional shares of common stock after the completion of this offering. Thus, we will have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and certain stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of                                 , the representative of the underwriters, during the period ending 180 days from the date of this offering in the case of us and our directors and officers, and 90 days from the date of this offering in the case of our stockholders who beneficially own more than 5% of our common stock directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

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Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our articles of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our articles of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•	provide that vacancies on our Board of Directors, including newly created directorships, may be filled by a majority vote of directors then in office;

•	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•	do not provide stockholders with the ability to cumulate their votes; and

•	provide that our Board of Directors or a majority of our stockholders may amend our bylaws.

We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of  (i) the last day of the fiscal year in which we have total annual gross revenues of  $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that present our current expectations or forecasts of future events. These statements do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products and services;

•	increased levels of competition;

•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

•	our relationships with our key customers;

•	adverse conditions in the industries in which our customers operate;

•	our ability to retain and attract senior management and other key employees;

•	our ability to quickly and effectively respond to new technological developments;

•	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares that we are offering will be approximately $             (or approximately $             if the underwriter exercises its option to purchase additional shares of common stock from us in full), based on an estimated offering price of $               per share, which is the midpoint of our bona fide estimated price range of $             to $             , and after deducting the underwriting discounts and commissions and estimated offering expenses.

We currently expect to use the net proceeds of this offering primarily for the following purposes:

•	approximately $ for the purchase of two RPC units, together with related equipment and enhancements;

•	approximately $ towards the continued development of our hydrocarbon upgrading technologies; and

•	the remaining $ for working capital and other general corporate purposes, including potential repayment of outstanding bridge notes.

Each $0.10 increase or decrease in the estimated public offering price of $              per share would increase or decrease our net proceeds from this offering by approximately $                 million , assuming that the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 in the number of shares offered by us would increase or decrease our net proceeds from this offering by approximately $              million, assuming no change in the estimated public offering price per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the offering price or the number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

We believe that the net proceeds from this offering together, along with our current cash position, will be sufficient to fund our operations for at least the next 12 months, although we cannot assure you that this will occur.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. The amount and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion and flexibility in the application of the net proceeds. Pending these uses, the proceeds will be invested in short-term bank deposits.

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MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

Our common stock is quoted on the OTCPink Marketplace operated by OTC Markets Group Inc. (the “OTCPink”) under the trading symbol “VIVK”. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VIVK”.

Immediately following the offering, we expect to have one class of common stock outstanding. As of January 26, 2021, there were approximately 476 registered holders of record of our common stock, and the last reported sale price of our common stock on the OTCPink was $0.40 per share on February 11, 2021. OTCPink does not constitute an established public trading market. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Dividend Policy

To date, we have not paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the common stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our common stock in the foreseeable future.

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CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2020. Such information is set forth on the following basis:

•	actual basis; and

•	on a pro forma basis after giving effect to the conversion of all of our preferred stock outstanding immediately prior to this offering into 66,097,636 shares of common stock; and

•	on a pro forma as adjusted basis, giving further effect to the sale by us of shares of common stock in this offering at an estimated offering price of $ per share, which is the midpoint of our bona fide estimated price range of $ to $ , after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual (unaudited)	Pro Forma As Adjusted (unaudited)	As Adjusted (unaudited)
Cash and marketable securities	$3,096,732	3,096,732	$
Total liabilities	14,761,206	14,761,206
Temporary equity:
Redeemable, convertible preferred stock, $0.01 par value; 348,000,000 shares authorized;
Series B – 12.5% cumulative, 9,594,496 shares issued and outstanding as of September 30, 2020;	1,918,900	0
Series B-1, 18,787,319 shares issued and outstanding as of September 30, 2020;	4,696,852	0
Series C-1 – 12,715,821 shares issued and outstanding as of September 30, 2020	6,573,833	0
Total temporary equity	13,189,585	0
Stockholders’ Equity
Preferred stock, $0.001 par value; 2,000,000 shares authorized:
Series A, 2,000,000 shares issued and outstanding as of September 30, 2020;	2,000	0
Common stock, $0.001 par value; 1,250,000,000 shares authorized; 323,857,164 shares and 389,954,800 shares outstanding as of September 30, 2020 on an actual and pro-forma adjusted basis, respectively	323,857	389,955
Additional paid in capital	40,395,732	53,521,219
Treasury Stock, at cost	(20,000)	(20,000)
Accumulated deficit	(29,491,591)	(29,491,591)
Total Vivakor, Inc. stockholders’ equity	11,209,998	24,399,583
Equity attributed to noncontrolling interests	$1,174,808	1,174,808
Total Stockholders’ equity (deficit)
Total Capitalization	$12,384,806	$25,574,391

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Each $0.10 increase or decrease in the estimated public offering price of $           per share would increase or decrease, as applicable, our cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $          million, assuming that the number of shares offered by us remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase or decrease of 1,000,000 shares to the shares offered by us in the offering would increase or decrease the amount of our cash and total stockholders’ equity by approximately $              million, assuming a public offering price of $           per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The above discussion and table is based on 389,884,887 outstanding shares of common stock as of September 30, 2020 after taking into account the conversion of all of our preferred stock outstanding immediately prior to this offering into 66,097,636 shares of common stock, and excludes:

•	1,060,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.40 per share;

•	166,263 shares of common stock issuable upon the conversion of $81,696 of various convertible notes payable that convert at a range between $0.10 and $0.25;

•	906,691 shares of common stock issuable upon the conversion of $400,779 of certain convertible bridge notes that may, at the option of the Company, be converted into common stock at a discount of 20% to the offering price or repaid with the proceeds from this offering;

•	60,000,000 shares of common stock reserved for future issuance under the new Vivakor Inc. 2020 Equity Incentive Plan (the “Vivakor 2020 Plan”) we intend to adopt immediately prior to this offering (including 500,000 shares to be issued to a former employee, options to purchase 10,000,000 shares to be issued to LBL Professional Consulting, Inc. for consulting services and options to purchase 5,000,000 shares to be issued to Matthew Nicosia, our Chief Executive Officer, pursuant to his employment agreement, all in the form of stock options that will be issued under the Vivakor 2020 Plan);

•	Any shares that may be issuable in exchange for LLC units of Vivaventures Royalty II LLC and/or Vivaventures Opportunity Fund pursuant to the respective operating agreements of such entities, as described in this prospectus.

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DILUTION

If you invest in our securities, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share you pay in this offering and the as adjusted net tangible book value per share of common stock immediately following this offering.

Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value as of September 30, 2020 was approximately $8,237,794 or $0.025 per share of common stock, based upon 323,857,164 shares of common stock outstanding.

Our pro forma net tangible book value as of September 30, 2020 was approximately $8,237,794, or $0.021 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of September 30, 2020, after giving effect to the conversion of all of our preferred stock outstanding immediately prior to this offering into 66,097,636 shares of common stock.

After giving effect to the sale of shares of common stock in this offering, at the estimated offering price of $              per share, which is the midpoint of our bona fide estimated price range of $                to $                , and after deducting the underwriting discount and commission and our estimated offering expenses, our as adjusted net tangible book value as of September 30, 2020 would have been $                or $                per share. This represents an immediate increase in net tangible book value (deficit) of $           per share to existing stockholders and an immediate dilution of $           per share to new investors purchasing shares in the offering. If the public offering price is higher or lower than the estimated public offering price, the dilution to new investors will be greater or lower, respectively.

The following table illustrates this per share dilution:

Estimated public offering price per share		$
Net tangible book value per share	$0.025
Decrease per share due to the conversion of all shares of preferred stock	0.004
Pro forma net tangible book value per share as of September 30, 2020	0.021
Increase in net tangible book value per share attributable to new investors
Pro forma as adjusted net tangible book value per share after this offering
Dilution in net tangible book value per share to new investors		$

If the underwriter’s overallotment option is exercised in full, the pro forma as adjusted net tangible book value following the offering will be $              per share, and the dilution to new investors in the offering will be $              per share.

A $0.10 increase (decrease) in the estimated public offering price of $              per share would result in an incremental increase (decrease) in our pro forma as adjusted net tangible book value of approximately $           million or approximately $             per share, and would result in an incremental increase (decrease) in the dilution to new investors of approximately $           per share, assuming that the number of shares of our common stock sold by us in this offering remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of common stock we are offering in this offering. An increase (decrease) of 1,000,000 shares in the estimated number of shares of common stock sold by us in this offering would result in an incremental increase (decrease) in our as adjusted net tangible book value of approximately $           million, or approximately $              per share, and would result in an incremental increase (decrease) in the dilution to new investors of $           per share, assuming that the estimated public offering price of the common stock remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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The information above is based on 323,857,164 outstanding shares of common stock as of September 30, 2020 after taking into account the conversion of all of our preferred stock outstanding immediately prior to this offering into 66,097,636 shares of common stock, and excludes:

•	1,060,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.40 per share;

•	166,263 shares of common stock issuable upon the conversion of $81,696 of various convertible notes payable that convert at a range between $0.10 and $0.25;

•	906,691 shares of common stock issuable upon the conversion of $400,779 of certain convertible bridge notes that may, at the option of the Company, be converted into common stock at a discount of 20% to the offering price or repaid with the proceeds from this offering;

•	60,000,000 shares of common stock reserved for future issuance under the new Vivakor Inc. 2020 Equity Incentive Plan (the “Vivakor 2020 Plan”) we intend to adopt immediately prior to this offering (including 500,000 shares to be issued to a former employee, options to purchase 10,000,000 shares to be issued to LBL Professional Consulting, Inc. for consulting services, and options to purchase 5,000,000 shares to be issued to Matthew Nicosia, our Chief Executive Officer, pursuant to his employment agreement, all in the form of stock options that will be issued under the Vivakor 2020 Plan);

•	Any shares that may be issuable in exchange for LLC units of Vivaventures Royalty II LLC and/or Vivaventures Opportunity Fund pursuant to the respective operating agreements of such entities, as described in this prospectus.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus particularly on page 10 entitled “Risk Factors”.

Overview

Vivakor, Inc. is a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, primarily focused on soil remediation. We specialize in the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by or laden with heavy crude oil and other hydrocarbon-based substances.

Plan of Operation

We are focused on the remediation of contaminated soil and water resulting from either man-made spills or naturally occurring deposits of oil. Our primary focus has been the remediation of oil spills resulting from the Iraqi invasion of Kuwait and naturally occurring oil sands deposits in the Uinta basin located in Eastern Utah. We plan to expand into other markets, both in Utah and globally, where we believe our technology and services will provide a distinct competitive advantage over our competition.

We have historically suffered net losses, including net losses of approximately $2,159,242 million and $2,178,345 million for the years ended December 31, 2019 and 2018, respectively. We had an accumulated deficit of $29,491,591 as of September 30, 2020. We expect to experience continuing operating losses and negative cash flows from operations for the foreseeable future as our management executes our current business plan.

We will need to raise additional capital in order to scale up production and deployment of our RPCs. We may continue to sell our equity investments that are traded in an active market to raise capital, as well as our precious metal concentrate, assuming there is demand and we are able to negotiate acceptable contract terms. We may need to raise additional capital through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties. There can be no assurance that additional capital will be available to us on acceptable terms, or at all. If we are not able to obtain additional financing on a timely basis, we may be required to scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we are unable to raise additional capital, we will need to adjust our current business plan.

We have no material commitments or contractual purchase obligations for the next twelve months.

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Working Interest Agreements

To assist in the funding for the manufacture of our first two RPCs, between 2015 and 2017, we entered into working interest agreements with Vivaventures UTSI LLC (“VV UTSI”) and Vivaventures Royalty II LLC (“VV RII”), respectively, pursuant to which VV UTSI and VV RII purchased revenue participation rights and working interest payables in exchange for payments to us of $5 million and $8 million, respectively. VV UTSI and VV RII are investment limited liability companies that are pass through entities to individual investors that have purchased Class B Units in these entities. The working interest agreements require us to make quarterly payments to VV UTSI and VV RII equal to 25% of the gross revenues that we generate from our RPCs for such quarter for 20 years after operations commence. The investors in these entities are entitled to receive their pro rata portion of these payments. These agreements also require us to make working interest budget payments to VV UTSI and VV RII, which are accounted for as a working interest payable. The working interest payable is paid down through pass-through expenses or cash according to the contract. The agreements give each of VV UTSI and VV RII a security interest in all of our collateral, including a security interest in 20 million shares of our common stock; the security interest in VV UTS1 has been released. Holders of VV RII Class B Units have the right to exchange their Class B Units for our common stock any time after the one year anniversary of their date of purchase and before the date that is 10 years and six months after the date they purchased their Class B Units. The number of shares of our common stock to be issued upon exchange will be determined by the fair market value of the LLC units and the discount to market ranging from between 5% and 20% depending on the year of exchange. The working interest agreements with VV UTSI and VV RII are accounted for as debt. For further information on these working interest agreements, see Note 16 in the Notes to the Audited Consolidated Financial Statements. In 2016 and 2017, the VV UTSI investors were issued an aggregate of 3,390,000 shares of our Series B-1 Preferred Stock, with a relative fair value of $0.25 per share at the time of issuance as additional consideration for their original investment. The Company also issued 3,185,000 common stock purchase warrants to these investors. The relative fair value of the warrants and the Series B-1 preferred stock in aggregate was $1,488,550, and was recorded as a debt discount, which is amortized to interest expense over the term of the working interest agreements using the effective interest method. The Company issued an additional 768,160 shares of Series C-1 Preferred Stock to these investors in order to compensate them for our first RPC unit having been taken offline in May 2018 to be shipped to Kuwait for remediation services. We anticipate making estimated annual payments of $1,960,000 during 2021 under the terms of these agreements based on revenue projections for the RPCs.

VV UTSI is a Nevada limited liability company, managed by Vivaventures Management Company, Inc., a Nevada corporation, a wholly owned subsidiary of Vivakor, Inc. (“VVMCI”). VV UTSI is authorized to issue 1,001,000 units, of which 1,000 Units are designated Class A Units, and 1,000,000 Units are designated Class B Units, subject to increase and/or designation of new classes pursuant to the authority of the Manager, as approved by a majority in interest of the holders of Class A Units. VVMCI is the holder of all 1,000 Class A Units. Class B Units have the same economic rights as the Class A Units, but Class B Units do not have voting rights, except as is required pursuant to the Nevada Revised Statutes. Capital accounts are maintained for the members and, subject to certain adjustment provisions VV UTSI’s LLC Agreement, net income, net loss and nonrecourse deductions attributable to operations of VV UTSI will be allocated among members in accordance with their percentage interests. VV UTSI cannot require members to make additional capital contributions. Except as may be provided in VV UTSI’s LLC agreement, no member may withdraw any portion of the capital of the VV UTSI, and no member will be entitled to the return of its contribution to the capital of the VV UTSI except upon dissolution of the VV UTSI in accordance with the dissolution provisions of VV UTSI’s LLC agreement. Subject to certain special allocation provisions of VV UTSI’s LLC agreement, all income, gains, losses, deductions and credits of VV UTSI will be allocated for federal, state and local income tax purposes in accordance with the allocations of net income and net loss, and cash will be distributed by the VV UTSI Manager in accordance with VV UTSI’s LLC agreement to the Members, including for payment of accrued taxes. Assignment or transfer of VV UTSI membership interests is prohibited, except as expressly permitted in VV UTSI’s LLC agreement, including in connection with estate planning. Rights of first refusal are available, first to VV UTSI, and then to VV UTSI’s other membership interests, in the event a VV UTSI member desires to sell VV UTSI Units.

VV RII is a Nevada limited liability company, managed by VVMCI. VV RII is authorized to issue 1,001,000 units, of which 1,000 Units are designated Class A Units, and 1,000,000 Units are designated Class B Units, subject to increase and/or designation of new classes pursuant to the authority of the Manager, as approved by a majority in interest of the holders of Class A Units. VVMCI is the holder of all 1,000 Class A Units. Class B Units have the same economic rights as the Class A Units, but Class B Units do not have voting rights, except as is required pursuant to the Nevada Revised Statutes.

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Upon purchasing Class B Units, such VV RII member was issued a warrant to purchase shares of Vivakor common stock (the “VV RII Warrant”). The VV RII Warrant is exercisable at any time during the period beginning on the first anniversary of the date of purchase of the VV RII Class B Units until the date that is five years and six months from the date of purchase of the VV RII Class B Units. Upon exercise of the VV RII Warrant, such member will convert all of his remaining value of the revenue participation rights into Vivakor Common Stock, and such member would cancel all of his remaining VV RIII Class B Units. The purchase price of the VV RII Warrant shall be the original purchase price of the Class B Units adjusted for the number of years it was held by such member. The twenty-year term of the revenue participation right begins on the date an extraction machine funded by VV RII is placed into production. The amortization of member participation rights will be on a straight-line basis. Pursuant to the VV RII Warrant, the exercise price will be based on a discount to market for Vivakor Common Stock based on the following schedule: (i) less than two years after purchasing Class B Units, five (5%) percent discount to market; (ii) more than two years, but less than three years after purchasing Class B Units, ten (10%) percent discount to market; (iii) more than three years, but less than four years after purchasing Class B Units, fifteen (15%) percent discount to market; (iv) more than four years, but less than five years after purchasing Class B Units, twenty (20%) discount to market; and (v) more than five years after purchasing Class B Units, twenty-five (25%) percent discount to market.

Capital accounts are maintained for the members and, subject to certain adjustment provisions VV RII’s LLC Agreement, net income, net loss and nonrecourse deductions attributable to operations of VV RII will be allocated among members in accordance with their percentage interests. VV RII cannot require members to make additional capital contributions. Except as may be provided in VV RII’s LLC agreement, no member may withdraw any portion of the capital of the VV RII, and no member will be entitled to the return of its contribution to the capital of the VV RII except upon dissolution of the VV RII in accordance with the dissolution provisions of VV RII’s LLC agreement. Subject to certain special allocation provisions of VV RII’s LLC agreement, all income, gains, losses, deductions and credits of VV RII will be allocated for federal, state and local income tax purposes in accordance with the allocations of net income and net loss, and cash will be distributed by the VV RII Manager in accordance with VV RII’s LLC agreement to the Members, including for payment of accrued taxes. Assignment or transfer of VV RII membership interests is prohibited, except as expressly permitted in VV RII’s LLC agreement, including in connection with estate planning. Rights of first refusal are available, first to VV RII, and then to VV RII’s other membership interests, in the event a VV RII member desires to sell VV RII Units.

In 2018 we formed RPC Design and Manufacturing LLC (“RDM”) which assisted in the manufacture of our second RPC and will continue to assist in the manufacture of our RPCs going forward. A majority of the LLC units of RDM are owned by Vivaopportunity Fund LLC (“VOF”). VOF is an investment limited liability company that is a pass through entity to individual investors that have purchased Class B Units in this entity. VOF is allocated its portion of cash distributions, net income, and net loss based on its ownership percentage in RDM, which it then passes on to its investors. Holders of Class B Units of VOF have the right to exchange their Class B Units for our common stock following the 10 year anniversary of the date they purchased their Class B Units. The number of shares of our common stock to be issued upon exchange will be determined by the fair market value of the LLC units, and a 20% discount to market. RDM is considered a variable interest entity and is consolidated in our Consolidated Financial Statements.

VOF is a Utah limited liability company, managed by VVMCI. Members have the right to vote on the removal of the VOF Manager as provided in the operating agreement and admission of the Manager or election to continue the business of the Company after the Manager ceases to be the Manager when there is no remaining Manager. Capital accounts are maintained for the members and, subject to certain adjustment provisions VOF’s operating agreement, net income, net loss and nonrecourse deductions attributable to operations of VOF will be allocated among members in accordance with their percentage interests. VOF cannot require members to make additional capital contributions. Except as may be provided in VOF’s LLC agreement, no member may withdraw any portion of the capital of the VOF, and no member will be entitled to the return of its contribution to the capital of the VOF except upon dissolution of the VOF in accordance with the dissolution provisions of VOF’s LLC agreement. Subject to certain special allocation provisions of VOF’s LLC agreement, all income, gains, losses, deductions and credits of VOF will be allocated for federal, state and local income tax purposes in accordance with the allocations of net income and net loss, and cash will be distributed by the VOF Manager in accordance with VOF’s LLC agreement to the Members, including for payment of accrued taxes. Assignment or transfer of VOF membership interests is prohibited, except as expressly permitted in VOF’s LLC agreement, including in connection with estate planning. Rights of first refusal are available, first to VOF, and then to VOF’s other membership interests, in the event a VOF member desires to sell VOF Units.

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On December 31, 2021, VOF Members will have the right to convert their Units into shares of common stock of Vivakor, at the price of the Units determined by the VOF Manager to be the fair market value based on the amount that the VOF Members would have received if VOF’s assets were sold on the Conversion Determination Date, all VOF liabilities paid and the remaining amount distributed to the VOF Members and Manager in accordance with the terms of the VOF Operating Agreement. Each VOF Member will have 30 days from receipt of the such conversion fair market value to provide written notice to VOF of the Member’s election to exercise the such conversion right. Within 15 days after the expiration of the 30-day period described above (the “Conversion Closing Date”), Members who delivered a conversion notice will have their Units converted into shares of Vivakor Common Stock. The number of shares of Vivakor Common Stock to be issued upon conversion of the Units will be based on the 30-day average share price of Vivakor’s Common Stock for the 30-day period immediately preceding the Conversion Closing Date, discounted by 10%. All conversions must comply with all state and federal securities laws and requirements. As of the day following the Conversion Closing Date, Vivakor will have the right to purchase any Units owned by Members who did not exercise their Conversion Right. Within 15 days of the Conversion Closing Date, Vivakor will provide the Members with written notice of its election to exercise the Call Option. The fair market value for the Units will be equal to the Conversion FMV. The purchase of Units to be acquired pursuant to the Call Option must be made within 30 days of the Conversion Closing Date (the “Call Option Closing Date”). At any time following 10 years after December 31, 2021, the Manager will have the right (the “Call Right”), in its sole discretion, to require all of the Members to sell their Units to a third-party purchaser pursuant to a sale, transfer, assignment, exchange or other disposition (a “Call Right Transfer”), which the Manager believes is in the best interest of VOF or to provide or increase certain tax benefits. If the Manager elects to exercise the Call Right, the Manager will send a written notice to each Member specifying the terms of the Call Right Transfer and the date on which the closing is anticipated to occur (the “Call Right Closing”), which date will not be earlier than 10 business days nor later than 60 business days from the date that such notice is delivered to the Members. At the Call Right Closing, upon payment of the purchase price to the Members, each Member will transfer and assign to the purchaser all of its Units free and clear of any encumbrances and execute and deliver any and all documentation reasonably required in order to effectuate the Call Right Transfer of the Units. Each of the Members must grant to the Manager a special power of attorney to take all action as may be necessary or appropriate to transfer or sell such Member’s Units in accordance with the terms of the Operating Agreement.

RDM and Vivakor are party to that certain Venture Agreement (the “Venture Agreement”), pursuant to which it is anticipated that RDM will contribute $7,000,000, the gross proceeds from the offering of equity interests (the “Venture Offering”) in the entity established pursuant to the Venture Agreement (the “Venture”), in exchange for ownership interest in the Venture based on the units of equipment funded by the Venture Offering and the divided by the total number of units of equipment being leased or financed for sale by the Venture, if the maximum Venture Offering amount is raised. The manager of the Venture will be Vivakor or one of its subsidiaries or affiliates as it shall designate in writing, and has the authority to manage and control all aspects of the business of the Venture. Cash from operations from the Venture will be distributed at 25% of gross revenue from the lease or sale of the unit of equipment funded by the Venture Offering and 75% to the Venture’s Manager. The Venture’s Manager and its Affiliates will be reimbursed for all reasonable expenses advanced by the Venture’s Manager or its Affiliates in connection with the Venture Offering and operation of the Venture’s business. A Venture member may not sell, mortgage, hypothecate or assign its membership interest without the prior written consent of the Venture’s Manager. The Venture Agreement may be amended or modified with the written consent of both the Manager of the Venture and RDM. To raise additional capital in the future to expand the Venture’s business and manufacture additional equipment, the Venture intends to issue and sell additional membership interests to other Qualified Opportunity Funds or other investors. In the event additional membership interests are sold to raise additional capital, the book value of the Venture’s assets will be adjusted to their fair market value, and the additional membership interests will be priced correspondingly. As a result, an investor’s ownership interest in the Venture will be diluted. In addition, it is possible that the future investors will become co-managers of the Venture and may have a right to co-manage the Venture.

In November 2020, the Company assisted in forming a special purpose entity, Viva Wealth Fund I, LLC (“VWFI”), for the purpose of manufacturing, leasing and selling custom equipment to the Company. Wealth Space, LLC, an unaffiliated entity, will manage VWFI and the Company will assist in the day-to-day operations. In November 2020, VWFI commenced a $25,000,000 private placement offering to sell convertible promissory notes, which convert to VWFI LLC units, to accredited investors to raise funds to manufacture equipment that will expand the Company’s second RPC. VWFI has contracted with RDM to assist it in its manufacturing needs for the Company. In the event that VWFI does not raise at least $6,250,000 by the offering termination date, then the convertible notes and/or units would convert into Vivakor common stock at the greater of $0.45 per share or a 10% discount to market. VWFI unit holders may also sell their units to the Company for their principal investment amount on the 3rd, 4th, and 5th anniversary of the offering termination date. The Company has the option to use cash or common stock to purchase the LLC units if this option is exercised. If the Company chooses to pay in common stock, the number of shares the LLC unit holder will receive will be based on the price that is the greater of $0.45 per share or the 30-day average share price of the Company’s common stock (determined on the 30 days prior to the conversion determination date) discounted by 10%. The Company also has the option to purchase any LLC units where the members did not exercise their conversion option under the same terms and pricing. Any of the Company’s common stock received in any manner related to this offering will carry a trade restriction for a period of two years after the date of sale, in which the holder of the common stock will not, in any 90-day period, sell a greater number of shares than 10% of the 10-day average trading volume at the time of the proposed sale. If the Company undertakes an underwritten public offering of stock, each holder of this restriction will be required to comply with a six-month market stand-off agreement. VWFI has raised $710,000 since its inception in November 2020.

Going Concern

As of September 30, 2020, we had $231,020 of cash on hand and an accumulated deficit of $29,491,591. There is substantial doubt as to our ability to continue as a going concern based on the understanding that we do not have adequate working capital to finance our day-to-day operations for at least twelve months through December 2021. We will require additional funding to meet our obligations as they come due and to fund the development of our existing technologies. We may raise capital through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties, and we intend to and are in the process of seeking out possible international capital raising opportunities. There can be no assurance that additional capital will be available to us on favorable terms, or at all.

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We believe that the successful completion of this offering will eliminate this doubt and enable us to continue as a going concern; however, if we are unable to raise sufficient capital in this offering, we may need to obtain alternative financing or significantly modify our operational plans in order to continue operations. We currently have no agreements, arrangements, or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

We have no material commitments or contractual purchase obligations for the next twelve months.

COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the COVID-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease.

Our Kuwait operations have been suspended to comply with the social distancing measures implemented in Kuwait. Our Utah operations were temporarily suspended from March through May 2020, but have since resumed in full. These suspensions have had a negative impact on our business and there can be no guaranty that we will not need to suspend operations again in the future as a result of the pandemic.

COVID-19 and the U.S. response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have in the long-term, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Material changes in our Statement of Operations for the nine months ended September 30, 2020 and 2019, and the years ended December 31, 2019 and 2018 are discussed below.

Revenue

For the nine months ended September 30, 2020 and 2019 we realized revenues of $1,416,051 and none, respectively. We realized precious metal sales from our business plan of buying and selling precious metal commodities on the open market of $1,372,321 for the nine months ended September 30, 2020, such precious metals having been acquired for immediate resale, with the Company acting as intermediary and never keeping an inventory of precious metals. We also realized revenues, net of a refining allowance, of $37,730 for the sale of our precious metal concentrate produced from our own precious metal extraction operations. We also received a payment of $6,000 pursuant to our Kuwait contract for remediation services as described above. For the nine months ended September 30, 2019 we had not yet implemented our business plan to buy and sell precious metals on the open market and as such there were no precious metal sales during this period.

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For the years ended December 31, 2019 and 2018, we realized revenues of $0 and $10,179 from the sale of crude oil from the test production from our first RPC unit in Vernal, Utah. The decline in sales from 2018 to 2019 is due to our first RPC unit being taken offline in May 2018 to be shipped to Kuwait for remediation services. The unit did not operate in Kuwait during 2019 due to shipping and international clearance delays, including delays with the vendors and infrastructure clearances at the site where the machine was to commence remediation operations.

Cost of Revenue

Our cost of revenues consisted primarily of costs associated with selling our precious metals on the open market and precious metal commodity broker fees.

Our costs of revenue increased from none for the nine months ended September 30, 2019 to $1,323,378 for the nine months ended September 30, 2020. The increase in the cost of revenue directly relates to costs associated with selling our precious metals on the open market and precious metal commodity broker fees.

Our costs of revenue decreased from $3,550 for the year December 31, 2018 to $0 for the year ended December 31, 2019. Cost of revenue for the year ended December 31, 2018 consisted of operating and selling expenses associated with the sale of crude oil from the test production from our first RPC unit in Vernal, Utah. The decrease in our cost of revenue from 2018 to 2019 is due to our first RPC being taken offline in May 2018 to be shipped to Kuwait for remediation services. The unit did not operate in Kuwait during 2019 due to shipping and international clearance delays, including delays with the vendors and infrastructure clearances at the site where the machine was to commence remediation operations.

Gross Profit and Gross Margin

For the nine months ended September 30, 2020 and 2019 we realized gross profit of $92,673 and $0, respectively. The gross profit increased in proportion to the revenue and costs of revenue related to the purchase and sale of precious metals as described above.

For the years ended December 31, 2019 and 2018 we realized gross profit of $0 and $6,629. The gross profit decreased in proportion to the revenue and costs of revenue as described above.

Our gross margin will continue to be affected by a variety of factors that include the market prices of precious metals, the volume hydrocarbons produced by our RPC units, the number of RPC units placed into production, and our ability to raise capital to continue to fund our operations and RPC unit manufacturing.

Operating Expenses

Our operating expenses consist primarily of marketing, general and administrative expenses, bad debt expense, and amortization and depreciation expense. Marketing expenses include marketing fees of company representatives for marketing the business and is products and services as well as investor customer service. General and administrative expenses include professional services and legal fees associated with the costs for services in finance, accounting, administrative activities and the formation and compliance of a public company. Bad debt expense includes the expense associated with assets that management analyses and estimates may be uncollectible. Amortization and depreciation expense uses the useful life of the asset to calculate the amortization or depreciation expense in accordance with accounting principles generally accepted in the United States of America ("GAAP") and management’s judgment.

Overall operating expenses increased by $709,909, or 36.25%, from the nine months ended September 30, 2019 to the nine months ended September 30, 2020. Our operating expenses increased in 2020 due to the fact that we were no longer receiving any contribution to our expenses from VV USTI under the terms of our Working Interest Agreement as we did in the prior period.

Overall operating expenses increased by $422,834, or 22.49%, from the year ended December 31, 2018 to the year ended December 31, 2019. Our operating expenses increased in 2019 due to the fact that we were no longer receiving any contribution to our expenses from VV USTI under the terms of our Working Interest Agreement as we did in the prior period.

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Loss from Operations

Our loss from operations increased from a loss of $1,958,135 for the nine months ended September 30, 2019 to a loss of $2,575,371 for the nine months ended September 30, 2020, an increase in loss of $617,236, or 31.52%. The increase in loss is attributed to the increase in operating expenses discussed above.

Interest income and expense

Interest income was $54,660 for the nine months ended September 30, 2019 and of $34,101 for the nine months ended September 30, 2020, a decrease of $20,559, or 37.61%. The decrease in interest income is mainly attributed to the conversion of the Odyssey note as described below.

Interest income was $83,219 for the year ended December 31, 2018 compared to interest income of $73,761 for the year ended December 31, 2019, a decrease of $9,458, or 11.4%. The decrease in interest income is mainly attributable to our conversion of the Odyssey note as described below.

Interest expense was $4,490 for the nine months ended September 30, 2019 and $43,303 for the nine months ended September 30, 2020, an increase of $38,813, or 864.43%. The increase in interest expense is mainly attributable to our entering into loans and notes payable to cover operating expenses during the COVID-19 pandemic, which temporarily suspended our operations in Utah and continues to suspend our operations in Kuwait.

Interest expense was $395,311 for the year ended December 31, 2018 compared to interest expense of $9,288 for the year ended December 31, 2019, a decrease of $386,023, or 97.65%. The decrease in interest expense is mainly attributable to our settlement of approximately $686,350 of notes payable in exchange for 209,414 shares of our common stock and paying down our interest-bearing notes payable in the amount of $632,852.

Gain (loss) on extinguished debt

For the nine months ended September 30, 2019, we recorded a gain on extinguishment of debt in the amount of $607,536. In March 2019 we settled outstanding debt with an aggregate principal and accrued interest balance of $632,850 in exchange for 2,531,400 shares of Odyssey common stock that we owned, and which were accounted for on a cost basis of approximately $25,000.

For the year ended December 31, 2019, we recorded a gain on extinguishment of debt in the amount of $607,536. In March 2019 we settled outstanding debt with an aggregate principal and accrued interest balance of $632,850 in exchange for 2,531,400 shares of Odyssey common stock that we owned, and which were accounted for on a cost basis of approximately $25,000.

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For the year ended December 31, 2018 we recorded a loss on the extinguishment of debt in the amount of $126,000. In 2018, we settled the debt with an investor, which included the remaining amount of the debt discount attributed to the debt of $126,000.

Unrealized gain (loss) on marketable securities

For the nine months ended September 30, 2020, we recorded an unrealized gain on marketable securities in the amount of $345,915. We hold an equity investment in the common stock of Odyssey Group International, Inc. (Ticker: ODYY, OTC Markets), which was accounted for at cost minus impairment for the nine months ended September 30, 2019 due to the securities not being traded in an active market. In January 2020, the securities were considered to be traded on an active market and were accounted for at a fair value based on the quoted prices in the active markets resulting in the unrealized gain of $$345,915 for the nine months ended September 30, 2020.

Loss on conversion of note receivable

For the nine months ended September 30, 2020, we recorded a loss on a conversion of note receivable in the amount of $121,428. In September 2020 we converted $809,578 of our note receivable with Odyssey into 809,578 shares of Odyssey common stock pursuant to the terms of the note at $1.00 per share. On the date of the conversion, the Odyssey price per share on OTC Markets was $0.85 per share, which resulted in a $121,428 loss on the disposition of the note receivable.

Benefit or provision for income tax

The Company recorded income tax benefit of $102,492 for nine months ended September 30, 2020, respectively. The Company is projecting a 6.14% effective tax rate for the year ending December 31, 2020, which is primarily the result of projected benefit from book losses offset by a valuation allowance increase on the projected net operating losses incurred for the year.

The Company recorded income tax provision of $589,203 for the year ended December 31, 2019, respectively. The Company recorded an income tax benefit of $36,645 for the year ended December 31, 2018, respectively. The Company’s effective tax rate for 2019 and 2018 was (36.0%) and 1.67%, which was the result of the benefit of book losses offset by an additional valuation allowance on the net operating losses.

Cash flows

The following table sets forth the primary sources and uses of cash and cash equivalents for the nine months ended September 30, 2020 and 2019 as presented below:

	September 30,	September 30,
	2020	2019
Net cash used in operating activities	$(722,194)	$(873,585)
Net cash used in investing activities	(1,141,873)	(694,870)
Net cash provided by financing activities	1,490,184	1,604,338

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Liquidity and Capital Resources

We have historically suffered net losses and cumulative negative cash flows from operations and, as of September 30, 2020, we had an accumulated deficit of approximately $29 million.

As of September 30, 2020 and 2019, we had cash and cash equivalents of $231,020 and $952,363, respectively. As of December 31, 2019 and 2018, we had cash and cash equivalents of $604,903 and $916,480, respectively.

To date we have financed our operations primarily through debt financing, private equity offerings and our working interest agreements.

For the nine months ended September 30, 2020 and 2019, our net cash used in operating activities was mainly comprised of net effect of the consolidated net loss of $2,262,249 and $1,564,274, our depreciation and amortization of $1,201,368 and $1,112,195, and an increase in accounts payable of $555,408 and $200,718 related to the building of our second RPC. For the nine months ended September 2020 we also realized a loss of $121,428 on a conversion of a note receivable and an unrealized gain on marketable securities of $345,915 as described above. For the nine months ended September 30, 2019 material transactions include a gain on extinguished debt of $607,536 and an increase in deferred tax liabilities related to our benefit or provision for income taxes as described above. For the nine months ended September 30, 2019 we also increased other assets by $269,367, which was mainly attributed to our payment of $200,000 for the exclusive right to purchase certain real property commonly known as Asphalt Ridge.

For the nine months ended September 30, 2020 and 2019, our net cash used in investing activities was mainly attributed to our purchase of equipment of $1,115,722 and $641,926 related to the manufacturing of our RPCs.

For the nine months ended September 30, 2020 and 2019, our net cash provided by our financing activities was mainly attributed to the net effect of the following events: For the nine months ended September 30, 2020 and 2019, we issued $624,907 and $290,000 noncontrolling units of RDM, we received proceeds of none and $2,677,688 from our working interest agreements with VV UTSI and VV RII, made payments on our working interest agreements with VVUYSI and RII of $116,535 and $1,481,867, and we also received proceeds of $944,673 and $34,517 related to the issuance of convertible bridge notes and other loans. For the nine months ended September 30, 2020, as included in the proceeds above, we obtained a Paycheck Protection Program loan for $295,745 that may be forgiven under the CARES Act, if we can demonstrate that the proceeds from the loan were used for eligible expenses. We also obtained a loan from the Small Business Administration in the amount of $299,900 in May 2020, as included in the proceeds above. For the nine months ended September 30, 2019, investors exercised stock warrants in the amount of $84,000.

Capitalized interest on construction in process was $1,136,424 for the nine months ended September 30, 2020 and $730,251 for the nine months ended September 30, 2019. There are no further existing firm obligations to make payments in connection with our construction in process; however, construction for each Nanosponge costs approximately $200,000, and we intend to manufacture for and add a Nanosponge to our current and any future RPCs.

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For the years ended December 31, 2019 and 2018, we received proceeds in the amount of $2,418,142 and $3,206,372, respectively, from our working interest agreements with VV UTSI and VV RII, of which approximately $480,000 and $640,000 were allocated to participation right purchases, and the remainder attributed to working interest payables. For the years ended December 31, 2019 and 2018 we also issued convertible debt in the amount of $89,960 and $737,034, respectively. For the years ended December 31, 2019 and 2018, investors also exercised stock warrants in the amount of $91,982 and $51,999, respectively.

Our ability to continue to access capital could be affected adversely by various factors, including general market and other economic conditions, interest rates, the perception of our potential future earnings and cash distributions, any unwillingness on the part of lenders to make loans to us and any deterioration in the financial position of lenders that might make them unable to meet their obligations to us. If we cannot raise capital through public or private debt financings, equity offerings, or other means, our ability to grow our business may be negatively affected. In such case, we may need to suspend machine construction or further acquisitions until market conditions improve.

Contractual Obligations

Our contractual obligations as of December 31, 2019 are for operating lease liabilities for office and warehouse space. Operating lease obligations as of December 31, 2019 are as follows:

2020	$323,515
2021	$276,699
2022	$287,769
2023	$299,466
2024	$231,174
Total	$1,418,623

Interest Rate and Market Risk

Our financing arrangements are not subject to variable interest rates of the prime rate or LIBOR.

Inflation

Inflation generally will cause suppliers to increase their rates. In connection with such rate increases, we may or may not be able to increase our pricing to consumers. Inflation could cause both our investment and cost of revenue to increase, thereby lowering our return on investment and depressing our gross margins.

Off Balance Sheet Arrangements

None.

Critical Accounting Policies & Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements included in this Annual Report on Form 10-K, which have been prepared in accordance with GAAP. For further information on the critical accounting policies see Note 3 of the Notes to the Consolidated Financial Statements. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities. Estimates by their nature are based on judgments and available information. Our estimates are made based upon historical factors, current circumstances and the experience and judgment of management. Assumptions and estimates are evaluated on an ongoing basis, and we may employ outside experts to assist in evaluations. Therefore, actual results could materially differ from those estimates under different assumptions and conditions. We believe our critical accounting estimates relate to the following: Recoverability of current and noncurrent assets, revenue recognition, stock-based compensation, income taxes, effective interest rates related to long-term debt, marketable securities, lease assets and liabilities, equity method investments, valuation of stock used to acquire assets, and derivatives.

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BUSINESS

Vivakor, Inc. is a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, primarily focused on soil remediation. We specialize in the remediation of soil and the extraction of hydrocarbons, such as oil, from properties contaminated by or laden with heavy crude oil and other hydrocarbon-based substances. Our process allows us to successfully recover the hydrocarbons which we believe could then be used to produce asphaltic cement and/or other petroleum-based products.

We are focused on the remediation of contaminated soil and water resulting from either man-made spills or naturally occurring deposits of oil. Our primary focus has been the remediation of oil spills resulting from the Iraqi invasion of Kuwait and naturally occurring oil sands deposits in the Uinta basin located in Eastern Utah. We plan to expand into other markets, both in Utah and globally, where we believe our technology and services will provide a distinct competitive advantage over our competition.

Our current focus is on the clean-up of greater than 7% hydrocarbon contaminated soil located in Kuwait as a result of the Iraqi invasion, and naturally occurring oil sands deposits in Utah. We have deployed two RPC units to date including one unit to Kuwait (for which operations have been temporarily suspended due to COVID-19) and another to Vernal, Utah (which is presently operating). We expect to deploy two additional RCPs to Vernal, Utah with the proceeds from this offering and believe that there may be an opportunity to deploy additional RPCs in Utah as well as to Kuwait and the Middle East.

Our Technologies

We own and/or license a number of technologies that allow us to effectively operate our remediation and recovery business along with other technologies that provide synergies with our core business. The description of these various technologies follows.

Hydrocarbon Extraction Technology

In 2015, we acquired and improved technology aimed at remediating contaminated soil and recovering usable hydrocarbons, which we refer to as RPCs. We presently have three patent applications pending related to our RPCs. Our RPCs each have the potential to clean a minimum of 20 tons of contaminated material per hour, depending on the oil contamination percentage in the processed material. Each RPC has the capacity to extract on a 24-hour operation 500 tons or more of contaminated material per day. The amount of extracted hydrocarbon recovered depends on the extent to which the material is contaminated. For example, we estimate that for every 480 tons of contaminated material processed per day that contains at least 10% oil, we will recover approximately 250 barrels of extracted hydrocarbons. The above example has been calculated as follows: contaminated material that is 10% oil is comprised of 200 pounds of oil per ton; one gallon of oil weighs 8.44 pounds, resulting in 23.69 gallons of oil per ton of contaminated material (200/8.44); there are 42 gallons per barrel, resulting in 0.56 barrels of oil per ton of contaminated material (23.69/42); 20 tons of contaminated material can typically be processed per hour, resulting in 11.2 barrels of oil per hour (0.56*20); and operations continue 24 hours per day, resulting in 268.8 barrels per day (11.2*24).

We believe our RPCs are significantly more advanced than other oil remediation technologies or offerings presently available on the market. Our RPCs have successfully cleaned contaminated soil containing greater than 7% hydrocarbon content, while, to our knowledge, our competitors are limited to projects containing less than 5% hydrocarbon contamination. We believe our ability to clean soil with higher percentages of hydrocarbon contamination is a distinctive advantage that will allow us to operate on a global basis in any location that has suffered from oil spills or naturally occurring oil sands deposits. While our primary focus and mandate will be on the manufacture and deployment of our RPCs, we intend to continue to develop, acquire or license additional clean energy technologies and environmental solutions that will directly enhance and expand our current technologies and service offerings.

We have designed our RPCs to provide an environmentally friendly solution to the remediation of hydrocarbon-contaminated soil, as they do not utilize water. Our RPCs operate by loading contaminated soil onto a feeder and conveyor system that effectively delivers the material prepares the material into a fully contained, closed-loop system. Physical separation of the hydrocarbons from the contaminated soil does not utilize water or steam and is instead accomplished using a proprietary extraction fluid to dissolve the hydrocarbon components.

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In the first stage of the process, hydrocarbon contaminated soil is mixed with our proprietary solvent which forms a slurry of sand, hydrocarbon and extraction fluid. This slurry moves from the mixing chamber into a separation chamber where the sand is separated from the hydrocarbon/extraction fluid mix by gravity. The soil is then dried and transported via a conveyer to a lined pit where extensive testing is performed to ensure the hydrocarbons have been properly removed. Meanwhile, the extracted hydrocarbon and solvent travels to a separate chamber where the hydrocarbons are separated from the extraction solvent. The solvent is then reclaimed.

The entire extraction process is completed in a series of sealed chambers.  The reclaimed extraction fluid is then recycled back into the process, which ensures that no toxic chemicals are released into the soil or the environment.  Upon completion of our remediation and separation process, the extracted hydrocarbons are placed into holding tanks to be picked up by our customers, while clean soil is returned to the environment.

Our RPCs are manufactured in Salt Lake City, Utah.  In the future, we expect to finance our RPCs through special purpose vehicles pursuant to 20-year sale/leaseback arrangements.  In each instance, the special purpose vehicle will finance the RPC through third party investors, and we will act as the manager of such special purpose vehicle and hold a 1% ownership interest. Management believes that utilizing this structure provides significant benefits to our shareholders, as these financings are less dilutive in nature.

Our next group of three RPCs are anticipated to be financed by Viva Energy Fund III, LLC through a 20-year lease arrangement. It is expected that Viva Energy Fund III, LLC will finance the RPC through third-party investors and has engaged Axxcess Capital Partners, LLC, an investment bank active in the oil, gas and alternative energy industries, to assist Viva Energy Fund III, LLC in identifying investors to finance the construction of these RPCs. We are looking to raise an aggregate of up to $100 million for the financing of additional RPCs, with an initial $25 million to be raised over the next 12 to 16 months. Under this arrangement, we will be the sole manager of Viva Energy Fund III, LLC and we will hold a 1% ownership interest in Viva Energy Fund III, LLC.  Proceeds from this offering will not be used to finance these three RPCs.

Wastewater Management System

In April 2020, we entered into a project charter agreement with solvAQUA, a Canadian-based clean water technology company, pursuant to which we may purchase certain wastewater removal equipment from solvAQUA. The solvAQUA WMS is a compact solution that continually processes and separates large volumes of wastewater (4,000+ m3/day for each WMS) with an ability to scale to remove any volume of oil, grease and suspended solids from wastewater, in most cases removing 99.99% of waste. The processed water stream can in some cases be discharged or reused without further treatment.   We have placed our first order with solvAQUA for WMS equipment and anticipate receipt and installation of the equipment prior to December 31, 2020, with operations to commence shortly thereafter. On July 15, 2020, solvAQUA granted us an exclusive license to either incorporate solvAQUA’s technology platform into our RPCs or to use independently. This will allow us to service remediation projects that have a combination of wet and dry opportunities. The exclusive license has an initial term of one year, which may be extended to five years upon our successful installation and deployment of the first two WMSs.

We believe that the combination of being able to remediate both dry and wet locations could more than double our market opportunity in the future, given the prevalence of remediation locations where oil is mixed with water. Although wastewater remediation is not required for any of our current projects, we believe that this capability will prove valuable to us in the future.

Automation and Machine Learning

The RPC systems we build are automated and controlled by software enabling us to maximize efficiencies.  We believe that these automations may ultimately allow us to operate the RPCs twenty-four hours a day, resulting in continuous feed capabilities that will allow us to manage our systems remotely world-wide.  Each RPC unit is designed with a focus on automation to achieve our Key Performance Indicators (KPIs). We have deployed data analytics and machine learning, to enable operations to be predictive, reduce risk, improve safety, and reduce costs.

Metallic Separation Technology

In 2015, we obtained two metal extraction systems and a perpetual license to use the proprietary technology and machinery for extracting precious metals from sand-based ore materials for $7.6 million from Vivaventures Precious Metals, LLC (“VV Precious Metals”), pursuant to our loan outstanding to VV Precious Metals being extinguished. We also received a 75% ownership interest in the concentrated unrefined flakes of precious metals and rare earth minerals that had already been recovered from soils by VV Precious Metals through a royalty agreement. We divested our 39% interest in VV Precious Metals in July 2020. Such divestiture has had a de minimis impact on our business.

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Our proprietary metallic separation technology uses a thermal vapor process to extract and process micro particles of precious metals and rare earth minerals, including gold, silver, platinum, palladium and rhodium from soils. After we complete our soil remediation services, we evaluate the post-remediated soil and, if we find that the soil contains more than 1% concentration of these metals, we process it through this technology to extract and concentrate these micro particles of precious metals and rare earth minerals into a concentrated, unrefined flake form.

We market and sell the precious metals we extract from contaminated soil. As we continue our efforts, we anticipate increased opportunities to monetize our precious metals end product. We believe that we may be able to generate proceeds of approximately $6 million from the sale of precious metals, based on indications from potential buyers.

Hydrocarbon Upgrading Technologies

We have acquired and/or licensed two separate technologies described below that will enable us to upgrade the hydrocarbons recovered from our remediation process. These processes have been proven in laboratory tests, but we have not yet performed this upgrading in a commercial setting.

We entered into a letter of intent with B Green, Inc. (“B Green”) in February 2020 providing us with certain rights to use on a trial basis cavitation technology from B Green, Inc. Subsequently, on September 30, 2020, we entered into an Intellectual Property License Agreement with B Green (“B Green License Agreement”), pursuant to which we have been granted a worldwide, exclusive, non-transferable license to the intellectual property embodied in B Green’s cavitation technology to develop, manufacture, have manufactured, use market, import, have imported, offer for sale and sell cavitation devices built from the licensed intellectual property. The B Green License Agreement also grants us the first right of refusal to purchase all devices and all intellectual property associated with the cavitation technology. The B Green License Agreement extends for the lifetime of the Intellectual Property. We will be required to make an initial payment of $5,000 after delivery of the first simple cavitation device, and thereafter we will be obligated to pay $3,000 in monthly services fees and 50% of the net profits. Additionally, under the terms of the B Green License Agreement, at such time as we successfully improve and manufacture a cavitation device with a processing rate equal to, or greater than, 30 barrels per hour, we will be required to issue 1,000,000 shares of our common stock to B Green. Third party, independent testing conducted by the University of Utah has shown that this proprietary technology increases the API gravity of hydrocarbons by elongating the hydrocarbon chains without cutting or cracking these chains. API gravity is the measure of how heavy or light petroleum liquid is compared to water and is used in the industry as the standard measure for viscosity. The API of the recovered crude is increased, allowing such crude to have additional uses and usually at higher unit prices.

In addition, in 2017, we acquired from CSS Nanotech an exclusive right to use their nano-sponge technology, which essentially serves as a micro-upgrader, transforming hydrocarbon product into a more useful product, such as petroleum or gasoline, as an addition to our hydrocarbon extraction technology. The inventor of this technology subsequently joined us as our Chief Scientific Officer. This patented technology allows for hydrocarbon material to be absorbed by a specialized sponge. Low energy microwaves are then introduced into the process and the sponge, which is made of a highly thermally conductive material, absorbs this energy causing an instant thermal effect, which essentially refines the crude by cutting or cracking the carbon chains. We intend to add this system to our process of upgrading the heavy crude recovered by our RPCs.

We believe that each of these technologies has the ability to upgrade the heavy crude that is recovered from our recovery and remediation process based on our needs and demand, and we intend to fully integrate these technologies into our process. For example, if there is a high demand for fuels we would process the extracted crude through the nano-sponge technology to refine and upgrade the product into diesel fuel. If the demand is instead for certain types of asphaltic cement, where the heavy crude is not refined but processed, we would utilize the CHU technology.

Market Opportunity

We believe that the market for remediating oil from both soil and water is significant. According to Grandview Research, the market for environmental clean-up of oil spills will reach $177 billion by 2025. We believe that a large portion of that market will originate from contamination of more than 7% hydrocarbon content and that our technology is currently the only one that can economically remediate these environmental disasters, while allowing for the capture and reuse of the crude.

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In addition, we believe that the heavy crude that we have been recovering in Utah is ideal for producing asphaltic cement. The demand for asphaltic cement in the United States is presently estimated to be $93 billion this year according to Transparency Market Research. We have provided our material to asphalt companies for testing to determine what modifications, if any, would be needed to be meet their specifications. Provided we are able to produce asphaltic cement that meets our customers’ specifications, we believe that we will be able to offer our product at very competitive prices and in an environmentally friendly manner.

Revenue

We presently have two projects utilizing our first two manufactured RPCs - our project in Kuwait (which has been temporarily suspended due to COVID-19) and our project in Vernal, Utah (which is currently operating).

In Kuwait, where we do not have ownership of the recovered oil, we generate revenues by charging per cubic meter of soil remediated. For our current project we generate revenues of $72 per cubic meter of contaminated material processed.

Our RPC situated in Vernal, Utah has the capacity to process 500 tons or more of naturally occurring oil sands deposits per day. We estimate that if the extracted material is composed of at least 10% oil, we will recover approximately 250 barrels of extracted hydrocarbons each day, which could then be sold for energy or converted to asphaltic cement and sold for use in roads at higher prices.

We also market and sell the precious metals we extract from our remediated and waste soils. As we continue our efforts, we anticipate increased opportunities to monetize our precious metals end product. We believe that we may be able to generate proceeds of approximately $6 million from the sale of precious metals, based on indications from potential buyers.

Kuwait Project

The United Nations (UN) had allocated up to $14.7 billion for post-Iraq war reparations in order to clean up Kuwait. Kuwait suffered extensive contamination as a result of the 1991 Persian Gulf War. At the close of the Gulf War, Saddam Hussein ordered Kuwaiti oil wells to be blown up, resulting in the destruction of approximately 600 oil wells. The damage resulting from such fires, which burned for seven months, included a layer of hardened “tarcrete,” caused by the sand and gravel on the land's surface combining with oil and soot, forming over almost 5% of the country's area.

We were engaged as a subcontractor by the KOC for two hydrocarbon remediation projects in the country in January 2018 and July 2019: the Sustainable Economic Environmental Development Project (“SEED”) project and the Kuwait Environmental Remediation Program (“KERP”) project. Both projects are managed by the Soils Remediation team at KOC.  Both projects have a range of contaminated soils to be remediated.

Our technology has been successful in reducing the amount of contaminated material in the SEED project from 20% hydrocarbon contamination to just 0.2% hydrocarbon contamination, based on third party independent testing performed by ALS Arabia in March 2020.  We believe we possess the only technology that has been successful at remediating such highly contaminated soil (defined as anything above 20% hydrocarbon contamination), while also returning usable hydrocarbons. KOC has advised us that we are the only company to have submitted third-party testing results regarding our technology that has met KOC’s specifications for remediating oil sands in excess of 7% hydrocarbons. For this reason, we believe that our technology will be selected for future KOC projects to clean contaminated soils containing in excess of 7% hydrocarbons. Our initial contract for the SEED projects was to clean 14,000 metric tons of contaminated soil and is expected to significantly grow in size and scope. The project pays us, based on the specific characteristics of the soil, a flat fee of $70 to $100 per ton of contaminated soil we clean. We then return the remediated soil and the recovered oil to the Kuwaiti government. Accordingly, for this project, the Company does not have any short-term risk relating to volatile oil prices.

The KERP project is anticipated to involve approximately 26 million cubic meters of contaminated oil sands requiring remediation. We expect that as much as 20% of the contaminated soil will contain more than 5% hydrocarbon contamination. We also believe that we will have the opportunity to act as a technology provider to the main KERP project contractors on other projects requiring remediation of sands exhibiting greater than 7% contamination, which we believe could have a market potential of up to $500 million for us.

The oil recovered from these projects in Kuwait is considered a sovereign asset, so the ability to reclaim this asset also creates a social value for the country. In order to remediate all of the contaminated sand exhibiting greater than 7% contamination in the timeframe required by the UN, the Company expects to expand its contract and deploy 10 RPC units to Kuwait over the next several years.

Other International Projects

In addition to managing the projects in Kuwait, the UN is overseeing the funds allocated to the remediation and clean-up of the Ogoni Lands in Africa, which is estimated to contain millions of tons of both contaminated soil and water and has allocated significant funding for its cleanup. Taking into consideration this particular environmental disaster, plus other global oil contamination projects involving oversight by the UN, together with our successful performance on the UN-managed SEED Project in Kuwait, we believe we will be a contender for significant additional contracts.

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Vernal, Utah Project

The State of Utah has, according to the U.S. Geological Survey, approximately 14 billion barrels of measured oil in place with an additional estimated 23 to 28 billion barrels of oil contained in contaminated oil sands that are deposited near the ground surface. We believe that the crude from these oil sands can be turned into asphaltic cement for making roads, or upgraded for polymers or fuel. In 2019, we acquired an option to acquire surface rights and the approvals to operate on an oil sands parcel of land located in Vernal, Utah. Upon entering into the option agreement, we paid an initial fee of $200,000 and we later exercised the right to extend the expiration date of the option without any additional required payments. The option currently provides us with the right to acquire this property, prior to January 31, 2021, for a total purchase price of $17.5 million. Vernal is the county seat, and largest city in Uintah County, located in northeastern Utah, approximately 175 miles east of Salt Lake City, and 20 miles west of the Colorado border.

The Vernal property contains approximately 300 million cubic yards of oil sand material available for processing. The property is located on approximately 600 acres. If acquired, we believe that we could ultimately recover as much as 40 million barrels of oil from this property if we are able to economically scale our operations. Each upgraded RPC unit, such as the RPC unit in Vernal, Utah, has the ability to process, at a minimum, 20 tons of contaminated material per hour depending on the oil contamination percentage in the processed material. We believe, based on the number of estimated barrels of oil contained in oil sands deposits located on SITLA property, that there may be an opportunity to deploy as many as 100 RPCs to properties containing oil sands deposits owned by the State of Utah.

Material extracted from our Vernal, Utah project can be sold for energy or converted into asphaltic cement, which we believe is less affected by daily changes in oil prices. With our one RPC unit, assuming full utilization, we anticipate producing approximately 50 tons of asphaltic cement per day. We anticipate that we will be able to sell our asphaltic cement for, referencing present pricing, approximately $50 per ton.

Competitive Strengths and Growth Strategy

We are focused on the remediation of contaminated soil and water resulting from either man-made spills or naturally occurring deposits of oil. Our primary focus has been the remediation of oil spills resulting from the Iraqi invasion of Kuwait and naturally occurring oil sands deposits in the Uinta basin located in Eastern Utah. We plan to expand into other markets, both in Utah and globally, where we believe our technology and services will provide a distinct competitive advantage over our competition.

Competitive Strengths

We believe the following strengths provide us with a distinct competitive advantage and will enable us to effectively compete on a global basis:

•	Proprietary patent-pending technology;

•	Environmental advantages;

•	Strong relationships with customers and regulatory agencies; and

•	Experienced and highly-skilled management, Board of Directors and Advisory Board.

Proprietary Patent-Pending Technology

In total, we, together with our subsidiaries, have intellectual property that is in the form of both proprietary knowledge and patents. Our patent portfolio consists of two issued U.S. patents, two pending U.S. patent applications, one pending international patent application filed through the Paris Cooperation Treaty (PCT), and one pending patent application in Kuwait. In addition, we have licensed from our partners the right to use additional patented technologies.

We presently have three patent applications pending related to our RPCs and two issued patents related to our other remediation technologies.

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We believe, based on direct and ongoing conversations with our customers and third-party independent test results, that our technology is the only commercially available technology that can not only clean soil that contains greater than 7% hydrocarbon, but also preserves the hydrocarbons extracted from such soil for future use. We believe that this provides us with a true competitive advantage.

Our main technology has been tested and validated for all of its claims by multiple separate independent expert firms both in the United States and the Middle East, whose reports confirm that we have reclamation technology, which has been tested and reviewed, that possesses the ability to clean soil with more than 7% hydrocarbon contamination and still leave the recovered hydrocarbons in a usable state.

We are also expanding our remediation services and offerings to include the solvAQUA technology, which will enable us to remove hydrocarbons from water (as opposed to soil), while preserving the hydrocarbons for future usage. We expect delivery of our first solvAQUA WMS machine by the end of the calendar year, with operations to commence shortly thereafter. The solvAQUA WMS machines can operate either in conjunction with, or independently of, the RPCs.

Environmental Advantages

Among our key corporate objectives is to be at the forefront of social responsibility for its technological impact. We strive for all of our systems to ultimately become closed loop systems, to minimize adverse impacts on air quality and reduce the need for use of clean water. Our ability to turn waste into value is in line with this core objective. Our remediation projects in Kuwait are expected to reduce emissions from vaporization of the oil spilled in the soil. The ability to clean produced water from oil production can eliminate the need for evaporation ponds, improving air quality and saving on the use of clean water.

We believe our technology and service offerings will position us well to conduct our business in any geographical region in which soil or water has been contaminated by hydrocarbons.

Strong Relationships with Customers and Regulatory Agencies

We have developed close relationships with customers and government agencies, including SITLA and the KOC. We anticipate receiving access to additional oil sands deposits located in Utah from SITLA, based on our existing relationship with SITLA and our conversations with them. We also anticipate receiving additional contracts from KOC to remediate contaminated properties in Kuwait, based on our existing relationship with KOC and conversations with them.

Experienced and Highly Skilled Management, Board of Directors and Advisory Board

Our management team has started and successfully grown numerous technology-based companies and has utilized this experience to develop a strategic vision for the Company. The implementation of this plan has resulted in the acquisition and in-house development of numerous technologies, which are currently in operation. We have demonstrated the effectiveness of our technologies in both Vernal, Utah and Kuwait, accomplishing the clean-up of contaminated areas while also recovering precious metals through our metallic separation technology.

Our Board of Directors is comprised of accomplished professionals who bring decades of experience to the Company. Our Board of Directors includes a director who has served as a member of the Executive Committee of one of the largest global accounting firms and has served on the Board of Directors of two multi-billion dollar publicly traded companies, a former director of technology investment banking at Goldman Sachs, a successful investor and entrepreneur who has founded and provided initial financing for numerous life science companies, several of which have grown to multi-billion dollar publicly traded companies, and the mayor of a city in Utah.

In addition, we have an Advisory Board comprised of former senior members of oil and gas companies, both in the United States and in the Middle East. Our Advisory Board is led by one member who is an accomplished business professional and a member of a royal family based in the Middle East and another member who is an experienced health and safety expert operating in the oil and gas industries.

We rely on our Board of Directors and Advisory Board to provide it both high level advice and guidance along with using their contacts to help open various markets. Additionally, the Advisory Board acts as a preliminary informal sounding board for the Board and management for these particular areas in which the Advisory Board members have expertise. We believe the combination of our management team, Board of Directors and Advisory Board provides us with a significant competitive advantage over our competitors due to their breadth of experiences and relationships.

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Growth Strategies

We will strive to grow our business by pursuing the following strategies:

•	Expansion of our oil recovery projects in Utah;

•	Expansion of our remediation projects in Kuwait;

•	Expansion into new and complementary markets;

•	Increase of revenue via new service and product offerings;

•	Strategic acquisitions and licenses targeting complementary technologies; and

•	Redeployment of the metallic separation technologies.

Expansion of our Oil Recovery Projects in Utah

The State of Utah has, according to the U.S. Geological Survey, approximately 14 billion barrels of measured oil in place with an additional estimated 23 to 28 billion barrels of oil contained in contaminated oil sands that are deposited near the ground surface. The majority of these oil sands deposits are located on land owned by SITLA. While our current project in Vernal, Utah is not located on SITLA land and we do not yet have a definitive agreement, SITLA has expressed an interest in providing us leased access to these lands in exchange for a royalty to be paid by us in an amount equal to 8% of all revenue generated from any hydrocarbon-based products produced by us from hydrocarbons extracted from these lands. All royalty payments to SITLA would result in direct funding to the State’s school system. We believe, based on the number of estimated barrels of oil contained in oil sands deposits located on SITLA property, that there may be an opportunity to deploy as many as 100 RPCs to oil sands deposits located on land owned by the State of Utah. We will seek to acquire additional properties and mineral rights in the vicinity of Vernal, Utah from individual land owners and the State of Utah with a goal of increasing our hydrocarbon holdings to as much as one billion barrels of contingent resources containing a minimum of 10% hydrocarbon saturation.

Expansion of our Remediation Projects in Kuwait

Our RPC technology was successfully used in our initial project for KOC in Kuwait, where we removed hydrocarbons from soil with more than 7% contamination and, following the process, the hydrocarbon contamination level of the soil was reduced to less than 0.5%, which was lower than the level needed to meet the project specifications. There is still approximately 26 million cubic meters of soil contaminated by oil from the Iraqi invasion of Kuwait. Under our current contract, we will charge $72 per cubic meter of soil remediated. We are currently working with KOC and other government-controlled entities to expand our remediation projects in Kuwait. We are in active negotiations to provide the technology and operations as a subcontractor to large, multinational remediation companies within the region where our technology could be used on all of the sands with contamination levels greater than 7%. Other technologies may also be used for the less contaminated soils.

Expansion into New and Complementary Markets

We intend to explore expansion opportunities on a global basis, including in places with extreme contamination such as the Ogoni Lands region of Nigeria, oil spill lakes located in Saudi Arabia and Turkmenistan, and naturally occurring oil sands deposits in Kazakhstan, where we believe our technology and service offerings may provide a distinct competitive advantage. We are currently in discussions with several groups for deploying our RPCs for remediation projects (primarily for oil spills, tank bottom sludge and drill cuttings) in Saudi Arabia, Qatar and Texas. Saudi Arabia has the objective to create a circular carbon economy that will ultimately have zero wasted hydrocarbons. Our technology is able to process tank bottom sludge, drill cuttings, and soils form hydrocarbon spills, returning the sand to less than 0.5% contamination while reclaiming the oil for waste energy use.

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Increase of Revenue via New Service and Product Offerings.

To date, we have focused on the remediation of soil contaminated by oil. We are in the process of expanding our services to include the remediation of water and the recovery of hydrocarbons from water through our exclusive license with solvAQUA. We also intend to target other hydrocarbon remediation businesses that focus on, among other things, the cleaning of tank bottom sludge, and the cleaning of the water used from drilling oil wells. Oil producers generally pay to dispose of sludge at the bottom of storage tanks and contaminated water produced from the drilling of oil wells. We believe that our technologies could be used to clean the contaminated water produced from drilling, while simultaneously recovering the heavy crude. We believe we will be able to offer these services at a cost that is very competitive with current methods and that our ability to recover the heavy crude for resale will give us a competitive advantage. The patent pending RPC technology, in conjunction with the enzymatic water remediation technology that we have licensed from solvAQUA, have the potential to eradicate all oil evaporation ponds and landfills in the United States presently utilized for disposal of tank bottom sludge and drill cutting waste. We are currently in early stage discussions relating to some of these remediation projects.

Strategic Acquisitions and Licenses Targeting Complementary Technologies

We intend to seek out opportunities to acquire or license only specific technologies that are either complementary to our existing product offerings or that will allow us to expand into the environmental infrastructure markets. We are currently negotiating a license for smart sensor technologies for autonomous vehicles that we believe could be embedded directly into the asphaltic cement we intend to produce from the hydrocarbons we extract, providing the basis for smart roads and infrastructure. We believe that these sensors, which are self-powered, could be used to provide information about traffic, road conditions and repair needs as well as allowing the roads to communicate directly with autonomous vehicles enabling these vehicles to sense the road in all weather conditions. By complementing the asphaltic cement we expect to produce with integrated sensors for automated vehicles, we believe that we will be able to offer a smart road – moving this company from one of “Waste to Road” to one of “Waste to Smart Road”.

Redeployment of the Metallic Separation Technology

Our licensed metallic separation technology has successfully recovered precious metals including, but not limited to, gold, palladium, platinum, rodium and silver. We intend to modify our existing metallic separation equipment to allow us to capture more precious metals. We intend to redeploy our metallic separation technology machines in conjunction with our RPC machines to locations where precious metals have been detected in the soil and to standalone locations to process mine tailings and other soils.

Other Holdings

Historically, as part of our strategy to find and invest in technologies that might develop synergies with our existing businesses, we have invested in other companies and/or entities. Not all of our investments to date have developed into complementary technologies and/or businesses, but with our management’s assistance, many of them have still become successful and accretive to our Company’s value. Over time, we intend to divest our ownership of companies that are not synergistic with our business.

Scepter Holdings

In 2012, we provided secured loan financing and assistance to Vivaceuticals, Inc. (“Vivaceuticals”) for the development and commercialization of two bioactive beverages and one weight loss beverage. In 2018, Scepter Holdings, Inc. (OTCMarkets: BRZL), a company that manages the sales and development of consumer-packaged goods, purchased certain assets of Vivaceuticals, and in 2019, we received 800,000 shares of preferred stock in Scepter Holdings, Inc. in exchange for extinguishing our loan, which had become an obligation of Scepter Holdings, Inc. The Company has since converted such shares of preferred stock into 800,000,000 shares of common stock of Scepter Holdings, Inc., which represents a market value of approximately $4,000,000 as of the date of January 27, 2021.

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Odyssey Group International

In 2014, we acquired a minority interest in Odyssey Group International, Inc. (“Odyssey”) (OTCQB: ODYY), a trans-disciplinary product development enterprise involved in the discovery, development and commercialization of a broad range of products applied to targeted segments of the health care industry. We also have provided a $750,000 secured loan Odyssey, which they used to acquire a license to use and develop a new technology called CardioMap®, which is an advanced technology for early non-invasive testing for heart disease. The loan is secured by Odyssey’s assets, and we are entitled to receive a percentage of Odyssey’s total gross sales until the loan has been repaid in full. During June 2020, we converted the outstanding secured loan into 809,578 shares of Odyssey common stock. We presently own 3,309,578 shares of Odyssey common stock representing a market value of approximately $1,373,475, as of January 27, 2021.

Future Products; Research and Acquisition

We intend to identify, develop or acquire, and bring to market products primarily in the Clean Tech sector with a primary focus on the petroleum, mining and minerals, and alternative energy industries, as well opportunities that may arise in the natural and formulary products industry. Our general approach is to select products or processes that are at or near commercial viability, or that we believe can be substantially developed for commercialization. We then negotiate agreements to either acquire or to provide secured loan financing to these companies to complete their development, testing and product launches in exchange for control of, or a significant ownership interest in, the products or companies.

History

The Company was originally organized on November 1, 2006 as a limited liability company in the State of Nevada as Genecular Holdings, LLC. The Company’s name was changed to NGI Holdings, LLC on November 3, 2006. On April 30, 2008, the Company was converted to a Nevada corporation and changed its name to Vivakor, Inc. pursuant to Articles of Conversion filed with the Nevada Secretary of State.

We have the following direct and indirect wholly-owned active subsidiaries:  VivaVentures Management Company, Inc., a Nevada corporation, VivaSphere, Inc., a Nevada corporation, VivaVentures Oil Sands, Inc., a Utah corporation, and RPC Design and Manufacturing LLC, a Utah limited liability company. We have a 99.95% ownership interest in VivaVentures Energy Group, Inc., a Nevada Corporation; the 0.05% minority interest in VivaVentures Energy Group, Inc. is held by a private investor unaffiliated with the Company. We also have an approximate 49% ownership interest in Vivakor Middle-East Limited Liability Company, a Qatar limited liability company.

Regulations Affecting our Business

The Company’s business is subject to federal, state and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Exploration and exploitation activities are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. Environmental and other legal standards imposed by federal, state or local authorities are constantly evolving, and typically in a manner which will require stricter standards and enforcement, and increased fines and penalties for noncompliance. Such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Unknown environmental hazards may exist on our mining claims, or we may acquire properties in the future that have unknown environmental issues caused by previous owners or operators, or that may have occurred naturally.

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Failure to comply with applicable federal, state, local or foreign laws or regulations could subject our company to enforcement action, including product seizures, recalls, withdrawal of marketing clearances and civil and criminal penalties, any one or more of which could have a material adverse effect on our company’s businesses. We believe that our company is in substantial compliance with such governmental regulations. However, federal, state, local and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. There can be no assurance that such changes would not have a material adverse effect on our company.

Intellectual Property

We own two issued US patents, two pending US applications, and one pending international PCT patent application covering our propriety technology, specifically:

•	US Patent 7,282,167 for methods for producing nano-scale particles by vaporizing raw material and then cooling the vaporized raw material using a cooling gas, granted October 16, 2007 and expiring July 23, 2025;

•	US Patent 9,272,920 for methods for producing ammonia by mixing a first catalyst including a millimeter-sized, granular, ferrous material and a promoter and a second catalyst including discrete nano-sized ferrous catalyst particles that comprise a metallic core with an oxide shell and then reacting hydrogen and nitrogen in the presence of the mixture, granted March 1, 2016 and expiring November 7, 2028; and

•	Pending US Patent Series Nos. 16/177,210 and 16/554,158, International PCT Application No. PCT Application No. PCT/US2019/048587, and pending Kuwait application KW/P/2020/000111 relating to systems and processes for extracting bitumen from oil sands material which employ a centrifuge and a flash evaporator.

Employees

As of the date of this prospectus, we have 25 full-time or contracted employees, consisting of our CEO, CFO, and additional administrative and direct operations personnel. None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are satisfactory.

Properties

We do not own real property. We currently lease executive office space in Salt Lake City, Utah, and Irvine, California. The Company also leases warehouses in Salt Lake City, UT and have paid to be on a land site in Vernal, UT. We believe these facilities are in good condition but that we may need to expand our leased space and warehouses as business increases.

Legal Proceedings

From time to time, we may become involved in various legal actions that arise in the normal course of business. We are not currently involved in any material disputes and do not have any material litigation matters pending.

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MANAGEMENT

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position(s)
Matthew Nicosia	46	Chief Executive Officer (Principal Executive Officer) and Director
Tyler Nelson	40	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Dr. Daniel Hashim	37	Chief Scientific Officer
Al Ferrara	69	Director
Joseph Spence	46	Director
Matthew Balk	60	Director
Trent Staggs	46	Director

Background of Officers and Directors

Matthew Nicosia joined Vivakor as Chief Executive Officer and Chairman of the Board in 2011. Prior to joining the Company, Mr. Nicosia co-founded Dermacia Inc. in 1999, a dermatology product development Company.  From December 2012 through December 2015, concurrent with his time serving as Chairman and Chief Executive Officer of Vivakor, Mr. Nicosia served as the interim Chief Executive Officer of Vivaceuticals, d/b/a Regeneca Worldwide. In February 2019, Mr. Nicosia joined Ridepair Inc., a software development company focused on the transportation market, as Chairman of the Board. Mr. Nicosia joined the Board of Directors of NarcX Solutions Inc., a developer of onsite drug destruction technologies in June 2019. During 2018, Mr. Nicosia co-founded and has since served as co-Chairman of the Board of Prosperity Utah, a non-profit economic think tank focused on the State of Utah. Since April 2018, Mr. Nicosia has served on the Board of Directors of CannapharmaRx Inc., a public company which trades on the OTC Markets. Mr. Nicosia received his Bachelor of Arts degree from Brigham Young University and a MBA from Pepperdine University. Mr. Nicosia is qualified to serve on our Board of Directors based on his in depth knowledge of the Company as Chief Executive Officer and because of his extensive experience with thermal vaporization technologies, business development in the Middle East and U.S. capital markets experience.

On November 16, 2015, the Consumer Protection Branch of the Department of Justice of the United States of America initiated an action, on behalf of the Food and Drug Administration, against Vivaceuticals, d/b/a Regeneca Worldwide, and Mr. Nicosia alleging various violations of the Federal Food, Drug, and Cosmetic Act in relation to the manufacturing, labeling and distribution of adulterated dietary supplements. The complaint sought a permanent injunction against Regeneca Worldwide for unlawfully distributing unapproved new drugs, and adulterated and misbranded dietary supplements. A consent decree of permanent injunction was filed on February 8, 2017. The consent decree prohibits Regeneca from marketing unapproved new drugs, and adulterated and misbranded dietary supplements. The consent decree also provides that before Regeneca can resume operations, it must, among other things, hire good manufacturing practice and labeling experts, implement procedures to comply with good manufacturing practice and labeling requirements and receive written permission from the FDA to resume operations, and Mr. Nicosia is required to notify the FDA and accept their inspections if he works in the pharmaceutical industry. Regeneca was also required to destroy all remaining products. Vivaceuticals sold its assets to Scepter Holdings, Inc. in 2018 and is no longer in operation.

Tyler Nelson joined Vivakor on a part-time basis as Chief Financial Officer in 2014 and has served as full-time Chief Financial Officer since September 2020. Mr. Nelson is a CPA who worked from 2006 to 2011 in Audit and Enterprise Risk Services at Deloitte LLP (USA) and later at Withum+Brown, PC. He worked with clients with assets of more than $100 billion and annual revenues of more than $15 billion, which are considered some of the most respected financial institutions in the world. In 2011, Mr. Nelson began working for LBL Professional Consulting, Inc. where he provided merger and acquisition, initial public offering, and interim chief financial officer services to clients. Mr. Nelson continues to sit on the Board of Directors and remains an officer of LBL Professional Consulting, Inc. Mr. Nelson earned a Master’s Degree in Accountancy from the University of Illinois- Urbana-Champaign, and a Bachelor’s Degree in Economics with a minor in Business Management from Brigham Young University.

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Dr. Daniel Hashim joined Vivakor as Chief Scientific Officer in 2017. Dr. Hashim has extensive experience in the areas of nanoscience research, advanced materials synthesis, characterization, application, innovation and technological entrepreneurship. In addition to leading scientific efforts for Vivakor and its related companies, Dr. Hashim has served as the Founder, Chairman and CEO of CSS Nanotech, Inc. (“CSS”) since 2014. CSS is a nonmaterials research and development company that designs and commercializes useful structural nanomaterials that exhibit “safe-to-handle” nanofunctionality on a macro-scale, to include carbon filtration media, water purification, oil spill remediation, structural composite materials, electrode materials, petrochemical refining and thermal management systems. Mr. Hashim holds a Bachelor’s Degree in Materials Science Engineering from Rensselaer Polytechnic Institute, with a PhD from Rice University in the field of Materials Science and NanoEngineering.

Al Ferrara joined Vivakor as a director on September 21, 2020. Mr. Ferrara retired as the National Director of Retail & Consumer Products at BDO USA, LLP in 2016. Mr. Ferrara is a CPA, who worked at BDO USA, LLP in a variety of positions beginning in 1991, and was a member of its board of directors from 2003 to 2010. Mr. Ferrara served as the Northeast Regional Managing Partner at BDO USA, LLP from 2000 to 2003. Mr. Ferrara was also a director representative at Trenwith Capital, Inc. (now BDO Capital Advisors, LLC) from 2000 to 2015 and a member of the retail advisory board at Hilco Retail Consulting from 2013 to 2015. Mr. Ferrara was previously on the Board of Directors for Barnes & Noble, Inc., from August 2016 until the company was sold in August 2019, where he served on its audit committee and compensation committee, and in July 2019, he joined the Board of Directors of Steven Madden, Ltd., where he serves as Chairman of its audit committee and a member of its governance committee. Mr. Ferrara is qualified to serve on our Board of Directors because of his extensive experience in auditing public companies and serving as a director of large public companies.

Joseph Spence joined Vivakor as a director on September 21, 2020. Mr. Spence previously spent the past two years as an investor, advisor, executive and philanthropist specializing in catalyzing high tech and tech infused real estate to create smart, sustainable cities that work for everyone, with ASPIRE Center for Electrified Transportation, We Are Makers Social Impact Initiative and IconIQ Talks. Previously, from 2014 through 2018, he was an executive director at Goldman Sachs leading teams in the Technology, Media and Telecom; Real Estate, Gaming and Lodging; and Structured Finance sectors for the Americas and EMEA regions. From 2007 to 2014, he was an associate director at Standard & Poor’s covering approximately $144 billion in debt, and, from 2006 to 2007, he was an assistant treasurer at Bank of NY Mellon. He started his career as an engineer at the NASA Academy at Goddard Space Flight Center. Mr. Spence holds an MBA from Columbia University and BS in Electrical Engineering Howard University (Magna Cum Laude). Mr. Spence also holds a Master’s degree in Nano & Biotechnology from Harvard University. Mr. Spence is qualified to serve on our Board of Directors because of his extensive experience in raising capital and financing companies through all stages of growth.

Matthew Balk joined Vivakor as a director on September 21, 2020. Mr. Balk previously spent more than 25 years as an investment banker specializing in technology and biotechnology where he raised billions of dollars for both public and private companies and dozens of mergers and acquisitions. In 2011, he left investment banking to start his family office. He has since co-founded several companies including AzurX (Nasdaq: AZRX) and VerifyH20 and invested in a number of other technology companies. Mr. Balk also works as a consultant to a small number of companies in the areas of Biotech and technology in general. Mr. Balk received his MBA from New York University Stern School of Business. Mr. Balk is qualified to serve on our Board of Directors because of his extensive experience acting as an investment banker supporting large public companies.

Trent Staggs joined Vivakor as a director on September 21, 2020. Mr. Staggs brings a 20-year track record of developing and executing on business strategy, teams and relationships. Prior to advising the Vivakor Team, he was on the corporate leadership team of Unicity International, Inc., a global direct sales company that operates in over 35 markets, providing strategic direction and leadership of global integrated systems, software and IT infrastructure. Mr. Staggs has also been directly responsible for financial transactions in excess of 2 billion dollars as a VP at Morgan Stanley and also running his own nationwide financial company. Mr. Staggs served as a consultant for RDM from January 2019 through March 2020, advising with respect to obtaining required permitting from State agencies and other regulatory matters. Mr. Staggs received his Bachelor of Arts degree from the University of Utah and received an MBA from the Marriott School of Management at Brigham Young University. Mr. Staggs is also the Mayor of Riverton, Utah and serves on many boards, providing needed political guidance and consultation to Vivakor and its related companies. Mr. Staggs is qualified to serve on our Board of Directors because of his extensive experience in capital markets and his understanding of Utah regulatory requirements.

Family Relationships

There are no family relationships between any of our directors and executive officers.

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Board Composition and Director Independence

Upon the completion of this offering, our common stock is expected to be listed on the Nasdaq Capital Market. Under the rules of the Nasdaq Stock Market LLC (“Nasdaq”), a majority of a listed company’s board of directors must be comprised of “independent” directors, as defined in Rule 5605. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees must be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board of Directors consists of five members. The directors are elected at each annual meeting to hold office until the next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in              .

In making the determination of whether a member of the board is independent, our board considers, in addition to Nasdaq rules, among other things, and, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our Board of Directors affirmatively determined that Al Ferrara, Joseph Spence, Matthew Balk and Trent Staggs are qualified as independent and do not have any material relationships with us that might interfere with his exercise of independent judgment.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee has its own charter, which is available on our website at www.vivakor.com. Each of the board committees has the composition and responsibilities described below.

Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is currently comprised of Al Ferrara, Matthew Balk and Trent Staggs, each of whom qualify as an independent director under applicable Nasdaq and SEC rules, and “financially literate” under applicable Nasdaq rules. Our board has determined that Al Ferrara, Matthew Balk and Trent Staggs each qualify as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Al Ferrara serves as chairman of the Audit Committee.

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The responsibilities of this committee include, but are not limited to:

•	selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•	approving the fees to be paid to the independent registered public accounting firm;

•	helping to ensure the independence of the independent registered public accounting firm;

•	overseeing the integrity of our financial statements;

•	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

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•	resolving any disagreements between management and the auditors regarding financial reporting;

•	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

•	reviewing and approving all related-party transactions; and

•	overseeing compliance with legal and regulatory requirements.

The Audit Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Compensation Committee

Our Compensation Committee is currently comprised of Trent Staggs, Al Ferrara and Matthew Balk, each of whom qualify as an independent director under applicable Nasdaq rules. Trent Staggs serves as chairman of the Compensation Committee.

Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The responsibilities of this committee include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

•	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

•	reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Compensation Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

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Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Trent Staggs, Matthew Balk and Al Ferrara, each of whom qualify as an independent director under applicable Nasdaq rules. Trent Staggs serves as chairman of the Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to recommend to the Board of Directors nominees for election as directors and persons to be elected to fill any vacancies on the Board of Directors, develop and recommend a set of corporate governance principles and oversee the performance of the Board of Directors.

The responsibilities of this committee include, but are not limited to:

•	recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

•	overseeing the administration of the Company’s code of business conduct and ethics;

•	reviewing with the entire Board of Directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

•	the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;

•	overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and

•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.vivakor.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

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EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our principal executive officer. No other executive officer received compensation greater than $100,000 in the last two fiscal years.

Name and Principal Position	Year	Salary	Total
Matthew Nicosia,	2020	$50,000	$50,000
Chief Executive Officer and Chairman	2019	$50,000	$50,000
Tyler Nelson	2020	$11,520	$11,520
Chief Financial Officer

Employment Agreements

Matthew Nicosia

On September 24, 2020, we entered into an Employment Agreement with Matthew Nicosia to serve as our Chief Executive Officer. The agreement provides for an annual base salary of $50,000 (the “Nicosia Base Salary”). The Nicosia Base Salary will increase as follows: (i) upon the Company earning a total of at least $3,000,000 in Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) during any calendar year, the Nicosia Base Salary will increase to $100,000 for all calendar years thereafter until if and when further increased pursuant to this Section 4.1; and (ii) for every $1,500,000 increase in EBITDA earned by the Company during any calendar year, the Nicosia Base Salary will increase an additional $50,000 up to a maximum base salary of $350,000. Any increase to the Nicosia Base Salary will be effective the first pay period of the Company after the Company reaches a particular EBITDA amount is achieved that triggers the increase. For example purposes only and not by way of limitation: (i) if on October 31, 2021 the Company reaches $3,000,000 in EBITDA earned during the 2021 calendar year, the Nicosia Base Salary would increase to $100,000 commencing the Company’s first pay period after October 31, 2021; and (ii) if on November 15, 2022 the Company reaches $4,500,000 in EBITDA earned during the 2022 calendar year, the Nicosia Base Salary would increase to $150,000 commencing the Company’s first pay period after November 15, 2022.

The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Nicosia, with three months advance written notice required. The agreement provides for incremental increases upon the Company’s achievement of specific performance metrics. The Employment Agreement provides for a grant of a stock option to Mr. Nicosia to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price equal to 110% of the fair market value of the Company’s common stock on the date of grant. The stock option will vest after five years of continuous employment, subject to acceleration if Mr. Nicosia is terminated without cause or resigns for good reason. The agreement also provides for an annual bonus of up to 100% of Mr. Nicosia’s then base salary based upon the achievement of certain performance goals established and approved by the Board of Directors; provided, that at any time Mr. Nicosia’s base salary is $200,000 or more, the Company will pay Mr. Nicosia a minimum annual bonus of $200,000 within ninety days after the end of each calendar year. The agreement entitles Mr. Nicosia to receive various employee benefits generally made available to other officers and senior managers of the Company.

Upon termination of Mr. Nicosia’s employment by Mr. Nicosia for good reason, by the Company without cause, by the Company because of disability, or upon the Company’s or Mr. Nicosia’s decision not to renew Mr. Nicosia’s employment in accordance with the automatic successive one-year extensions, the Company will pay or provide Mr. Nicosia (i) any unpaid base salary and any accrued vacation through the date of termination; (ii) amounts payable under any Company bonus plans in which Mr. Nicosia is eligible to participate as of the date of the termination of his employment on a pro-rated basis; (iii) for a period of 12 months, Mr. Nicosia’s then current monthly base salary multiplied by 2 (but not to exceed $150,000); (iv) outplacement services for Mr. Nicosia for a period of 12 months with an outplacement firm selected by Mr. Nicosia; (v) at Mr. Nicosia’s election to continue health insurance coverage under COBRA, Mr. Nicosia’s monthly premium until (a) the close of the severance period, as defined therein, (b) the expiration of Mr. Nicosia’s continuation of coverage under COBRA, or (c) the date when Mr. Nicosia becomes eligible for substantially equivalent health insurance coverage in connection with new employment; and (vi) the Company will amend each option agreement then in effect by and between the Company and Mr. Nicosia (a) to make 100% of the then unvested shares subject to each option agreement fully vested and fully exercisable, (b) to terminate any rights the Company may have to repurchase unvested shares and (c) to permit Mr. Nicosia to exercise the options provided by each option agreement for a period of ten (10) years following the termination of Mr. Nicosia’s employment. Upon the termination of Mr. Nicosia’s employment because of death, Mr. Nicosia’s estate will be entitled to receive (i) Mr. Nicosia’s then current base salary through the end of the month in which his death occurs, (ii) all accrued and unpaid compensation (including any accrued and unused vacation time) and earned but unpaid bonus payments. Upon the termination of Mr. Nicosia’s employment by the Company for cause or by Mr. Nicosia without good reason, the Company will pay Mr. Nicosia (i) a pro rata amount of Mr. Nicosia’s then current base salary through the date his employment is terminated and (ii) all unpaid bonuses and accrued and unpaid compensation (including any accrued and unused vacation).

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Tyler Nelson

On September 24, 2020, we entered into an Employment Agreement with Tyler Nelson to serve as our Chief Financial Officer. The agreement provides for an annual salary of $50,000 (the “Nelson Base Salary”). The Nelson Base Salary is payable in equal installments and will be paid every two weeks. The Nelson Base Salary will increase as follows: (i) upon the Company earning a total of at least $3,000,000 in Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) during any calendar year, the Nelson Base Salary will increase to $100,000 for all calendar years thereafter until if and when further increased pursuant to this Section 4.1; and (ii) for every $1,500,000 increase in EBITDA earned by the Company during any calendar year, the Nelson Base Salary will increase an additional $50,000 up to a maximum base salary of $350,000. Any increase to the Nelson Base Salary will be effective the first pay period of the Company after the Company reaches a particular EBITDA amount is achieved that triggers the increase. For example purposes only and not by way of limitation: (i) if on October 31, 2021 the Company reaches $3,000,000 in EBITDA earned during the 2021 calendar year, the Nelson Base Salary would increase to $100,000 commencing the Company’s first pay period after October 31, 2021; and (ii) if on November 15, 2022 the Company reaches $4,500,000 in EBITDA earned during the 2022 calendar year, the Nelson Base Salary would increase to $150,000 commencing the Company’s first pay period after November 15, 2022.

The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Nelson, with three months written notice required. The agreement provides for incremental increases upon the Company’s achievement of specific performance metrics. The agreement also provides for an annual bonus of up to 100% of Mr. Nelson’s then base salary upon the achievement of certain performance goals established and approved by the Board of Directors; provided, that at any time Mr. Nelson’s base salary is $200,000 or more, the Company will pay Mr. Nelson a minimum annual bonus of $200,000 within ninety days after the end of each calendar year. The agreement entitles Mr. Nelson to receive various employee benefits generally made available to other officers and senior managers of the Company.

Upon termination Mr. Nelson’s employment by Mr. Nelson for good reason, by the Company without cause, by the Company because of disability, or upon the Company’s or Mr. Nelson’s decision not to renew Mr. Nelson’s employment in accordance with the automatic successive one-year extensions, the Company will pay or provide Mr. Nelson (i) any unpaid base salary and any accrued vacation through the date of termination; (ii) amounts payable under any Company bonus plans in which Mr. Nelson is eligible to participate as of the date of the termination of his employment on a pro-rated basis; (iii) for a period of 12 months, Mr. Nelson’s then current monthly base salary multiplied by 2 (but not to exceed $150,000); (iv) outplacement services for Mr. Nelson for a period of 12 months with an outplacement firm selected by Mr. Nelson; and (v) at Mr. Nelson’s election to continue health insurance coverage under COBRA, Mr. Nelson’s monthly premium until (a) the close of the severance period, as defined therein, (b) the expiration of Mr. Nelson’s continuation of coverage under COBRA, or (c) the date when Mr. Nelson becomes eligible for substantially equivalent health insurance coverage in connection with new employment. Upon the termination of Mr. Nelson’s employment because of death, Mr. Nelson’s estate will be entitled to receive (i) Mr. Nelson’s then current base salary through the end of the month in which his death occurs, (ii) all accrued and unpaid compensation (including any accrued and unused vacation time) and earned but unpaid bonus payments. Upon the termination Mr. Nelson’s employment by the Company for cause or by Mr. Nelson without good reason, the Company will pay Mr. Nelson (i) a pro rata amount of Mr. Nelson’s then current base salary through the date his employment is terminated and (ii) all unpaid bonuses and accrued and unpaid compensations (including any accrued and unused vacation).

Stock Incentive Plan

2021 Equity Incentive Plan

We intend to adopt a new equity incentive plan prior to the offering, which will authorize the issuance of up to 60,000,000 shares of common stock through the grant of stock options (including incentive stock options qualifying under section 422 of the Code and nonstatutory stock options), restricted stock awards, stock appreciation rights, restricted stock units, performance awards, other stock-based awards or any combination of the foregoing.

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Outstanding Equity Awards at December 31, 2020

At December 31, 2020 there were granted to Matthew Nicosia options to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price equal to 110% of the fair market value of the Company’s Common Stock on the date of grant. There are no other outstanding equity awards held by our executive officers.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director Compensation

The table below shows the compensation paid to our directors during the years ended December 31, 2019. Matthew Nicosia was not compensated for acting as a director during fiscal 2019. Each of Al Ferrarra, Matthew Balk and Joseph Spence were appointed to the Board of Directors after January 1, 2020.

Name	Year	Fees Earned or Paid in Cash	Stock Compensation	Total
Pablo Peneloza(1)	2020
	2019	$16,615		$16,615
Trent Staggs(2)	2020	$3,333	$40,000	$43,333
	2019	$84,704		$84,704
Al Ferraro	2020	$3,333	$40,000	$43,333
Joseph Spence	2020	$3,333	$40,000	$43,333
Matthew Balk	2020	$3,333	$40,000	$43,333

_________________

(1)	Pablo Peneloza resigned from the Company’s Board of Directors on September 21, 2020.
(2)	Trent Staggs received $84,704 from the Company as payment for consulting services rendered in 2019.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding our voting shares beneficially owned as of January 26, 2021 by (i) each stockholder known to be the beneficial owner of 5% or more of the outstanding shares of the particular class of voting stock, (ii) each executive officer, (iii) each director, and (iv) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options, warrants and/or other convertible securities. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for each beneficial owner is exercised solely by the beneficial owner.

For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of January 26, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock before this offering is based on an aggregate of 391,906,585 shares outstanding, consisting of (i) 338,708,562 shares of common stock outstanding as of the date of this prospectus and (ii) 53,198,023 shares of common stock into which all of our preferred stock outstanding as of the date of this prospectus will be converted immediately prior to this offering. The percentage of beneficial ownership of our common stock after the offering is based on shares of common stock outstanding after the offering, which includes the common stock to be sold by us in the offering, assuming no exercise of the over-allotment option by the underwriter.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Vivakor, Inc., 433 Lawndale Drive, South Salt Lake City, UT 84115.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned	Shares of Series B Preferred Stock Beneficially Owned	Percentage of Series B Preferred Stock Beneficially Owned	Shares of Series B-1 Preferred Stock Beneficially Owned	Percentage of Series B-1 Preferred Stock Beneficially Owned	Shares of Series C-1 Preferred Stock Beneficially Owned	Percentage of Series C-1 Preferred Stock Beneficially Owned
Matt Nicosia, Chief Executive Officer and Director (1)(2)(3)	108,689,999	29.88%	2,000,000	100.00%				-	-	-
Tyler Nelson, Chief Financial Officer	0	*
Daniel Hashim, Chief Scientific Officer (3)	5,000,000	1.48%
Al Ferrara, Director
Trent Staggs, Director (4)	10,000,000	2.95%
Matthew Balk, Director	0	*
Joseph Spence, Director	0	*
All Officers and Directors as a group (seven persons)	123,689,999	32.63%	2,000,000	100%

5% Beneficial Stockholders
AKMN Irrevocable Trust (2)	108,682,850	29.88%	2,000,000	100%
Sustainable Fuels, Inc. (5)	20,000,000	5.90%
Regal Growth Inc.(6)	20,000,000	5.90%
Manta Pointe Holdings, Ltd. (7)									1,330,537	17.37%
Srinivasa Rao Kothapalli (8)									804,088	10.50%
Quba Holdings, LLC (9)									772,988	10.09%
Kevin Maloney (10)									537,410	7.02%
Everett Monroe (11)
Daniel O. Ritt Trust (12)
Peter D'Arruda (13)
Evelyn Pastor (14)
Celedonia Mehr (15)
Maria Teresa Rivera (16)
Dudley Frank(17)					4,250,000	62.10%

(continued)

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Name and Address of Beneficial Owner	Percentage of Series C-1 Preferred Stock Beneficially Owned After the Offering	Value of Class B Units of VV RII Beneficially Owned	Percentage of VV RII Class B Units Beneficially Owned	Percentage of VV RII Class B Units Beneficially Owned After the Offering	Value of Units of VWFI Beneficially Owned	Percentage of VWFI Units Beneficially Owned	Percentage of VWFI Units Beneficially Owned After the Offering	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering
Matt Nicosia, Chief Executive Officer and Director (1)(2)(3)	-	-	-	-	-	-	-	133,689,999	-
Tyler Nelson, Chief Financial Officer
Daniel Hashim, Chief Scientific Officer (3)								5,000,000
Al Ferrara, Director
Trent Staggs, Director (4)								10,000,000
Matthew Balk, Director
Joseph Spence, Director
All Officers and Directors as a group (seven persons)								148,689,999

5% Beneficial Stockholders
AKMN Irrevocable Trust (2)
Sustainable Fuels, Inc. (5)
Regal Growth Inc. (6)
Manta Pointe Holdings, Ltd. (7)	17.37%							1,330,537
Srinivasa Rao Kothapalli (8)	10.50%							804,088
Quba Holdings, LLC (9)	10.09%							772,988
Kevin Maloney (10)	7.02%							537,410
Everett Monroe (11)		$90,000	7.88%	7.88%
Daniel O. Ritt Trust (12)		$65,000	5.69%	5.69%
Peter D'Arruda (13)		$60,000	5.25%	5.25%
Evelyn Pastor (14)					$70,000	53.85%
Celedonia Mehr (15)					$35,000	26.92%
Maria Teresa Rivera (16)					$25,000	19.23%
Dudley Frank(17)

________________________

*	Less than 1%

(1)	The address for these stockholders is: c/o Vivakor, Inc., 433 Lawndale Drive, South Salt Lake City, Utah 84115.

(2)	The shares of common stock beneficially owned by Matthew Nicosia includes 118,682,850 shares of common stock held by AKMN Irrevocable Trust. Matthew Nicosia is the trustee of the AKMN Irrevocable Trust, of which Jonathan Nicosia, Matthew Nicosia’s son, a minor, is the beneficiary. AKMN Irrevocable Trust also holds 2,000,000 shares of Series A preferred stock and has agreed to convert these shares into 25,000,000 shares of our common stock immediately prior to the closing of this offering. Does not include options to purchase 5,000,000 shares of common stock.
(3)	The 5,000,000 shares of Series C-1 Preferred Stock beneficially owned by Dr. Hashim are directly held by CSS Nanotech Ltd. Dr. Hashim is the Chief Executive Officer of CSS Nanotech Ltd.

(4)	The 10,000,000 shares of common stock beneficially owned by Trent Staggs are held by TABBS Irrevocable Trust. Trent Staggs is the trustee of TABBS Irrevocable Trust, of which Brennan Trent Staggs and Brecklyn Staggs, Trent Staggs’s children, are the beneficiaries.
(5)	Sustainable Fuels, Inc. is owned by Debbie Carpenter, who may be deemed the beneficial owner of these shares. The address for Sustainable Fuels, Inc. is 10124 Marchant Avenue Tustin, CA 92872.

(6)	Regal Growth, Inc. is owned by William Reininger, who may be deemed the beneficial owner of these shares. The address for Regal Growth is 2309 Balleyfield Avenue Thousand Oaks, CA 91360.
(7)	Manta Point Holdings, Ltd. is owned by Rakan Al-Ghanim, who may be deemed the beneficial owner of these shares. The address for Manta Point Holdings, Ltd. is Whiteley Chambers Don Street, St. Helier, Jersey JE2 4TR.
(8)	Srinivasa Rao Kothapali’s address is 2501 Jimmy Johnson Suite 500 Port Arthur, TX 77640.
(9)	Quba Holdings, LLC is owned by Benjamin Bequer, who may be deemed the beneficial owner of these shares. The address for Quba Holdings, LLC is 5405 Seashore Drive Newport Beach, CA 92663.
(10)	Kevin Maloney’s address is 15 Crest Circle, Corona Del Mar, CA 92625.

(11)	Everett Monroe’s address is 5813 114th Street, Lubbock TX 79424.
(12)	Daniel O. Ritt Trust’s address is 168 Dover Pkwy, Stewart Manor, NY 11530.

(13)	Peter D’Arruda’s address is 124 Poppleford Place, Cary, NC 27518.

(14)	Evelyn Pastor’s address is 546 Cornell Street, San Lorenzo, CA 94580.

(15)	Celedonia Mehr’s address is 863 Ridgeview Terrace, Fremont, CA 94536.

(16)	Maria Teresa Rivera’s address is 1315 Darlene Avenue, San Mateo CA 94403.

(17)	Dudley Frank’s address is 1827 Loma Roja, Santa Ana, CA 92705.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our current policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

We provided secured loan financing and assistance to Vivaceuticals for the development and commercialization of two bioactive beverages and one weight loss beverage. Our Chief Executive Officer, at the time we made the loan, Matthew Nicosia was an officer and director of Vivaceuticals. Vivaceuticals sold its assets to Scepter Holdings, Inc. in 2018. In 2019, we received 800,000 shares of preferred stock in Scepter Holdings, Inc. to extinguish the loan encumbering the assets. We have converted these preferred shares into 800,000,000 shares of Common Stock of Scepter Holdings, Inc., which is traded on the OTC Markets (ticker: BRZL).

In September 2012, we entered into a consulting contract with LBL Professional Consulting, Inc. (“LBL”), of which Tyler Nelson is a common officer, which remains in effect. For the years ended December 31, 2019 and 2018 we paid LBL $231,199 and $180,544, respectively, for a team of consultants serving us. For the nine months ended September 30, 2020 and 2019 the Company paid LBL $134,970 and $152,574. In September 2020, the Company granted non-statutory stock options to LBL to purchase 30,000,000 shares of common stock. As of December 17, 2020 the parties have agreed to amend the contract to reduce the stock options to purchase 10,000,000 shares of common stock. The stock options vest over four years. The stock option is exercisable up to ten years from the grant date. Mr. Nelson is not the beneficiary of the Company and is not be permitted to participate in any discussion, including LBL’s board meetings, regarding any Company stock that LBL may own at any time.

We have an existing note payable issued to TriValley and Triple T, which is owned by Dr. Khalid Bin Jabor Al Thani, the 51% majority-owner of Vivakor Middle East LLC The note is interest free, has no fixed maturity date and will be repaid from revenues generated by Vivakor Middle East LLC. As of December 31, 2019 and 2018 the balance owed was $247,192 and $169,345, respectively. As of September 30, 2020 and September 30, 2019 the balance owed was $288,220 and $193,232.

In July 2020, the Company entered into an agreement with International Metals Exchange, LLC (“IME”), giving IME the option to purchase approximately 1,331 ounces of our precious metal concentrate for approximately $2,800,000. VVMCI, a wholly-owned subsidiary of Vivakor, Inc. owns all of the Class A Units of IME, which have sole voting power for all material matters except for removal of the manager, and VVMCI serves as a manager of IME. The parties are presently negotiating the term for such option. As of September 30, 2020, the Company has sold $54,250 of the precious metal concentrate through this option.

Policy on Future Related-Party Transactions

Following this offering, all future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

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DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our articles of incorporation (including the amended and restated articles of incorporation we intend to adopt in connection with this offering), bylaws and the Nevada Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified by reference to our articles of incorporation and our bylaws. You should read the provisions of our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Current Amended and Restated Articles of Incorporation

Authorized Capital Stock

We are currently authorized to issue up to 1,700,000,000 shares of capital stock consisting of: 1,250,000,000 shares of common stock, par value $0.001 per share, and 450,000,000 shares of preferred stock, par value of $0.001 per share. As of January 26, 2021, there were 338,708,562 shares of common stock that were issued and outstanding and held of record by 476 stockholders. As of January 26, 2021, there were 30,198,023 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available (subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends) and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities (subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to distributions). Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

We expect to effect a -for- reverse stock split of our outstanding common stock prior to the completion of this offering.

Preferred Stock

We are authorized to issue 450,000,000 shares of preferred stock, of which 300,000,000 shares have been designated as follows: (i) 2,000,000 shares of Series A preferred stock, of which all 2,000,000 are outstanding as of September 30, 2020; (ii) 98,000,000 shares of Series B preferred stock, of which 9,594,496 are outstanding as of September 30, 2020; (iii) 50,000,000 shares of Series B-1 preferred stock, of which 18,787,319 are outstanding as of September 30, 2020; (iv) 100,000,000 shares of Series C preferred stock, of which zero are outstanding as of September 30, 2020; and (v) 100,000,000 shares of Series C-1 preferred stock, of which 12,715,821 shares are outstanding as of September 30, 2020.

An additional 150,000,000 shares may be designated from time to time in one or more series as may be determined by our Board of Directors, subject to the protective rights of any classes of preferred stock then outstanding, with the voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each such series of undesignated shares to be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management.

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The Series A Preferred Stock provides holders the right to convert each share into shares of common stock at a conversion price of $0.02 per share, subject to adjustment. Holders of the Series A preferred stock are not entitled to receive dividends. Holders of Series A preferred stock have the right to 25 votes for each share of common stock into which such shares of Series A Preferred Stock may then be converted. Holders of Series A preferred stock are entitled to receive liquidation preference, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, or any other series of preferred stock. Immediately prior to the closing of this offering, the outstanding shares of Series A preferred stock will be converted into 25,000,000 shares of common stock.

The Series B Preferred Stock provides holders the right to convert each share into shares of common stock at a conversion price of the lesser of (i) $0.20 per share and (ii) ninety percent (90%) of the market price on the conversion date, subject to adjustment. Holders of Series B preferred stock are entitled to receive dividends at the rate of $0.025 per share per annum. Each Holder of Series B is entitled to vote upon matters presented to the Company’s shareholders on an as converted basis. Holders of Series B preferred stock are entitled to receive liquidation preference, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, Series A preferred stock or any other series of preferred stock. Immediately prior to the closing of this offering, the outstanding shares of Series B preferred stock will be converted into 9,594,496 shares of common stock.

The Series B-1 Preferred Stock provides holders the right to convert each share into shares of common stock at a conversion price of the lesser of (i) $0.25 per share and (ii) ninety percent (90%) of the market price on the conversion date, subject to adjustment. Holders of Series B-1 preferred stock are not entitled to receive dividends. Holders of Series B-1 preferred stock are not entitled to vote on matters presented to the shareholders of the Company. Holders of Series B-1 preferred stock are entitled to receive liquidation preference, pari passu with the holders of Series B preferred stock and prior to and in preference to any distribution of any of the assets of the Company to holders of common stock, Series A preferred stock, Series C preferred stock, Series C-1 preferred stock, or any other class of preferred stock. Immediately prior to the closing of this offering, the outstanding shares of Series B-1 preferred stock will be converted into 18,787,319 shares of common stock.

There are currently no shares of Series C preferred stock outstanding. Holders of the Series C preferred stock would have the right to convert each share into common stock in the number of fully paid and nonassessable shares of common stock at a conversion price of the lesser of (i) $0.35 per share and (ii) ninety percent (90%) of the market price on the conversion date, subject to adjustment. Holders of Series C preferred stock would be entitled to receive dividends at the rate of $0.04375 per share per annum. Holders of Series C preferred stock would be entitled to vote upon matter presented to the Company’s shareholders on an as converted basis. Holders of Series C preferred stock are entitled to receive liquidation preference, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, Series A Preferred Stock or any other series of preferred stock.

The Series C-1 Preferred Stock provides holders the right to convert each share into shares of common stock at a conversion price of the lesser of (i) $0.40 per share and (ii) ninety percent (90%) of the market price on the conversion date, subject to adjustment. Holders of Series C-1 preferred stock are not entitled to receive dividends. Holders of Series C-1 preferred stock shall be entitled to vote on all matters submitted to the shareholders of the Company on an as-converted basis. Holders of Series C-1 Preferred Stock are entitled to receive liquidation preference, pari passu with the holders of Series C Preferred Stock and prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, Series A preferred stock or any other series of preferred stock. Immediately prior to the closing of this offering, the outstanding shares of Series C-1 convertible preferred stock will be converted into 12,715,821 shares of common stock.

Amended and Restated Articles to be Adopted in Connection with the Offering

Prior to the closing of this offering, we intend to amend and restate our amended and restated articles of incorporation, to, among other things, effect a           -for-          reverse stock split and to eliminate the current provisions related to our preferred stock.

The following is a summary of our capital stock and provisions of our amended and restated articles of incorporation, as it will be in effect upon the closing of this offering. For more detailed information, please see the form of amended and restated articles of incorporation and the form of amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

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Upon completion of this offering, we will be authorized to issue           shares of common stock, $0.001 par value per share, and           shares of preferred stock, $0.001 par value per share, and there will be           shares of common stock and no shares of preferred stock outstanding.

Common Stock

Pursuant to the terms of the amended and restated articles of incorporation we intend to adopt in connection with this offering, the holders of common stock will be entitled to one vote per share on all matters to be voted upon by the shareholders, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy.” In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Pursuant to the terms of the amended and restated articles of incorporation we intend to adopt in connection with this offering, our board of directors will have the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Limitation on Directors’ Liability

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Nevada Anti-Takeover Statute

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock Transfer with an address at 1859 Whitney Mesa Drive, Henderson, Nevada 89014.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “VIVK.”

62

UNDERWRITING

We have entered into an underwriting agreement, dated             , 2021, with             , acting as the representative of the several underwriters named below, with respect to the shares of common stock and accompanying purchase warrants. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the shares of common stock and accompanying purchase warrants, provided below opposite their respective names.

Underwriter	Number of shares of common stock

Total:

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares as described in the “Over-allotment Option” section below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $              per share of common stock to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock and accompanying purchase warrants are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering:

	Per Share and accompanying Purchase Warrants	Total without Exercise of Over-allotment option	Total with Exercise of Over-allotment option
Public offering price	$	$	$
Underwriting discounts and commissions (8.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

63

We have agreed to reimburse the underwriters up to $100,000 for their actual and accountable out-of-pocket expenses and up to $75,000 for their non-accountable expenses. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriters’ out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $             .

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional             shares of common stock (equal to 15% of the number of shares of common stock sold in this offering), solely to cover overallotments, if any, at the public offering price set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock on the same terms as those on which the other securities are being offered.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Right of First Refusal

Provided this offering is completed, for a period of twenty-four (24) months from the closing date of this offering, we have granted the representative of the underwriters a right of first refusal to act as our sole investment banker, sole book-runner, sole financial advisor, sole underwriter and/or sole placement agent, as applicable, in the event we decide to pursue an offering of public and private equity and debt securities during such period.

Lock-up Agreements

Our directors, executive officers, and holders of 5% or more of our common stock (measured as of the effective date of the registration statement of which this prospectus forms a part) have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending ninety (90) days after the date of this prospectus, without first obtaining the written consent of                  . Specifically, these individuals have agreed, in part, not to:

•	offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, whether now owned or hereafter acquired or with respect to which such person has or later acquires the power of disposition, whether any such transaction is to be settled by delivery of our securities, in cash, or otherwise;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

64

•	make any demand for or exercise any right with respect to the registration of any of our securities; or

•	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, for a period of ninety (90) days from the date of this prospectus, with certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital, whether any such transaction described in clause (i) or (ii); or (iii) except as provided in the lock-up agreement, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or securities convertible into or exercisable or exchangeable for shares or any other of our securities; or (iv) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending ninety (90) days after the closing date of the offering.

Underwriter Warrants

We have also agreed to issue to the representative warrants to purchase a number of our shares of common stock equal to an aggregate of 5% of the shares of common stock sold in this offering (excluding any shares sold for over-allotments). The warrants will have an exercise price equal to 110% of the initial public offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The warrants will expire on the fifth anniversary of the effective date of this offering. The warrants provide for one demand registration of the shares of common stock underlying the warrants at our expense commencing 180 days after the effective date of this offering and for a period of no more than five years from the effective date of this offering or the commencement of sales of shares in this offering. In addition, the warrants provide for “piggyback” registration rights at our expense with respect to the underlying shares of common stock for a period of not more than years from the effective date of the of the offering or the commencement of sales of shares in this offering. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other fundamental transaction. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the warrants nor any shares of our common stock issued upon exercise of the warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants are being issued, except the transfer of any security:

●	by operation of law or by reason of reorganization of the Company;

●	to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

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●	if the aggregate amount of securities of the Company held by either an underwriter or a related person do not exceed 1% of the securities being offered;

●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In accordance with FINRA Rule 5110(f)(2)(G), the warrants may not contain certain terms.

Stabilization

In connection with this offering, the underwriters may engage in over-allotment transactions, syndicate-covering transactions, stabilizing transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares, so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing common stock in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common stock to close out the short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriters sell more shares of common stock than could be covered by exercise of the over-allotment option, and, therefore, have a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

66

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the Nasdaq Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters and any selling group members may engage in passive market making transactions in our common shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which services they may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. Certain legal matters in connection with this offering will be passed upon for the underwriters by                                                      .

EXPERTS

The consolidated balance sheets of Vivakor, Inc. for the years ended December 31, 2019 and December 31, 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, have been audited by Hall & Company, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

The SEC maintains a website, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

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VIVAKOR, INC.

F-1

VIVAKOR, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019	Pro Forma*
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$231,020	$93,361	$231,020
Cash and cash equivalents attributed to variable interest entity	–	511,542	–
Marketable securities, trading	1,059,065	–	1,059,065
Inventories	525,744	525,744	525,744
Precious metal concentrate	1,166,709	1,183,228	1,166,709
Prepaid expenses and other assets	112,052	202,392	112,052
Total current assets	3,094,590	2,516,267	3,094,590

Equity method investments	689,464	727,129	689,464
Other investments	3,000	28,000	3,000
Notes receivable	77,213	844,892	77,213
Property and equipment, net	18,180,299	15,925,548	18,180,299
Rights of use assets- operating leases	954,434	1,167,149	954,434
License agreement, net	2,044,017	2,134,639	2,044,017
Intellectual property, net	15,292,580	16,260,169	15,292,580
Total assets	$40,335,597	$39,603,793	$40,335,597

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) AND TEMPORARY EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,427,275	$710,452	$1,427,275
Accounts payable and accrued expenses attributed to variable interest entity	–	161,415	–
Loans and notes payable	1,669,457	694,145	1,669,457
Stock payable	–	11,800,000	–
Operating lease liabilities, current	302,030	345,442	302,030
Long-term debt, current	1,468,163	126,535	1,468,163
Total current liabilities	4,866,925	13,837,989	4,866,925

Operating lease liabilities, long term	665,482	826,010	665,482
Long-term debt	3,590,349	3,900,923	3,590,349
Deferred income tax liabilities	5,638,450	5,702,751	5,638,450
Total liabilities	14,761,206	24,267,673	14,761,206

Redeemable, convertible preferred stock, $.001 par value; 348,000,000 shares authorized;
Series B- 12.5%, cumulative, 9,594,496 and 21,251,890 issued and outstanding as of September 30, 2020 and December 31, 2019	1,918,900	4,250,380	–
Series B-1- 18,787,319 and 22,758,670 issued and outstanding as of September 30, 2020 and December 31, 2019	4,696,852	5,689,690	–
Series C-1- 12,715,821 and 13,384,760 issued and outstanding as of September 30, 2020 and December 31, 2019	6,573,833	6,841,409	–
Total temporary equity	13,189,585	16,781,479	–

Stockholders' equity (deficit):
Convertible, preferred stock, $.001 par value; 102,000,000 shares authorized; Series A- 2,000,000 issued and outstanding	2,000	2,000	–
Common stock, $.001 par value; 1,250,000,000 shares authorized; 323,857,164 and 285,343,964 were issued and outstanding as of September 30, 2020 and December 31, 2019	323,857	285,344	389,885
Additional paid-in capital	40,395,732	24,793,943	53,521,289
Treasury stock, at cost	(20,000)	(20,000)	(20,000)
Accumulated deficit	(29,491,591)	(27,848,500)	(29,491,591)
Total Vivakor, Inc. stockholders' equity (deficit)	11,209,998	(2,787,213)	24,399,583
Noncontrolling interest	1,174,808	1,341,854	1,174,808
Total stockholders' equity (deficit)	12,384,806	(1,445,359)	25,574,391

Total liabilities and stockholders’ equity (deficit) and temporary equity	$40,335,597	$39,603,793	$40,335,597

* See Note 3 of the consolidated financial statements for further details in the preparation our pro forma financial information.

See accompanying notes to consolidated financial statements

F-2

VIVAKOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenues	$392,707	$–	$1,416,051	$–
Cost of revenues	338,437	–	1,323,378	–
Gross profit	54,270	–	92,673	–
Operating expenses:
Sales and marketing	55,380	83,943	304,469	133,712
General and administrative	538,374	352,836	1,151,562	712,228
Bad debt expense	3,000	–	10,645	–
Amortization and depreciation	378,013	393,794	1,201,368	1,112,195
Total operating expenses	974,767	830,573	2,668,044	1,958,135
Loss from operations	(920,497)	(830,573)	(2,575,371)	(1,958,135)
Other income (expense):
Equity investment loss	763	–	(37,665)	–
Gain on extinguished debt	–	–	–	607,536
Realized loss on conversion of note receivable	–	–	(121,428)	–
Unrealized gain (loss) on marketable securities	(1,869,912)	–	345,915	–
Interest income	1,242	18,795	34,101	54,660
Interest expense	(32,008)	(552)	(43,303)	(4,490)
Other income	(7,000)	3,200	33,010	15,589
Total other income (expense)	(1,906,915)	21,443	210,630	673,295
Loss before provision for income taxes	(2,827,412)	(809,130)	(2,364,741)	(1,284,840)
Benefit (provision) for income taxes	94,321	(226,603)	102,492	(279,434)
Consolidated net loss	(2,733,091)	(1,035,733)	(2,262,249)	(1,564,274)
Less: Net loss attributable to noncontrolling interests	(364,837)	(33,623)	(791,953)	(62,799)
Net loss attributable to Vivakor, Inc.	$(2,368,254)	$(1,002,110)	$(1,470,296)	$(1,501,475)

Net loss attributable to common shareholders	$(2,368,254)	$(1,002,110)	$(1,470,296)	$(1,501,475)
Dividend on preferred stock	108,047	100,218	172,795	419,658
	$(2,476,301)	$(1,102,238)	$(1,643,091)	$(1,921,133)
Loss per common share- basic and diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Weighted average number of common shares- basic and diluted	315,554,429	267,884,820	304,262,964	250,724,273
Pro forma loss per common share- basic and diluted*	$(0.01)	$(0.00)	$(0.00)	$(0.01)
Pro forma weighted average number of common shares- basic and diluted*	381,652,065	267,884,820	370,360,600	250,724,273

* See Note 3 of the consolidated financial statements for further details in the preparation our pro forma financial information.

See accompanying notes to consolidated financial statements

F-3

VIVAKOR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY(DEFICIT)

(UNAUDITED)

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Stockholders' Equity (Deficit)
December 31, 2019	2,000,000	$2,000	285,343,964	$285,344	$24,793,943	$(20,000)	$(27,848,500)	1,341,854	$(1,445,359)
Common Stock issued for reduction in stock payable			20,000,000	20,000	11,780,000	–	–	–	11,800,000
Common Stock issued for cash	–	–	228,000	228	40,800	–	–	–	41,028
Conversion of temporary equity Series B, B-1, and C-1 Preferred Stock to Common Stock	–	–	18,285,200	18,285	3,746,404	–	–	–	3,764,689
Stock based compensation	–	–	–	–	34,585	–	–	–	34,585
Issuance of noncontrolling interest	–	–	–	–	–	–	–	624,907	624,907
Dividend paid in Series B-1 Preferred Stock	–	–	–	–	–	–	(172,795)	–	(172,795)
Net loss	–	–	–	–	–	–	(1,470,296)	(791,953)	(2,262,249)
September 30, 2020 (unaudited)	2,000,000	$2,000	323,857,164	$323,857	$40,395,732	$(20,000)	$(29,491,591)	$1,174,808	$12,384,806

	Series A Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Shareholders' Deficit
December 31, 2018	2,000,000	$2,000	230,256,188	$230,257	$13,363,511	$(20,000)	$(25,194,204)	$(7,181)	$(11,625,617)
Common Stock issued for reduction in liabilities			171,000	171	53,329	–	–	–	53,500
Exercise of Common Stock warrants	–	–	210,000	210	83,790	–	–	–	84,000
Conversion of temporary equity Series B and B-1 Preferred Stock to Common Stock	–	–	48,153,842	48,153	9,917,074	–	–	–	9,965,227
Stock based compensation	–	–	–	–	34,587	–	–	–	34,587
Issuance of noncontrolling interest	–	–	–	–	–	–	–	290,000	290,000
Dividend paid in Series B-1 Preferred Stock	–	–	–	–	–	–	(419,658)	–	(419,658)
Net loss	–	–	–	–	–	–	(1,501,475)	(62,799)	(1,564,274)
September 30, 2019 (unaudited)	2,000,000	$2,000	278,791,030	$278,791	$23,452,291	$(20,000)	$(27,148,960)	$220,020	$(3,182,235)

See accompanying notes to consolidated financial statements

F-4

VIVAKOR, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2020	2019
OPERATING ACTIVITIES:
Consolidated net loss	$(2,262,249)	$(1,564,274)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,201,368	1,112,195
Bad debt expense	10,645	–
Equity investment loss	37,665	–
Gain on extinguished debt	–	(607,536)
Realized loss on conversion of note receivable	121,428	–
Unrealized gain- marketable securities	(345,915)	–
Deferred income taxes	(64,301)	280,940
Stock-based compensation	34,585	34,587
Changes in operating assets and liabilities:
Accounts receivable	(9,000)	(10,678)
Precious metal concentrate	16,519	–
Other assets	(27,549)	(269,367)
Right of use assets	212,715	–
Operating lease liabilities	(212,715)	–
Accounts payable	555,408	200,718
Accrued interest on notes receivable	(34,101)	(54,660)
Accrued interest on notes payable	43,303	4,490
Net cash used in operating activities	(722,194)	(873,585)

INVESTING ACTIVITIES:
Issuance of notes receivable	(9,443)	(51,544)
Patent costs- intangible assets	(16,708)	(1,400)
Purchase of equipment	(1,115,722)	(641,926)
Net cash used in investing activities	(1,141,873)	(694,870)

FINANCING ACTIVITIES:
Proceeds from long-term debt	–	2,677,688
Payment of long-term debt	(116,535)	(1,481,867)
Proceeds from loans and notes payable	944,673	34,517
Proceeds from sale of common stock	41,028	–
Payment of notes payable	(3,889)	–
Proceeds from exercised stock warrants for cash	–	84,000
Issuance of noncontrolling interest	624,907	290,000
Net cash provided by financing activities	1,490,184	1,604,338

Net increase (decrease) in cash and cash equivalents	(373,883)	35,883
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	604,903	916,480
CASH AND CASH EQUIVALENTS, END OF PERIOD	$231,020	$952,363

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	–	–
Income taxes	–	–

Noncash transactions:
Conversion of Series B, B-1, and C-1 Preferred Stock to Common Stock	$3,764,689	$9,965,227
Stock issued for a reduction in liabilities	$11,800,000	$53,500
Dividend paid in Series B-1 Preferred Stock	$172,795	$419,658
Conversion of note receivable to equity investment	$809,578	–
Extinguished debt for equity investment	$–	$25,314
Extinguished notes receivable for equity investment	–	$800,000
Capitalized interest on construction in process	$1,136,424	$730,251
Series C-1 Preferred Stock issued for the purchase of equipment	$–	$278,122

See accompanying notes to consolidated financial statements

F-5

VIVAKOR, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization and Basis of Presentation

Vivakor, Inc. (collectively “we”, “us,” “our,” “Vivakor” or the “Company”) is a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, which is currently focused on soil remediation in the United States and Kuwait, and we have corporate offices in Utah, California, and in Qatar. We specialize in the remediation of soil from properties contaminated by or laden with heavy crude oil and other substances. The Company was originally organized on November 1, 2006 as a limited liability company in the State of Nevada as Genecular Holdings, LLC. The Company’s name was changed to NGI Holdings, LLC on November 3, 2006. On April 30, 2008, the Company was converted to a C-corporation and changed its name to Vivakor, Inc. pursuant to Articles of Conversion filed with the Nevada Secretary of State.

COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the COVID-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease.

COVID-19 and the U.S. response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations. In March 2020 we temporarily suspended operations in Kuwait and Utah due to COVID-19 government restrictions and as of the date of this report we have not resumed operations.

Note 2. Going Concern

As of September 30, 2020, we had $231,020 of cash on hand and had an accumulated deficit of $29,491,591. There is substantial doubt as to our ability to continue as a going concern based on the understanding that we do not have adequate working capital to finance our day-to-day operations for at least the next twelve months through December 2021. In order to meet our obligations as they come due and to fund the expansion of our asset acquisition strategy and the business of our technologies, we will require new funding to pay for these expenses. We may do so through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties, and we intend to and are in the process of seeking out possible capital raising efforts. There can be no assurance that additional capital will be available to the Company or if the terms will be favorable.

We currently have no agreements, arrangements, or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. We entered into an engagement letter with an investment banker to act as the sole underwriter of a proposed registered public offering of Common Stock by the Company. The agreement is conditioned, amongst other things, the following: The parties entering into an Underwriting Agreement, and the Company meeting the criteria necessary for the inclusion of the Common Stock on the Nasdaq or the NYSE American. We have no material commitments or contractual purchase obligations for the next twelve months. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

F-6

Note 3. Summary of Significant Accounting Policies

Interim Financial Information

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, these consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes for the year ended December 31, 2019. The accompanying interim consolidated balance sheet as of September 30, 2020, the consolidated interim statements of operations for the nine months ended September 30, 2020 and 2019, the consolidated interim statements of changes in stockholders’ equity (deficit) for the nine months ended September 30, 2020 and 2019, and the consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019, are unaudited. Separate pro forma information has been prepared in the interim consolidated balance sheet as of September 30, 2020, as well in the consolidated interim statements of operations for the nine months ended September 30, 2020 giving the effect of the conversion of certain preferred stock in conjunction with an anticipated public offering of the Company’s common stock. The unaudited interim consolidated financial statements have been prepared on a basis consistent with that used to prepare the audited annual consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair presentation of the consolidated financial statements. The operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results expected for the full year ending December 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Vivakor, Inc., its wholly owned and majority-owned active subsidiaries, or joint ventures (collectively, the “Company”). Intercompany balances and transactions between consolidated entities are eliminated. Inactive entities have no value, assets or liabilities. Vivakor has the following active wholly and majority-owned subsidiaries: Vivaventures Management Company, Inc., Vivaventures Energy Group, Inc. (99%), Vivaventures Oil Sands, Inc., Vivasphere, Inc., Vivasight, Inc. (inactive), and Vivathermic, Inc. (inactive). Vivakor maintains an interest in the following entities: Health America, Inc. (39%, inactive), VVPM 100, LLC (inactive), which is managed by Vivakor, VPM VII, LLC (inactive), which is managed by Vivakor, Vivakor Middle East, LLC (49%, consolidated), VivaRRT, LLC (50%, inactive). The Company withdrew from VivaVentures Precious Metal, LLC (39%, equity method investment) in July 2020. Vivakor manages and consolidates RPC Design and Manufacturing LLC, which includes a noncontrolling interest investment from Vivaopportunity Fund, LLC, which is also managed by Vivaventures Management Company, Inc.

The Company follows ASC 810-10-15 guidance with respect to accounting for Variable Interest Entities (“VIE”). A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of the entity’s expected residual returns. Variable interests are contractual, ownership, or other pecuniary interests that change with changes in the fair value of the entity’s net assets. A party is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provides the party with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and losses/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in facts and circumstances. For the nine months ended September 30, 2020 and for the year ended December 31, 2019 the following entity was considered to be a VIE and is consolidated in our consolidated financial statements: RPC Design and Manufacturing, LLC. For the nine months ended September 30, 2020 and for the year ended December 31, 2019 the following entities were considered to be a VIE, but were not consolidated in our consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion: Vivaventures UTSI, LLC, Vivaventures Royalty II, LLC, Vivaopportunity Fund, LLC, and International Metals Exchange, LLC. For the nine months ended September 30, 2020 and for the year ended December 31, 2019 the unaudited financial information for the unconsolidated VIEs is as follows: Vivaventures UTSI, LLC held assets of $3,008,114 and $2,341,192 (where the primary asset represents a receivable from the Company), and liabilities of $40,957 and $40,019. Vivaventures Royalty II, LLC held assets of $2,093,137 and $1,776,360 (where the primary asset represents a receivable from the Company), and liabilities of $300. Vivaopportunity Fund LLC held assets of $2,119,972 and $1,793,000 (where the primary asset represents a noncontrolling interest in units of a consolidated entity of the Company) and no liabilities. International Metals Exchange, LLC held assets of $77,500 and none and no liabilities.

F-7

RPC Design and Manufacturing, LLC: The Company established RPC Design and Manufacturing, LLC (“RDM”) in December 2018 with a business purpose of manufacturing custom machinery and selling or leasing the manufactured equipment in long term contracts with financing or leasing activities to the Company. We own 100% of the voting rights in the RDM. We, as the sole general partner of RDM, have the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of RDM and take certain actions necessary to maintain RDM in good standing without the consent of the limited partners. RDM has entered into a license agreement with the Company indicating that while RDM builds custom machinery incorporating the Company’s hydrocarbon extraction technology, RDM will pay the Company a license fee of $500,000 per Remediation Processing Center manufactured. Creditors of RDM have no recourse to the general credit of the Company. For the nine months ended September 30, 2020 and 2019 investors in RDM have a noncontrolling interest of $2,110,000 and $290,000. For the year ended December 31, 2019, investors in RDM have a noncontrolling interest of $1,464,000 We have the primary risk (expense) exposure in financing and operating the assets and are responsible for 100% of the operation, maintenance and any unfunded capital expenditures, which ultimately could be 100% of a custom machine, and the decisions related to those expenditures including budgeting, financing and dispatch of power. Based on all these facts, it was determined that we are the primary beneficiary of RDM. Therefore, RDM has been consolidated by the Company. Any intercompany revenue and expense associated with RDM and its license agreement with the Company has been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. As of September 30, 2020 and December 31, 2019, the Company does not have any cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2019, the Company had bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company annually evaluates the rating of the financial institutions in which it holds deposits.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimated allowance for doubtful accounts, if deemed necessary by management, and based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts, if any, by identifying troubled accounts and by using historical experience applied to an aging of accounts. An allowance for doubtful accounts was considered necessary by management as of September 30, 2020, and December 31, 2019 in the amounts of $30,000 and $21,000, respectively.

Equity Method Investments

Consolidated net income (loss) includes the Company’s proportionate net income or loss of equity investments. The carrying value of the Company’s equity method investments is increased and decreased by the Company’s proportionate share of the net income or loss of the investee. The carrying value of our equity method investment is also decreased by dividends the Company receives from the investee. As of September 30, 2020 and December 31, 2019 the equity method investments consisted of the following:

In 2019 the Company had an investment of $800,000 or 800,000,000 shares of common stock, or a diluted 23% equity holding in Scepter Holdings, Inc. (ticker: BRZL, OTC Markets). For the nine months ended September 30, 2020 and for the year ended December 31, 2019, the Company was attributed a loss on this equity investment in the amount of $37,665 and $72,871. There were no distributions to the Company in 2020 or 2019 from Scepter Holdings, Inc. As of September 30, 2020 and December 31, 2019 the net value of equity investment was $689,464 and $727,129. As of September 30, 2020 and December 31, 2019, the Company’s Chief Executive Officer has an immediate family member who is an officer of Scepter Holdings, Inc. The Company’s 800,000,000 shares of common stock of Scepter Holdings, Inc. has a market value of approximately $4,240,000 as of the date of December 11, 2020 based on the quoted market price.

As of December 31, 2019, the Company held a 39% interest in Vivaventures Precious Metals, LLC for which the fair value of this investment is none. In July 2020, the Company withdrew from this LLC.

F-8

Cost Method Investments

Investments in marketable securities consist of equity securities recorded at fair value. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. We analyze our marketable securities in accordance with Accounting Standard Codification 321 (“ASC 321”). Valuations for marketable securities are based on quoted prices for identical assets in active markets. Where marketable securities were found not be part of an actively traded market, we made a measurement alternative election and estimate the fair value at cost of the investment minus impairment.

As of September 30, 2020, and the year ended December 31, 2019, the Company owns 1,000 Class A LLC Units in each of the following entities, which are not consolidated: Vivaventures UTSI, LLC and Vivaventures Royalty II, LLC. In 2019 the Company purchased 1,000 Class A Units in Vivaopportunity Fund LLC. In aggregate these units amount to $3,000 as of September 30, 2020 and December 31, 2019. These Class A Units give the Company’s management control of the entities but lack the necessary economics criterion, where the Company lacks the obligation to absorb losses of these entities, as well as the right to receive benefits from the LLCs.

As of December 31, 2019, the Company owned 2,500,000 shares of common stock in Odyssey Group International, Inc. (ticker: ODYY, OTC Markets), at a cost of $25,000. For the nine months ended September 30, 2020, the Company noted that this investment began trading on an active market and accounted for such securities based on the quoted price from the OTC Markets where the stock is currently traded (See Note 5). As of December 31, 2019, the Company accounted for such securities at cost minus impairment due to the investment not being traded on an active market noting that the stock was thinly traded.

Convertible Instruments

The Company reviews the terms of convertible debt and preferred stock for indications requiring bifurcation, and separate accounting for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company or the number of shares is variable are bifurcated and accounted for as derivative financial instruments. (See Derivative Financial Instruments below). Bifurcation of the embedded derivative instrument requires the allocation of the proceeds first to the fair value of the embedded derivative instrument with the residual allocated to the host instrument. The resulting discount to the debt instrument or the redemption value of convertible preferred securities is accreted through periodic charges to interest expense over the term of the agreements or to dividends over the period to the earliest conversion date using the effective interest rate method, respectively.

Derivative Financial Instruments

The Company does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants to purchase the Company’s common stock and the embedded conversion features of debt and preferred instruments that are not considered indexed to the Company’s common stock are classified as liabilities when either (a) the holder possesses rights to net-cash settlement, (b) physical or net share settlement is not within the control of the Company, or (c) based on its anti-dilutive provisions. In such instances, net-cash settlement is assumed for financial accounting and reporting. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. Fair value for embedded conversion features and option-based derivative financial instruments is determined using the Monte Carlo Simulation or the Black-Scholes Option Pricing Model, respectively.

Other convertible instruments that are not derivative financial instruments are accounted for by recording the intrinsic value of the embedded conversion feature as a discount from the initial value of the instrument and accreting it back to face value over the period to the earliest conversion date using the effective interest rate method.

F-9

Leases

Effective January 1, 2019, we adopted Accounting Standards Codification 842, Leases ("ASC 842"). We determine if an arrangement contains a lease at inception based on whether or not the Company has the right to control the asset during the contract period and other facts and circumstances.

We are the lessee in a lease contract when we obtain the right to control the asset. Operating lease right-of-use ("ROU") assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight-line basis over the lease term in our consolidated statement of operations. We determine the lease term by assuming the exercise of renewal options that are reasonably certain. As most of our leases do not provide an implicit interest rate, we use our local incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. ASC 842 is effective for us beginning on January 1, 2019. As of September 30, 2020 and December 31, 2019, we recorded right-of-use assets of $954,434 and $1,167,149 and lease obligations of $967,512 and $1,171,452. On adoption, we recognized additional liabilities, with corresponding ROU assets based on the present value of the lease payments over the lease term under current leasing contracts for existing operating leases. There was no statement of operations or cash flow statement impact on adoption, nor were prior periods adjusted.

The effects of the changes made to our balance sheet at adoption were as follows:

	Balance at December 31, 2018	Impact from ASU 2016-02 Adoption	Balance at January 1, 2019
Financial statement line item:
Right-of-use assets- operating leases	$–	$130,383	$130,383
Current lease liabilities	$–	$(130,383)	$(130,383)

Long Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No impairment charges were incurred during the years ended December 31, 2019 and 2018 as the Company was still in the early phases of our business plan and operating losses were expected in our early phases. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.”

Property and equipment, net

Property and equipment are stated at cost or fair value when acquired. Depreciation is computed by the straight-line method and is charged to the statement of operations over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the term of the related lease. Impairment losses are recognized for long-lived assets, including definite-lived intangibles, used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are not sufficient to recover the assets' carrying amount. Impairment losses are measured by comparing the fair value of the assets to their carrying amount.

Interest on long-term debt for the development or manufacturing of Company assets is capitalized to the asset until the asset enters production or use, and thereafter all interest is charged to expense as incurred. Maintenance and repairs are charged to expense as incurred. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the term of the related lease.

F-10

The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software, and office equipment	1-5 years
Machinery and equipment	3-5 years
Vehicles	5 years
Furniture and fixtures	5 – 10 years
Precious metal extraction machinery (heavy extraction equipment)	10 years
Remediation Processing Centers (heavy extraction and remediation equipment) (“RPC”)	20 years
Leasehold improvements	Lesser of the lease term or estimated useful life

Equipment that is currently being manufactured is considered construction in process and is not depreciated until the equipment is placed into service.

Intangible Assets:

We account for intangible assets in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan does not constitute a triggering event for our intangible assets, and we have assessed that there to be no impairment for the nine months ended September 30, 2020.

Share-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation-Stock Compensation’ (“ASC 718”) which requires recognition in the financial statements of the cost of employee, consultant, or director services received in exchange for an award of equity instruments over the period the employee, consultant, or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee, consultant, or director services received in exchange for an award based on the grant-date fair value of the award.

Income tax

Deferred income taxes are provided on the asset and liability method whereby deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-11

Our annual effective tax rate is based on our income and the tax laws in the various jurisdictions in which we operate. Judgment is required in determining our annual tax expense and in evaluating our tax positions. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the position becomes uncertain based upon one of the following conditions: (1) the tax position is not "more likely than not" to be sustained; (2) the tax position is "more likely than not" to be sustained, but for a lesser amount; or (3) the tax position is "more likely than not" to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, (1) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information; (2) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position; and (3) each tax position is evaluated without considerations of the possibility of offset or aggregation with other tax positions taken. We adjust these reserves, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit. See Note 20 for further information on income tax.

Revenue Recognition

Effective January 1, 2018, we adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Approximately 97% of our sales consist of the sale of precious metals with a commitment to deliver precious metals to the customer, and revenue is recognized on the settlement date, which is defined as the date on which: (1) the quantity, price, and specific items being purchased have been established, (2) metals have been delivered to the customer, and (3) payment has been received or is covered by the customer’s established credit limit with the Company.

The new standard contains a five-step approach that entities will apply to determine the measurement of revenue and timing of when it is recognized, including (i) identifying the contract(s) with a customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to separate performance obligations, and (v) recognizing revenue when (or as) each performance obligation is satisfied. The new standard requires a number of disclosures intended to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue, and the related cash flows. The disclosures include qualitative and quantitative information about contracts with customers, significant judgments made in applying the revenue guidance, and assets recognized from the costs to obtain or fulfill a contract.

In order to ensure the revenue recognition in the proper period, we review material sales contracts for proper cut-off based upon the business practices and legal requirements of each country

Our performance obligation generally consists of the promise to sell products or complete services to our customers. Control of the products is transferred upon shipment to, or receipt at, our customers' locations, as determined by the specific terms of the contract. Upon transfer of control to the customer, which completes our performance obligation, revenue is recognized. Services are completed upon the terms of each contract, specifically in regard to remediation, when the tonnage of contaminated soil is completed and tested our performance obligation is completed and revenue is recognized. After completion of our performance obligation, we have an unconditional right to consideration as outlined in the contract. Our receivables will generally be collected in less than Nine months, in accordance with the underlying payment terms.

Advertising Expense

Advertising costs are expensed as incurred. The Company did not have advertising expense for the nine months ended September 30, 2020 and 2019.

Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.” We have irrevocably elected to opt-out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

F-12

In December 2019, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2021. We are currently evaluating the impact that ASU 2019-12 may have on our consolidated financial statements.

In August 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. We are currently evaluating the impact that ASU 2020-06 may have on our consolidated financial statements.

Net Income/Loss Per Share

Basic net income (loss) per share is calculated by subtracting any preferred interest distributions from net income (loss), all divided by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net income (loss) per common share is computed by dividing the net income (loss) by the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method if their effect is dilutive. Potential dilutive instruments for the nine months ended September 30, 2020 and 2019 include the following: convertible notes payable convertible into approximately 1,072,954 and 551,830 shares of common stock, convertible Series A preferred stock convertible into 20,000,000 shares of common stock (in the event of a public offering of the Company’s common stock this will convert to 25,000,000 shares), convertible Series B preferred stock convertible into approximately 9,594,496 and 36,009,711 shares of common stock, convertible Series B-1 preferred stock convertible into approximately 18,787,319 and 23,544,455 shares of common stock, convertible Series C-1 preferred stock convertible into approximately 12,715,821 and 12,117,160 shares of common stock, stock grants to employees of 500,000 shares of common stock, and warrants for 1,060,000 and 12,080,000 shares of common stock. As of December 31, 2019, a stock payable for 20,000,000 shares of common stock was also outstanding.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe our critical accounting estimates relate to the following: Recoverability of current and noncurrent Assets, revenue recognition, stock-based compensation, income taxes, effective interest rates related to long-term debt, marketable securities, cost basis and equity method investments, lease assets and liabilities, equity method investments, valuation of stock used to acquire assets, and derivatives.

While our estimates and assumptions are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

Fair Value of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

F-13

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments. The recorded values of notes payable approximate their current fair values because of their nature, rates, and respective maturity dates or durations.

Note 4. Prepaid Expenses and Other Assets

As of September 30, 2020 and December 31, 2019, our prepaid expenses and other assets consist of the following:

	September 30,	December 31,
	2020	2019
Prepaid expense on option to purchase land, net (a)	$–	$117,889
Deposits (b)	112,052	84,503
Total Prepaid Expenses and Other Assets	$112,052	$202,392

(a) The Company entered into an Option Agreement in July 2019 for the exclusive right to purchase certain real property commonly known as Asphalt Ridge. The right to purchase the land was purchased for $200,000, which would be applied as a payment on the land if the option is exercised to purchase the land. The agreement gives the Company 12 months for due diligence and to operate on the land. The agreement grants the Company the option to extend the option for an additional 6 months for a cost of $200,000. The Company capitalized the cost of legal expense for this option in the amount of $2,096 bringing the gross value of the option to $202,096. The Company amortized the prepaid over the life of the agreement, 12 months. For the three months ended September 30, 2020 and 2019 amortization expense was $16,841 and $33,683 compared to $117,891 and 33,685 for the nine months ended September 30, 2020 and 2019. In July 2020, the landowner agreed to amend the Option Agreement to extend the term of this option for an additional 6 months at no cost to the Company.

(b) Various deposits with vendors, professional service agents, or security deposits on office and warehouse leases.

F-14

Note 5. Marketable Securities

Investments in marketable securities consist of equity securities recorded at fair value. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. We analyze our marketable securities in accordance with Accounting Standard Codification 321 (“ASC 321”). Valuations for marketable securities are based on quoted prices for identical assets in active markets. Where marketable securities were found not be part of an actively traded market, we made a measurement alternative election and estimate the fair value at cost of the investment minus impairment.

As of December 31, 2019, the Company owned 2,500,000 shares of common stock in Odyssey Group International, Inc. (“Odyssey”) ticker: ODYY, OTC Markets), at a cost of $25,000. As of December 31, 2019, the Company accounted for such securities at cost minus impairment due to the investment not being traded on an active market noting that the stock was thinly traded. In June 2020, the Company converted the outstanding balance of $809,578 of its note receivable with Odyssey into 809,578 shares of Odyssey common stock according to the terms of the note receivable. As of September 30, 2020, the Company owns 3,309,578 shares of Odyssey common stock. The Company noted that Odyssey’s common stock began trading on an active market and classified them as trading securities with the change in unrealized gains and losses on the investment included in the statement of operations. As of September 30, 2020, all of the Company’s marketable securities are classified as trading securities. The Company accounted for such securities based on the quoted price from the OTC Markets where the stock is traded which resulted in the Company recording an unrealized loss on marketable securities in the statement of operations of $1,869,912 for the three months ended September 30, 2020 compared to unrealized gain of $345,915 for the nine months ended September 30, 2020. As of September 30, 2020, marketable securities were $1,059,065.

Note 6. Inventories

Inventories consist primarily of raw materials (including tar-sand stockpiles) and finished goods (which includes Fenix iron). Inventories are valued at the lower of cost or market (net realizable value). The tar-sand stockpiles consist of 400,000 tons of tar sand stockpile and are anticipated to be used as test material for our extraction remediation units. The stockpiles were acquired at a cost of approximately $0.83 per ton or $333,744. The nano Fenix Iron are finished goods that have a 20-year shelf life and were acquired at cost for $192,000.

Note 7. Precious Metal Concentrate

Precious metal concentrate includes metal concentrates located at the Company’s facilities. Concentrates consist of gold, silver, platinum, palladium, and rhodium. Precious metal concentrate was acquired from our funding agreements for extraction operations with Vivaventures Precious Metals LLC from 2013 through 2016. Our precious metal concentrate requires further refining to be sold as a finished product and is valued at the lower of cost or market (net realizable value).

As of September 30, 2020 and December 31, 2019, the Company carried a refining reserve of $1,166,709 and $1,183,229 against its precious metal concentrate asset based on estimates that the Company received if it were to sell the precious metal concentrate in its current concentrated form to processing refineries. The Company intends to sell our precious metal concentrate in its current state or refine it into dore bars for sale or monetization and investment purposes. In July 2020, the Company entered into an agreement with International Metals Exchange, LLC (“IME”) giving IME the option to purchase approximately 1,331 ounces of our precious metal concentrate for approximately $2,800,000. The parties are presently negotiating the term for such option. As of September 30, 2020, the Company has sold $54,250 of the precious metal concentrate through this option.

As of September 30, 2020, and December 31, 2019 the net realizable value of our precious metal concentrate is $1,166,709 and $1,183,228.

F-15

Note 8. Notes Receivable

Notes receivable consist of the following:

	September 30,	December 31,
	2020	2019
Related party receivable (a)	$–	$2,202
Odyssey Group International, Inc. note receivable (b)	–	779,176
Scepter Holdings, Inc. note receivable (c)	77,213	63,514
Total Notes Receivable	$77,213	$844,892

(a) In 2019, the Company loaned $2,202 to Vivaopportunity Fund, LLC, which holds a noncontrolling interest in our consolidated financial statements. As of September 30, 2020, the $2,202 has been repaid. The Company is not required to provide any subordinated support to this entity.

(b) We entered into a Master Revolving Note with Odyssey Group International, Inc., (ticker: ODYY, OTC Markets) in January 2017 for the Company to lend up to $450,000 to the holder. The note accrued interest at a rate of 12.5% per annum and accrued monthly on the outstanding principal. The loan was amended in November 2017 to extend the maturity date to lend up to $750,000 and it extended the maturity to January 2020. All outstanding principal and accrued interest of $809,578 was converted to the borrower’s common stock in June 2020 at $1.00 per share for 809,578 shares of common stock.

(c) We entered into a Master Revolving Note with Scepter Holdings, Inc. (ticker: BRZL, OTC Markets) in January 2019 for the Company to lend up to $70,000 to the holder. The note accrues interest at a rate of 7% per annum and accrues monthly on the outstanding principal. The note is convertible into common shares of Scepter Holdings, Inc. at a rate of $0.002 per share or a 50% discount to market on the date of conversion, whichever is less. The note matured in January 2020 and was amended to extend the maturity for an additional year with a maturity of January 2021 and the maximum amount of note was increased to $100,000.

Note 9. Property and Equipment

The following table sets forth the components of the Company’s property and equipment at September 30, 2020 and December 31, 2019:

	September 30, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Depreciation	Net Book Value	Gross Carrying Amount	Accumulated Depreciation	Net Book Value

Office furniture and equipment	$14,011	$1,552	$12,459	$9,617	$229	$9388
Vehicles	48,248	14,245	34,003	48,248	7,007	41,241
Precious metal extraction machine- 1 ton	2,280,000	228,000	2,052,000	2,280,000	228,000	2,052,000
Precious metal extraction machine- 10 ton	5,320,000	532,000	4,788,000	5,320,000	532,000	4,788,000

Construction in process:
Nanosponge prototype	17,103	–	17,103	17,103	–	17,103
Bioreactors	1,440,000	–	1,440,000	1,440,000	–	1,440,000
Remediation Processing Unit 1	5,689,736	–	5,689,736	4,983,731	–	4,983,731
Remediation Processing Unit 2	4,049,645	–	4,049,645	2,496,732	–	2,496,732
Remediation Processing Unit 3	97,353	–	97,353	97,353	–	97,353
Total fixed assets	$18,956,096	$775,797	$18,180,299	$16,692,784	$767,236	$15,925,548

F-16

For the year ended December 31, 2019 the Company paid $507,044 with 1,267,608 shares of Series C-1 Preferred Stock for equipment, which has been valued based on similar cash purchases of the Series C-1 Preferred Stock at $0.40 per share. For the nine months ended September 30, 2020 and 2019 depreciation expense was $8,560 and $3,593. For the nine months ended September 30, 2020 and 2019 capitalized interest to equipment from debt financing was $1,136,424 and $730,251 Equipment that is currently being manufactured is considered construction in process and is not depreciated until the equipment is placed into service.

Note 10. License Agreements

On August 17, 2017, the Company purchased rights to an exclusive license for the applications and implementations involving the Nanosponge Technology and to use and develop the Nanosponge as we see fit at our sole discretion. The Nanosponge contribution in the Company’s processes is to facilitate a cracking process whereby remediated or extracted oil may be further refined from a crude product to a diesel fuel. The license was valued at $2,416,572 and is amortized over its useful life of 20 years. As of September 30, 2020 and December 31, 2019 the accumulated amortization of the license was $372,555 and $281,933. For the nine months ended September 30, 2020 and 2019 amortization expense of the license was $90,621. Amortization expense for the years 2020 through 2024 is $120,829 in each respective year. As of September 30, 2020 and December 31, 2019 the net value of the license is $2,044,017 and $2,134,639.

Note 11. Intellectual Property, Net

The Company entered into a Contribution Agreement dated January 5, 2015, where proprietary information and intellectual property related to certain petroleum extraction technology (also known as hydrocarbon extraction technology) suitable to extract petroleum (or hydrocarbons) from tar sands and other sand-based ore bodies, and all related concepts and conceptualizations thereof (the “Extraction Technology”) was contributed to VivaVentures Energy Group, Inc., a 99% majority-owned subsidiary of Vivakor, and was assessed a fair market value of $16,385,157, which consists of the consideration of $11,800,000 and the Company assuming a deferred tax liability in the amount of $4,585,157. All ownership in the Extraction Technology (including all future enhancements, improvements, modifications, supplements, or additions to the Extraction Technology) was assigned to the Company and is currently being applied to the Company Remediation Processing Centers, which are the units that remediate material. The Extraction Technology is amortized over a 20-year life. For the nine months ended September 30, 2020 and 2019 the amortization expense of the patents was $614,443. Amortization expense for the years 2020 through 2024 is $819,258 in each respective year. As of September 30, 2020 and December 31, 2019 the net value of the Extraction Technology is $11,742,696 and $12,357,139.

In 2019, the Company began the process of patenting the Extraction Technology and all of its developments and additions since the acquisition, and we have filed a series of patents and capitalized the costs of these patents. As of September 30, 2020, the capitalized costs of these patents are $97,918. The patents are pending and when placed in service, the Company will be begin amortizing the cost over the patent useful life.

The Company entered into an asset purchase agreement dated September 5, 2017, where two patents (US patent number 7282167- Method and apparatus for forming nano-particles and US patent number 9272920- System and method for ammonia synthesis) were purchased and attributed a fair market value of $4,931,380, which consists of the consideration of $3,887,982 and the Company assuming a deferred tax liability in the amount of $1,043,398. The patents grant the Company ownership of a nano catalyst technology that facilitates chemical manufacturing, with a focus on the production of ammonia, specifically for the gas phase condensation process used to create the iron catalyst. The nano catalyst accelerators make the Haber-Bosch process more efficient by increasing the active surface area of standard commercial iron catalysts, thereby lowering the reaction temperature and pressure required for the Haber-Bosch process to occur. As a result, less energy is needed to complete the reaction and create ammonia. The patents are amortized over their useful life of 10 years. For the nine months ended September 30, 2020 and 2019 the amortization expense of the patents was $369,853. Amortization expense for the years 2020 through 2024 is $493,138 in each respective year. As of September 30, 2020 and December 31, 2019 the net value of the patents was $3,451,966 and $3,821,820.

F-17

The following table sets forth the components of the Company’s intellectual property at September 30, 2020 and December 31, 2019:

	September 30, 2020			December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Extraction Technology patents	$97,918	$–	$97,918	$81,210	$–	$81,210
Extraction Technology	16,385,157	4,642,461	11,742,696	16,385,157	4,028,018	12,357,139
Ammonia synthesis patents	4,931,380	1,479,414	3,451,966	4,931,380	1,109,560	3,821,820
Total Intellectual property	$21,414,455	$6,121,875	$15,292,580	$21,397,747	$5,137,578	$16,260,169

Note 12. Accounts Payable and Accrued Expenses

Accounts payable consist of the following:

	September 30,	December 31,
	2020	2019
Accounts payable	$1,147,836	$422,551
Office access deposits	1,190	1,490
Accrued compensation	112,500	125,000
Accrued tax penalties and interest	165,749	161,411
Accounts payable and accrued expenses	$1,427,275	$710,452

As of September 30, 2020 and December 31, 2019 accounts payable attributed to variable interest entities was none and $161,415.

Note 13. Stock Payable

As of December 31, 2019, the Company had an outstanding payable of $11,800,000 payable in common stock to Sustainable Fuels, Inc. (“SFI”) for the Extraction Technology (See Note 11). Before the Common Stock was issued, the owner of SFI died and the matters and affairs of his estate were passed to the executor of his estate. We attempted to contact SFI and the executor of the estate multiple times to issue and send the common stock to the company or appropriate successor of the estate to no avail. As of September 30, 2020, the Company was able to make contact with the new owner of SFI and has issued 20,000,000 shares of Common Stock to SFI per the terms of the agreement.

F-18

Note 14. Loans and Notes Payable

Loans and Notes payable consist of the following:

	September 30,	December 31,
	2020	2019
Various promissory notes and convertible notes (a)	$81,696	$80,212
Novus Capital Group LLC Note (b)	354,862	334,775
TriValley & Triple T Notes (c)	288,220	247,192
National Buick GMC (d)	28,077	31,966
Various Bridge Notes (e)	319,083	–
Blue Ridge Bank (f)	205,100	–
Small Business Administration (g)	301,774	–
JP Morgan Chase Bank (h)	90,645	–
Total Loans and Notes Payable	$1,669,457	$694,145

_____________

(a) From 2013 through 2018 the Company issued a series of promissory notes and convertible notes with various interest rates ranging up to 12% per annum. The convertible notes convert at the holder’s option after 1 year of issuance and may be converted into shares of common stock. The conversion price is generally equal to the specified per share conversion rate as noted in the note agreements. In 2019 a series of the promissory note holders agreed to settle $632,850 in notes payable for 2,531,400 shares of marketable securities of Odyssey Group International, Inc. owned by the Company. The Company converted $25,314 of its convertible note receivable into 2,531,400 shares of Odyssey Group International, Inc. and transferred these shares to the note holders to extinguish the notes payable and has accounted for these marketable securities at cost or $25,314 and recorded a $607,536 gain on the extinguishment of debt in “Gain (loss) on extinguishment of debt” in the accompanying consolidated statement of operations.

(b) On September 5, 2017, the Company acquired patents in the amount of $4,931,380 in which the Company also agreed to assume the encumbering debt on asset in the amount of $334,775 due in December 2019 with no interest accruing until 2020 and a deferred tax liability of $1,043,398. The Company has agreed with the holder of the encumbering debt to extend the note to January 2, 2021 and accrue interest at 7% per annum commencing January 1, 2020 through July 1, 2020, and 10% per annum commencing July 2, 2020 through January 2, 2021.

(c) The balance of these outstanding notes is due to related parties, specifically the 51% owner of Vivakor Middle East LLC, in which the Company owns 49% and consolidates this entity in its consolidated financial statements. The loans were granted to Vivakor Middle East LLC by the majority owner for operational use with only the agreement of repayment from the net proceeds of such entity’s operations once it commences scaled up operations. No interest accrues on the loans, and no specific maturity date has been agreed upon.

(d) In May 2019, the Company purchased a vehicle for $36,432 and financed $34,932 over six years with an interest rate of 6.24% per annum. Monthly payments of $485 are required and commenced in July 2019.

F-19

(e) In 2020 the Company entered into convertible promissory notes with an aggregate principal of $308,000. The notes accrue interest at 10% per annum and have a maturity of the earlier of 12 months or the consummation of the Company listing its Common Stock on a senior stock exchange. The notes are convertible at the Company’s option into shares of the Company’s common stock at a price equal to 80% of the opening price of the Company’s common stock on the national exchange or the offering price paid by the investors in the financing in connection with the uplist, whichever is lower, or (ii) repaid in cash in an amount equal to the indebtedness being repaid plus a premium payment equal to 15% of the amount being repaid. If an event of default has occurred and the Company does not convert the amounts due under the Note into the Company’s common stock, then the Company will have the option to convert the outstanding indebtedness into shares of the Company’s common stock at a price equal to 80% of the weighted average trading price of the Company’s common stock on the OTC Markets, or be repaid in cash in an amount equal to all principal and interest due under the Note.

(f) In May 2020, the Company entered into a Paycheck Protection Program loan agreement with Blue Ridge Bank, subject to the Small Business Administration’s (“SBA”) Paycheck Protection Program. The loan carries an annual interest rate of one (1) percent per annum with payment beginning in the seventh month with monthly payments required until maturity in the 18th month. The loan may be fully forgivable according to the CARES Act if the Company can provide proper documentation for the use of the proceeds of the loan.

(g) From May through August 2020, the Company entered into various loan agreements with the Small Business Administration for an aggregate loan amount of $299,900. The loans carry an interest rate of 3.75% per annum. The loans shall mature in 30 years.

(h) In July 2020, the Company entered into a Paycheck Protection Program loan agreement with JP Morgan Chase Bank, subject to the Small Business Administration’s (“SBA”) Paycheck Protection Program. The loan may be fully forgivable according to the CARES Act if the Company can provide proper documentation for the use of the proceeds of the loan.

Note 15. Commitments and Contingencies

Leases

In June 2019, the Company entered into a Sublease agreement with US Closer, LLC, whereby we agreed to lease approximately 12,061 square feet of office and manufacturing space located in South Salt Lake City, Utah. Pursuant to the Sublease, the sublease expires on December 31, 2020 and requires a monthly lease payment of $6,633.55 plus other pass-through expenses as required under the Primary Lease. The Company is currently negotiating with the landlord to renew this lease as the primary tenant and not as a sublease upon expiration of the lease.

Commencing on September 15, 2019, the Company entered into a five-year lease with Jamboree Center 1 & 2 LLC covering approximately 6,961 square feet of office space in Irvine, CA. Under the terms of the lease agreement, we are required to make the following monthly lease payments: Year 1 $21,927, Year 2 $22,832, Year 3 $23,737, Year 4 $24,712, Year 5 $25,686. As a condition of the lease, we were required to provide a $51,992 security deposit.

The right-of-use asset for operating leases as of September 30, 2020 and December 31, 2019 was $954,434 and $1,167,149. Rent expense for the nine months ended September 30, 2020 and 2019 was $187,343 and $42,077.

Note 16. Long-term Debt

To assist in funding the manufacture of the Company’s Remediation Processing Centers, between 2015 and 2017, the Company entered into two agreements which include terms for the purchase of participation rights for the sale of future revenue of the funded RPCs, and which also require working interest budget payments by the Company.

F-20

The Company accounts for the terms under these contracts for the sale of future revenue under Accounting Standards Codification 470 (“ASC 470”). Accordingly, these contracts include the receipt of cash from an investor where the Company agrees to pay the investor for a defined period a specified percentage or amount of the revenue or a measure of income (for example, gross revenue) according to their contractual right, in which the Company will record the cash as debt and apply the effective interest method to calculate and accrue interest on the contracts. The terms of these agreements grant the holder a prorated 25% participation in the gross revenue of the assets as defined in the agreements for 20 years after operations commence for a purchase price of approximately $2,200,000. In the event that the contract is not fully subscribed by the LLCs it will receive only a prorated participation of the available 25% participation. Under the terms of the agreement, we anticipate Remediation Processing Centers to commence operations and to begin making estimated annual payments of $1,958,000 in January 2021 based on revenue projections from the RPCs.

In accordance with ASC 470, the Company records the proceeds from these contracts as debt because the Company has significant continuing involvement in the generation of the cash flows due to the investor (for example, active involvement in the generation of the operating revenues of the business segment), which constitutes the presence of a factor that independently creates a rebuttable presumption that debt classification is appropriate. The Company has determined its effective interest rates to be between 40% and 41.75% based on each contract’s future revenue streams expected to be paid to the investor. These rates represent the discount rate that equates estimated cash flows with the initial proceeds received from the investor and is used to compute the amount of interest expense to be recognized each period. During the development and manufacturing of the assets the effective interest has been capitalized to the assets. As the assets enter operations or service of their intended use, the effective interest on these contracts will be recognized as interest expense (See Note 9).

In 2016 and 2017, additional consideration to investors to enter into these agreements was granted, and the Company issued to these investors 3,390,000 shares of Series B-1 Preferred Stock with a relative fair value of $0.25 per share or based on conversion terms and price of the Company’s Common Stock at the time of issuance. The Company also issued 3,185,000 common stock warrants to investors. The relative fair value of the warrants and Series B-1 preferred stock in aggregate was $1,488,550, and was recorded as a debt discount, which is amortized to interest expense over the term of the agreements using the effective interest method. During the manufacturing phase of the asset, the interest expense is capitalized to the asset.

Some holders of these participation rights also have the option to relinquish ownership and all remaining benefits of their LLC units in exchange for Common Stock in the Company. Depending on the contract, these options to convert to common stock range from between 1 and 5.5 years. The exercise period ranges from between 1 year to 5.5 years with a step-up discount to market for each year the option is not exercised with a range of between a 5% to a 25% discount to market. Accordingly, under Accounting Standards Codification 815 (“ASC 815”) the Company valued these options at fair value using a Monte Carlo Simulation by a third-party valuation expert, which found the fair value of the options to be nominal. Long-term debt related to these participation rights is recorded in “Long-term debt” on the consolidated balance sheet.

The accounting for the terms under these contracts that call for working interest budget payments by the Company are recorded in current liabilities on the consolidated balance sheet and paid down through pass-through expenses or cash according to the contract. Accordingly, the Company records any unpaid balance of budget payments received in “Long-term debt, current” as these liabilities are generally paid within 12 months after proceeds are received.

F-21

Long-term debt consists of the following:

	September 30, 2020	December 31, 2019
Principal	$2,196,233	$2,186,233
Accrued interest	3,107,709	1,971,285
Debt discount	(245,430)	(256,595)
Working interest payable	–	126,535
Total long term debt	$5,058,512	$4,027,458

Long term debt, current	$1,468,163	$126,535
Long term debt	$3,590,349	$3,900,923

The following table sets forth the estimated payment schedule of long-term debt as of September 30, 2020:

	Principal	Interest	Total
2021	$2,338	$1,955,213	$1,957,551
2022	3,295	1,954,256	1,957,551
2023	4,643	1,952,908	1,957,551
2024	6,543	1,951,008	1,957,551
2025	9,220	1,948,331	1,957,551
Thereafter	2,170,194	27,563,809	29,734,003
Total	$2,196,233	$37,325,525	$39,521,758

Note 17. Stockholders' Equity

Series A, Series B, Series B-1, Series C and Series C-1 Preferred Stock

The Preferred Stock authorized by the Company may be issued from time to time in one or more series. The Company is authorized to issue 450,000,000 shares of preferred stock. The Company is authorized to issue 2,000,000 shares of Series A Preferred Stock, 98,000,000 shares of Series B Preferred Stock, 50,000,000 shares of Series B-1 Preferred Stock, 100,000,000 shares of Series C Preferred Stock, and 100,000,000 shares of Series C-1 Preferred Stock. The Board of Directors is authorized to fix or alter the number of shares constituting any series of Preferred Stock and the designation thereof.

The Company has issued 2,000,000 shares of Series A Preferred Stock, convertible at a current ratio of 10 shares of Common Stock for each outstanding share of Series A Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. Holders of shares of Series A Preferred Stock will have the right to 25 votes for each share of Common Stock into which such shares of Series A Preferred Stock can then be converted (with a current conversion ratio of 10 shares of Common Stock for each outstanding share of Series A Preferred Stock) and the right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any other Preferred Stock holder in the liquidation, dissolution or winding up of our Company. As of September 30, 2020 and December 31, 2019 the liquidation preference is $400,000. Holders of shares of Series A Preferred Stock are not currently entitled to dividends. The Company has the right, but not the obligation, to redeem shares of Series A Preferred Stock.

F-22

The Company has issued 9,594,496 and 21,251,890 of Series B Preferred Stock as of September 30, 2020, and December 31, 2019, respectively. Shares of Series B Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.20) or a 10% discount to market on the conversion date). Also, automatic conversion of shares of Series B Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series B Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. Certain holders of Series B contractually agreed to an automatic conversion to Common Stock after 4 years of issuance. The Company has the right, but not the obligation, to redeem shares of Series B Preferred Stock one year after issuance. Holders of Series B Preferred Stock will have the right to one vote for each share of Common Stock into which such Series B Preferred Stock is then convertible, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series A Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of September 30, 2020 and December 31, 2019 the liquidation preference was $1,918,899 and $4,383,202. Dividends are 12.5% and cumulative and are payable only when, as, and if declared by the Board of Directors.

The Company has issued 18,787,319 and 22,758,670 of Series B-1 Preferred Stock as of September 30, 2020, and December 31, 2019, respectively. Shares of Series B-1 Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.25) or a 10% discount to market on the conversion date). Also, automatic conversion of shares of Series B-1 Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series B-1 Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series B-1 Preferred Stock one year after issuance. Holders of Series B-1 Preferred Stock have no voting or dividend rights, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stockholder, except holders of Series A and Series B Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of September 30, 2020 and December 31, 2019 the liquidation preference was $4,696,830 and $5,689,690.

The Company has not issued any Series C Preferred Stock as of September 30, 2020, and December 31, 2019, respectively. Shares of Series C Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.35) or a 10% discount to the market price on the conversion date). Automatic conversion of shares of Series C Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series C Preferred Stock or upon the four year anniversary date of the issuance of such shares. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series C Preferred Stock one year after issuance. Holders of Series C Preferred Stock will have the right to one vote for each share of Common Stock into which such Series C Preferred Stock is then convertible, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series B and B-1 Preferred Stock, in the liquidation, dissolution or winding up of our Company. Dividends are 12.5% and cumulative and are payable only when, as, and if declared by the Board of Directors.

F-23

The Company has issued 12,715,821 and 13,384,760 of Series C-1 Preferred Stock as of September 30, 2020, and December 31, 2019, respectively. Shares of Series C-1 Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.40) or a 10% discount to the market price on the conversion date). In addition, automatic conversion of shares of Series C-1 Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series C-1 Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series C-1 Preferred Stock one year after issuance. Holders of Series C-1 Preferred Stock have no voting or dividend rights, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series A, Series B, Series B-1, and Series C Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of September 30, 2020 and December 31, 2019 the liquidation preference was $5,086,328 and $5,353,904.

For the nine months ended September 30, 2020, $3,764,689 or 16,988,866, shares of Series B, Series B-1, and Series C-1 Preferred Stock were converted into 18,285,200 shares of Common Stock.

For the nine months ended September 30, 2020, the Company issued 691,182 shares of Series B-1 Preferred Stock as a $172,795 stock dividend paid to Series B Preferred Shareholders.

For the nine months ended September 30, 2019, $9,965,227, or 48,112,062 shares of Series B and Series B-1 Preferred Stock, were converted into 48,153,042 shares of Common Stock.

Common Stock

The Company is authorized to issue 1,250,000,000 shares of common stock. As of September 30, 2020 and 2019, there were 323,857,164 and 285,343,964 shares of our common stock issued and outstanding, respectively. Treasury stock is carried at cost.

For the nine months ended September 30, 2020, $3,764,689 or 16,988,866, shares of Series B, Series B-1, and Series C-1 Preferred Stock were converted into 18,285,200 shares of Common Stock.

For the nine months ended September 30, 2020 the Company issued 20,000,000 shares of Common Stock for a $11,800,000 reduction in stock payables.

For the nine months ended September 30, 2020 the Company issued 228,000 shares of Common Stock in the amount of $41,028 for cash.

For the nine months ended September 30, 2020, the Company granted stock-based compensation to an employee, including a 500,000 share stock award, which vests at the end of four years. For the nine months ended September 30, 2020 and 2019, stock-based compensation was $34,585.

For the nine months ended September 30, 2019, $9,965,227, or 48,112,062 shares of Series B and Series B-1 Preferred Stock, were converted into 48,153,042 shares of Common Stock.

For the nine months ended September 30, 2019, the Company issued 171,000 shares for a $53,500 reduction of liabilities.

For the nine months ended September 30, 2019, the Company issued 210,000 shares of Common Stock for $84,000 in cash due to exercised warrants.

For the year ended December 31, 2019, the Company granted stock-based compensation to an employee, including a 500,000 share stock award, which vests at the end of 4 years. For the year ended December 31, 2019, stock-based compensation was $34,857.

F-24

Noncontrolling Interest

For the Nine months ended September 30, 2020 and 2019, the Company issued 124,981 and 58,000 units of noncontrolling interest in RPC Design and Manufacturing LLC for cash of $624,907 and $290,000.

Note 18. Temporary Equity

Shares of Series B, B-1, C and C-1 convertible preferred stock hold conversion features providing that, at the holder’s election, the holder may convert the preferred stock into common stock. Upon conversion, the Company may be required to deliver a variable number of equity shares that is determined by using a formula based on the market price of the Company’s Common Stock. After four years from the date of issuance, Series B and C preferred shareholders are forced to automatically convert to Common Stock. For each respective series, the holder may convert their preferred shares to common shares at the original issue price as defined, which ranges from between $0.20 per share to $0.40 per share, at the lesser of the original issue price or 90% of the market price on the conversion date. As of September 30, 2020 and December 31, 2019, the market price of the Company’s Common Stock was $0.44 and $0.20 per share. As of the date of this report the market price of the shares is approximately $0.47 per share. There is no contractual cap on the number of common shares that the Company could be required to deliver on preferred shareholders’ conversions to Common Stock. Because the feature contains no explicit share limit, the Company assumes that it may be forced to cash settle the conversion feature in accordance with the accounting analysis under ASC 815-40-25.

Accordingly, under ASC 815-40-25-10 the Company may be forced to settle these conversion features in cash, specifically since it is unknown as to what date the shareholders’ may convert their preferred stock to common stock and if there will be sufficient authorized and unissued common shares on that date. As of September 30, 2020 and December 31, 2019 the Company did have sufficient authorized and unissued common shares to satisfy all preferred shareholders interest if it were converted to Common Stock, although if the stock price were to drop below $0.02 per share and the Company could not authorize further shares it may be forced to settle such conversions in cash, which may consider them redeemable. Accordingly, Series B, B-1, C and C-1 preferred stock has been classified in temporary equity.

The following table shows all changes to temporary equity during for the nine months ended September 30, 2020 and 2019.

	Convertible Preferred Stock

	Series B		Series B-1		Series C-1
	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2019	21,251,890	$4,250,380	22,758,670	$5,689,690	13,384,760	$6,841,409
Conversion of Series B, B-1, and C-1 Preferred Stock to Common Stock	(11,657,394)	(2,331,480)	(4,662,533)	(1,165,633)	(668,939)	(267,576)
Dividend paid in Series B-1 Preferred Stock	–	–	691,182	172,795	–	–
September 30, 2020	9,594,496	$1,918,900	18,787,319	$4,696,852	12,715,821	$6,573,833

	Series B		Series B-1		Series C-1
	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2018	67,271,587	$13,454,255	28,251,420	$7,062,780	12,117,160	$6,334,365
Conversion of Series B and B-1 Preferred Stock to Common Stock	(41,315,626)	(8,263,125)	(6,838,216)	(1,702,102)	–	–
Series C-1 Preferred Stock issued for the purchase of equipment	–	–	–	–	695,304	278,122
Dividend paid in Series B-1 Preferred Stock	–	–	1,664,166	419,658	–	–
September 30, 2019	25,955,961	$5,191,130	23,057,370	$5,780,336	12,812,464	$6,612,487

F-25

Note 19. Warrants

As of September 30, 2020, the Company had 1,060,000 warrants outstanding. These warrants relate to the warrants issued as an incentive to investors with an investment into the Company. The outstanding warrants were issued at $0.40 per share of Common Stock. The warrants were granted for a one-year period.

Management uses the Black-Scholes option pricing model to determine the fair value of warrants on the date of issuance. The fair value of warrants issued pursuant to the issuance of notes payable was recorded as deferred debt issuance cost and amortized over the remaining term of the associated debt.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants on the date of issuance are as follows:

Risk-free interest rate	1.2%
Expected dividend yield	None
Expected life of warrants	1 years
Expected volatility rate	119%

The following table summarizes the activity of the Company’s share purchase warrants:

		Weighted
		average	Aggregate
	Number of	exercise	Intrinsic
	warrants	price	Value
Balance, December 31, 2018	16,485,000	$0.55	$–
Expired	(15,195,000)	0.56	–
Exercised	(210,000)	0.40	–
Balance, September 30, 2019	1,080,000	$0.49	$–

		Weighted
		average	Aggregate
	Number of	exercise	Intrinsic
	warrants	price	Value
Balance, December 31, 2019	1,080,000	$0.40	$–
Exercised	(20,000)	0.40	–
Balance, September 30, 2020	1,060,000	$0.40	$–

As of September 30, 2020 and December 31, 2019, the following share purchase warrants were outstanding:

	Number of warrants outstanding	Exercise price	Expiration date
Balance, September 30, 2020	1,060,000	$0.40	December 2020
Balance, December 31, 2019	1,080,000	$0.40	December 2020

F-26

Note 20. Income Tax

The Company calculates its quarterly tax provision pursuant to the guidelines in ASC 740 Income Taxes. ASC 740 requires companies to estimate the annual effective tax rate for current year ordinary income. In calculating the effective tax rate, permanent differences between financial reporting and taxable income are factored into the calculation, and temporary differences are not. The estimated annual effective tax rate represents the Company’s estimate of the tax provision in relation to the best estimate of pre-tax ordinary income or loss. The estimated annual effective tax rate is then applied to year-to-date ordinary income or loss to calculate the year-to-date interim tax provision.

The Company recorded income tax benefit of $94,321 and $102,492 for the three and nine months ended September 30, 2020, respectively. The Company is projecting a (6.14%) effective tax rate for the year ending December 31, 2020, which is primarily the result of projected benefit from book losses offset by a valuation allowance increase on the projected net operating losses incurred for the year. The Company recorded income tax expense of $226,603 and $279,434 for the three and nine months ended September 30, 2019, respectively. The Company’s effective tax rate for 2019 was (36.0%) which was the result of the benefit of book losses offset by additional valuation allowance on the net operating losses.

As of December 31, 2019, the Company had estimated federal and state net operating loss (NOL) carryforwards of approximately $11.6 million and $5.4 million, respectively. Federal NOL carryforwards begin to expire in 2026.

Note 21. Related Party Transactions

The Company provided secured loan financing and assistance to the development and commercialization of two bioactive beverages and one weight loss beverage for Vivaceuticals, Inc., which shared a common officer and board of director member with the Company. Vivaceuticals sold its assets to Scepter Holdings, Inc. in 2018. In 2019, the Company received 800,000 shares of preferred stock in Scepter Holdings, Inc. to extinguish the loan encumbering the assets. The Company has converted these preferred shares into 800,000,000 shares of Common Stock of Scepter Holdings, Inc., which is traded on the OTC Markets (ticker: BRZL) (see Note 3). As of September 30, 2020 and December 31, 2019, the Company’s Chief Executive Officer has an immediate family member who is an officer of Scepter Holdings, Inc.

The Company has a consulting contract with Vivaventures Precious Metals, LLC, which is majority owned by an employee of the Company. For the nine months ended September 30, 2020 and 2019 the Company paid Vivaventures Precious Metals LLC none and $290,000 for consulting services rendered.

The Company has a consulting contract with LBL Professional Consulting, Inc. (“LBL”), which shares a common officer with the Company. For the nine months ended September 30, 2020 and 2019, the Company paid LBL $134,970 and $152,574 for rendered services for a team of consultants serving the Company. In September 2020, the Company granted non-statutory stock options to LBL for 30,000,000 shares of Common Stock. As of December 17, 2020 the parties have agreed to amend the contract to reduce the stock options to purchase 10,000,000 shares of common stock. The stock options vest over four years. The stock options are exercisable for up to ten years from the grant date. The common officer is not the beneficiary of the Company and is not permitted to participate in any discussion, including the LBL’s board meetings, regarding any Company stock that LBL may own at any time.

In July 2020, the Company entered into an agreement with IME giving IME the option to purchase approximately 1,331 ounces of our precious metal concentrate for approximately $2,800,000. VVMCI, a wholly-owned subsidiary of Vivakor, Inc. owns all of the Class A Units of IME, which have sole voting power for all material matters except for removal of the manager, and VVMCI serves as a manager of IME. The parties are presently negotiating the term for such option. As of September 30, 2020, the Company has sold $54,250 of the precious metal concentrate through this option.

The Company has a note payable to TriValley and Triple T, which is owned by the 51% majority-owner of Vivakor Middle East LLC. As of September 30, 2020 and September 30, 2019 the balance owed was $288,220 and $193,232.

F-27

The Company has a common board of directors member with CannaPharmaRx Inc. As of September 30, 2020 and December 31, 2019, the Company has a $30,000 and $24,000 account receivable with CannaPharmaRx Inc. for leasing office space to this entity. As of September 30, 2020 and December 31, 2019, the Company recorded an allowance for doubtful accounts on these receivables in the amount of $30,000 and $21,000.

Note 22. Subsequent Events

The Company has evaluated subsequent events through December 31, 2020, the date the financial statements were available to issue.

On October 13, 2020, the Company entered into a convertible promissory note in an amount of $280,500 having an interest rate of 12% per annum. The note bears a 10% Original Issue Discount. The loan shall mature in 1 year and may be convertible at the lower of $0.40 or 80% of the lowest median daily traded price over ten trading days prior to conversion, but in the event of a Qualified Uplist the note may be converted at a 30% discount to market. The Company also issued 100,000 restricted shares with no registration rights in conjunction with this note.

In November 2020, the Company entered into convertible promissory notes with an aggregate principal of $125,000. The notes accrue interest at 10% per annum and have a maturity of the earlier of 12 months or the consummation of the Company listing its Common Stock on a senior stock exchange. The notes are convertible at the Company’s option into shares of the Company’s common stock at a price equal to 80% of the opening price of the Company’s common stock on the national exchange or the offering price paid by the investors in the financing in connection with the uplist, whichever is lower, or (ii) repaid in cash in an amount equal to the indebtedness being repaid plus a premium payment equal to 15% of the amount being repaid. If an event of default has occurred and the Company does not convert the amounts due under the Note into the Company’s common stock, then the Company will have the option to convert the outstanding indebtedness into shares of the Company’s common stock at a price equal to 80% of the weighted average trading price of the Company’s common stock on the OTC Markets, or be repaid in cash in an amount equal to all principal and interest due under the Note.

On November 23, 2020, the Company entered into a convertible promissory note in an amount of $165,000 having an interest rate of 8% per annum. The note bears a $15,000 Original Issue Discount. The loan shall mature in nine months and may be convertible at the $0.40 per share. If an event of default occurs, the conversion price shall be the lesser of $0.25 cents or 70% of the lowest traded price in the prior twenty trading days immediately preceding the notice of conversion. In the event of an Uplist, the conversion price shall equal the lower of 80% of the opening price of the Company’s shares of Common Stock, as listed on the Senior Exchange, on the first day on which the Company’s shares are traded thereon (representing a 20% discount), or 80% of the offering price of the Company’s shares of Common Stock, as offered in a financing in connection with the Uplisting (representing a 20% discount).

In November 2020, the Company assisted in forming a special purpose entity, Viva Wealth Fund I, LLC (“VWFI”), for the purpose of manufacturing, leasing and selling custom equipment to the Company. Wealth Space, LLC, an unaffiliated entity, will manage VWFI and the Company will assist in the day-to-day operations. In November 2020, VWFI commenced a $25,000,000 private placement offering to sell convertible promissory notes, which convert to VWFI LLC units, to accredited investors to raise funds to manufacture equipment that will expand the Company’s second RPC. VWFI has contracted with RDM to assist it in its manufacturing needs for the Company. In the event that VWFI does not raise at least $6,250,000 by the offering termination date, then the convertible notes and or units convert into Vivakor common stock at the greater of $0.45 per share or a 10% discount to market. VWFI unit holders may also sell their units to the Company for their principal investment amount on the 3rd, 4th, and 5th anniversary of the offering termination date. The Company has the option to use cash or common stock to purchase the LLC units if this option is exercised. If the Company chooses to pay in common stock, the number of shares the LLC unit holder will receive will be based on the price that is the greater of $0.45 per share or the 30-day average share price of the Company’s common stock (determined on the 30 days prior to the conversion determination date) discounted by 10%. The Company also has the option to purchase any LLC units where the members did not exercise their conversion option under the same terms and pricing. Any of the Company’s common stock received in any manner related to this offering will carry a trade restriction for a period of two years after the date of sale, in which the holder of the common stock will not, in any 90 day period sell a greater number of shares than 10% of 10 day average trading volume at the time of the proposed sale. If the Company undertakes an underwritten public offering of stock, each holder of this restriction will be required to comply with a six month market stand-off agreement. VWFI has raised $710,000 since its inception in November 2020.

F-28

In November 2020 the Company issued 100,000 shares of Common Stock in the amount of $44,000 in conjunction with the issuance of promissory notes.

In November 2020 the Company issued 300,000 shares of Common Stock in the amount of $121,230 for services.

Subsequent to September 30, 2020, 2,824,500 shares of Series B Preferred Stock, 3,673,664, shares of Series B-1 Preferred Stock, and 5,038,425 shares of Series C-1 Preferred Stock, for an aggregate of $3,498,681, was converted into 11,536,569 shares of Common Stock.

F-29

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Vivakor, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vivakor, Inc. (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Hall & Company

Hall & Company CPAS

We have served as the Company's auditor since 2019.

Irvine, CA

November 6, 2020

F-30

VIVAKOR, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$93,361	$916,480
Cash and cash equivalents attributed to variable interest entity	511,542	–
Accounts Receivable, less allowances of $21,000 and $9,000, respectively	–	270
Inventories	525,744	525,744
Precious metal concentrate	1,183,228	1,183,228
Prepaid expenses and other assets	202,392	36,009
Total current assets	2,516,267	2,661,731

Equity method investment	727,129	–
Other investments	28,000	28,000
Notes receivable	844,892	1,484,325
Property and equipment, net	15,925,548	12,469,019
Rights of use assets- operating leases	1,167,149	–
License agreement, net	2,134,639	2,255,467
Intellectual property, net	16,260,169	17,491,355
Total assets	$39,603,793	$36,389,897

LIABILITIES AND STOCKHOLDERS’ DEFICIT AND TEMPORARY EQUITY

Current liabilities:
Accounts payable and accrued expenses	$710,452	$324,373
Accounts payable and accrued expenses attributed to variable interest entity	161,415	–
Loans and notes payable	694,145	1,253,584
Stock payable	11,800,000	11,800,000
Operating lease liabilities, current	345,442	–
Long-term debt, current	126,535	316,150
Total current liabilities	13,837,989	13,694,107

Operating lease liabilities, long term	826,010	–
Long-term debt	3,900,923	2,355,659
Deferred income tax liabilities	5,702,751	5,114,348
Total liabilities	$24,267,673	$21,164,114

Redeemable, convertible preferred stock, $.001 par value; 348,000,000 shares authorized;
Series B- 12.5%, cumulative, stated at redemption value of outstanding shares, 21,251,890 and 67,271,587 issued and outstanding as of December 31, 2019 and 2018	$4,250,380	$13,454,255
Series B-1- stated at redemption value of outstanding shares, 22,758,670 and 28,251,420 issued and outstanding as of December 31, 2019 and 2018	5,689,690	7,062,780
Series C-1- stated at redemption value of outstanding shares, 13,384,760 and 12,117,160 issued and outstanding as of December 31, 2019 and 2018	6,841,409	6,334,365
Total temporary equity	16,781,479	26,851,400

Stockholders' deficit:
Convertible preferred stock, $.001 par value; 2,000,000 shares authorized;
Series A- 2,000,000 issued and outstanding as of December 31, 2019 and 2018	2,000	2,000
Common stock, $.001 par value; 1,250,000,000 shares authorized; 285,343,964 and 230,256,188 were issued and outstanding as of December 31, 2019 and 2018	285,344	230,257
Additional paid-in capital	24,793,943	13,363,511
Treasury stock, at cost	(20,000)	(20,000)
Accumulated deficit	(27,848,500)	(25,194,204)
Total Vivakor, Inc. stockholders' deficit	(2,787,213)	(11,618,436)
Noncontrolling interest	1,341,854	(7,181)
Total stockholders' deficit	(1,445,359)	(11,625,617)
Total liabilities and stockholders’ deficit and temporary equity	$39,603,793	$36,389,897

See accompanying notes to consolidated financial statements

F-31

VIVAKOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2019	2018

Revenues	$–	$10,179
Cost of revenues	–	3,550
Gross profit	–	6,629
Operating expenses:
Sales and marketing	18,559	130,288
General and administrative	748,348	307,441
Bad debt expense	12,000	9,000
Amortization and depreciation	1,524,274	1,433,618
Total operating expenses	2,303,181	1,880,347
Loss from operations	(2,303,181)	(1,873,718)
Other income (expense):
Equity investment loss	(72,871)	–
Gain (loss) on extinguished debt	607,536	(126,000)
Interest income	73,761	83,219
Interest expense	(9,288)	(395,311)
Other income	19,039	75,810
Total other income (expense)	618,177	(362,282)
Loss before provision for income taxes	(1,685,004)	(2,236,000)
Benefit (provision) for income taxes	(589,203)	36,645
Net loss	(2,274,207)	(2,199,355)
Less: Net loss attributable to noncontrolling interests	(114,965)	(21,010)
Net loss attributable to Vivakor, Inc.	$(2,159,242)	$(2,178,345)

Basic and diluted loss per share:
Net loss attributable to Vivakor, Inc.	$(2,159,242)	$(2,178,345)
Less dividend on preferred stock	495,054	1,441,938
	$(2,654,296)	$(3,620,283)
Loss per common share- basic and diluted	$(0.01)	$(0.02)
Weighted average number of common shares- basic and diluted	257,611,762	222,185,916

Pro forma loss per common share- basic and diluted*	$(0.01)	$(0.01)
Pro forma weighted average number of common shares- basic and diluted*	340,007,082	354,826,083

* See Note 3 of the consolidated financial statements for further details in the preparation our pro forma financial information.

See accompanying notes to consolidated financial statements

F-32

VIVAKOR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Non-controlling Interest	Total Stockholders' Deficit
December 31, 2017	2,000,000	$2,000	221,279,998	$221,280	$11,297,419	$(20,000)	$(21,573,921)	13,829	$(10,059,393)
Conversion of Series B and B-1 Preferred Stock to Common Stock	–	–	5,840,560	5,842	1,233,540	–	–	–	1,239,382
Exercise of Common Stock warrants	–	–	130,000	129	51,870	–	–	–	51,999
Conversion of debt to Common Stock	–	–	3,005,630	3,006	748,402	–	–	–	751,408
Dividend paid in Series B-1 Preferred Stock			–	–	–	–	(1,441,938)	–	(1,441,938)
Stock based compensation	–	–	–	–	32,280	–	–	–	32,280
Net loss	–	–	–	–	–	–	(2,178,345)	(21,010)	(2,199,355)
December 31, 2018	2,000,000	$2,000	230,256,188	$230,257	$13,363,511	$(20,000)	$(25,194,204)	$(7,181)	$(11,625,617)
Conversion of debt to Common Stock	–	–	209,414	209	53,291	–	–	–	53,500
Common Stock issued for services	–	–	1,155,779	1,156	218,441	–	–	–	219,597
Conversion of Series B and B-1 Preferred Stock to Common Stock	–	–	53,492,583	53,492	11,018,527	–	–	–	11,072,019
Dividend paid in Series B-1 Preferred Stock	–	–	–	–	–	–	(495,054)	–	(495,054)
Exercise of Common Stock warrants	–	–	230,000	230	91,752	–	–	–	91,982
Stock based compensation	–	–	–	–	48,421	–	–	–	48,421
Issuance of noncontrolling interest	–	–	–	–	–	–	–	1,464,000	1,464,000
Net loss	–	–	–	–	–	–	(2,159,242)	(114,965)	(2,274,207)
December 31, 2019	2,000,000	$2,000	285,343,964	$285,344	$24,793,943	$(20,000)	$(27,848,500)	1,341,854	$(1,445,359)

See accompanying notes to consolidated financial statements

F-33

VIVAKOR, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(2,274,207)	$(2,199,355)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,524,274	1,433,618
Bad debt expense	12,000	9,000
Equity investment loss	72,871	–

(Gain) loss on extinguished debt	(607,536)	126,000
Interest expense payment paid on behalf of affiliate in shares of preferred stock	–	307,265
Common stock issued for services	219,597	–
Deferred income taxes	588,403	(37,445)
Stock-based compensation	48,421	32,280
Changes in operating assets and liabilities:
Accounts receivable	(11,730)	(9,270)
Other assets	(250,590)	3,225
Right of use assets	(1,167,149)	–
Operating lease liabilities	1,167,151	–
Accounts payable	547,494	85,457
Accrued interest on notes receivable	(73,761)	(83,219)
Accrued interest on notes payable	9,288	64,420
Net cash used in operating activities	(195,474)	(268,024)

INVESTING ACTIVITIES:
Issuance of notes receivable	(112,122)	(26,280)
Purchase of investments	–	(1,000)
Patent costs- intangible assets	(81,210)	–
Purchase of equipment	(1,861,667)	(822,553)
Net cash used in investing activities	(2,054,999)	(849,833)

FINANCING ACTIVITIES:
Proceeds from long-term debt	2,418,142	3,206,372
Payment of long-term debt	(2,123,708)	(2,292,883)
Proceeds of notes payable	89,960	737,034
Payment of notes payable	(1,480)	–
Proceeds from exercised stock warrants for cash	91,982	51,999
Issuance of noncontrolling interest	1,464,000	–
Issuance of preferred stock for cash	–	36,900
Net provided by financing activities	1,938,896	1,739,422

Net increase (decrease) in cash and cash equivalents	(311,577)	621,565
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	916,480	294,915
CASH AND CASH EQUIVALENTS, END OF PERIOD	$604,903	$916,480

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	–	–
Income taxes	–	–

Noncash transactions:
Conversion of Series B and B-1 Preferred Stock to Common Stock	$11,072,019	$1,239,382
Conversion of debt to Common Stock	$53,500	$751,408
Dividend paid in Series B-1 Preferred Stock	$495,054	$1,441,938
Extinguished debt for equity investment	$25,314	$–
Extinguished notes receivable for equity investment	$800,000	$–
Capitalized interest on construction in process	$1,061,215	$551,382
Series C-1 Preferred Stock issued for the purchase of equipment	$507,044	$–

See accompanying notes to consolidated financial statements

F-34

VIVAKOR, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Basis of Presentation

Vivakor, Inc. (collectively “we”, “us,” “our,” “Vivakor” or the “Company”) is a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions, which is currently focused on soil remediation in the United States and Kuwait, and we have corporate offices in Utah, California, and in Qatar. We specialize in the remediation of soil from properties contaminated by or laden with heavy crude oil and other substances. The Company was originally organized on November 1, 2006 as a limited liability company in the State of Nevada as Genecular Holdings, LLC. The Company’s name was changed to NGI Holdings, LLC on November 3, 2006. On April 30, 2008, the Company was converted to a C-corporation and changed its name to Vivakor, Inc. pursuant to Articles of Conversion filed with the Nevada Secretary of State.

COVID-19

On March 11, 2020, the World Health Organization (“WHO”) declared the COVID-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease.

COVID-19 and the U.S. response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have in the long-term, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations. In March 2020 we temporarily suspended operations in Kuwait and Utah due to COVID-19 government restrictions and as of the date of this report we have not resumed operations.

Note 2. Going Concern

As of December 31, 2019 we had $604,903 of cash on hand and had an accumulated deficit of $27,848,500. There is substantial doubt as to our ability to continue as a going concern based on the understanding that we do not have adequate working capital to finance our day-to-day operations for at least the next twelve through September 2021. In order to meet our obligations as they come due and to fund the expansion of our asset acquisition strategy and the business of our technologies, we will require new funding to pay for these expenses. We may raise capital through loans from current stockholders, public or private equity or debt offerings, grants, or strategic arrangements with third parties, and we intend to and are in the process of seeking out possible capital raising efforts. There can be no assurance that additional capital will be available to the Company or if the terms will be favorable.

We currently have no agreements, arrangements, or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. We have no material commitments or contractual purchase obligations for the next twelve, months other than the amounts that may be agreed to under our acquisition agreements relating to our remediation operations. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

We currently have no agreements, arrangements, or understandings with any person to obtain additional funds through bank loans, lines of credit or any other sources. We have no material commitments or contractual purchase obligations for the next twelve, months other than the amounts that may be agreed to under our acquisition agreements relating to our remediation operations. If we are not able to obtain the additional financing on a timely basis, we may be required to further scale down or perhaps even cease the operation of our business. The issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the Financial Accounting Standards Board (“FASB”) “FASB Accounting Standard Codification™” (the “Codification”) which is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States. Separate pro forma earnings per share information has been prepared in the statements of operations for the years ended December 31, 2019 and 2018, giving the effect of the conversion of certain preferred stock in conjunction with an anticipated public offering of the Company’s common stock.

All figures are in U.S. dollars unless indicated otherwise.

F-35

Principles of Consolidation

The consolidated financial statements include the accounts of Vivakor, Inc., its wholly owned and majority-owned active subsidiaries, or joint ventures (collectively, the “Company”). Intercompany balances and transactions between consolidated entities are eliminated. Inactive entities have no value, assets or liabilities. Vivakor has the following active wholly and majority-owned subsidiaries: Vivaventures Management Company, Inc., Vivaventures Energy Group, Inc. (99%), Vivaventures Oil Sands, Inc., Vivasphere, Inc., Vivasight, Inc. (inactive), and Vivathermic, Inc. (inactive). Vivakor maintains an interest in the following entities: Health America, Inc. (39%, inactive), VVPM 100, LLC (inactive) which is managed by Vivakor, VPM VII, LLC (inactive), which is managed by Vivakor, Vivakor Middle East, LLC. (49%, consolidated), VivaRRT, LLC (50%, inactive), VivaVentures Precious Metal, LLC. (39%, equity method investment). Vivakor manages and consolidates RPC Design and Manufacturing LLC, which includes a noncontrolling interest investment from Vivaopportunity Fund, LLC, which is also managed by Vivaventures Management Company, Inc.

The Company follows ASC 810-10-15 guidance with respect to accounting for Variable Interest Entities (“VIE”). A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties, or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of the entity’s expected residual returns. Variable interests are contractual, ownership, or other pecuniary interests that change with changes in the fair value of the entity’s net assets. A party is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provides the party with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and losses/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in facts and circumstances. For the years ended December 31, 2019 and 2018 the following entity was considered to be a VIE and is consolidated in our consolidated financial statements: RPC Design and Manufacturing, LLC. For the years ended December 31, 2019 and 2018 the following entities were considered to be a VIE, but were not consolidated in our consolidated financial statements due to a lack of the power criterion or the losses/benefits criterion: Vivaventures UTSI, LLC, Vivaventures Royalty II, LLC, Vivaopportunity Fund, LLC. For the years ended December 31, 2019 and 2018 the unaudited financial information for the unconsolidated VIEs is as follows: Vivaventures UTSI, LLC held assets of $2,341,192 and $1,682,706 (where the primary asset represents a receivable from the Company), and liabilities of $40,019 and $43,428. Vivaventures Royalty II, LLC held assets of $1,776,360 and $1,030,321 (where the primary asset represents a receivable from the Company), and liabilities of $300 and none. Vivaopportunity Fund LLC held assets of $1,793,000 and $1,000 (where the primary asset represents a noncontrolling interest in units of a consolidated entity of the Company) and liabilities of none.

RPC Design and Manufacturing, LLC: The Company established RPC Design and Manufacturing, LLC (“RDM”) in December 2018 with a business purpose of manufacturing custom machinery and selling or leasing the manufactured equipment in long term contracts with financing or leasing activities to the Company. We own 100% of the voting rights in the RDM. We, as the sole general partner of the RDM, have the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the LLC and take certain actions necessary to maintain the LLC in good standing without the consent of the limited partners. RDM has entered into a license agreement with the Company indicating that while RDM builds custom machinery incorporating the Company’s hydrocarbon extraction technology, RDM will pay the Company a license fee of $500,000 per Remediation Processing Center manufactured. For the years ended December 31, 2019 and 2018, investors in RDM have a noncontrolling interest of $1,464,000 and none. We have the primary risk (expense) exposure in financing and operating the assets and are responsible for 100 percent of the operation, maintenance and any unfunded capital expenditures, which ultimately could be 100% of a custom machine, and the decisions related to those expenditures including budgeting, financing and dispatch of power. Based on all these facts, it was determined that we are the primary beneficiary of RDM. Therefore, RDM has been consolidated by the Company. Any intercompany revenue and expense associated with RDM and its license agreement with the Company has been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. As of December 31, 2019, and 2018, the Company does not have any cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. On December 31, 2019, and 2018, the Company had bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institutions, the Company annually evaluates the rating of the financial institutions in which it holds deposits.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimated allowance for doubtful accounts, if deemed necessary by management, and based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts, if any, by identifying troubled accounts and by using historical experience applied to an aging of accounts. An allowance for doubtful accounts was considered necessary by management as of December 31, 2019, and 2018 in the amounts of $21,000 and $9,000, respectively.

F-36

Equity Method Investments

Consolidated net income (loss) includes the Company’s proportionate net income or loss of equity investments. The carrying value of the Company’s equity method investments is increased and decreased by the Company’s proportionate share of the net income or loss of the investee. The carrying value of our equity method investment is also decreased by dividends the Company receives from the investee. For the years ended December 31, 2019 and 2018 the equity method investments consisted of the following:

As of December 31, 2019, the Company has an investment of $800,000 or 800,000,000 shares of common stock, or a diluted 23% equity holding in Scepter Holdings, Inc. (ticker: BRZL, OTC Markets). For the year ended December 31, 2019, Scepter Holdings, Inc. reported a net loss of $316,831, for which 23% was attributed to the Company in the amount of $72,871. There were no distributions to the Company in 2019 from Scepter Holdings, Inc. As of December 31, 2019 the net value of equity investment was $727,129. As of December 31, 2019 and 2018, the Company’s Chief Executive Officer has an immediate family member who is an officer of Scepter Holdings, Inc. The Company’s 800,000,000 shares of common stock of Scepter Holdings, Inc. has a market value of approximately $4,240,000 as of the date of December 11, 2020 based on the quoted market price.

As of December 31, 2019 and 2018 the Company held a 39% interest in Vivaventures Precious Metals, LLC for which the fair value of this investment is none. In July 2020, the Company withdrew from the LLC.

Cost Method Investments

Investments in marketable securities consist of equity securities recorded at fair value. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. We analyze our marketable securities in accordance with Accounting Standard Codification 321 (“ASC 321”). Valuations for marketable securities are based on quoted prices for identical assets in active markets. Where marketable securities were found not be part of an actively traded market, we made a measurement alternative election and estimate the fair value at cost of the investment minus impairment.

Initial investments in equity securities are recorded at cost and subsequently adjusted to fair value if fair value is readily determinable; otherwise, the investment remains at cost. As of December 31, 2019, and 2018, the Company has a non-controlling interest in the following entities: Odyssey Group International, Inc. (approximately 2%), which is traded on the OTC Markets (ticker: ODYY) (see Note 5).

Convertible Instruments

The Company reviews the terms of convertible debt and preferred stock for indications requiring bifurcation, and separate accounting for the embedded conversion feature. Generally, embedded conversion features where the ability to physical or net-share settle the conversion option is not within the control of the Company or the number of shares is variable are bifurcated and accounted for as derivative financial instruments. (See Derivative Financial Instruments below). Bifurcation of the embedded derivative instrument requires the allocation of the proceeds first to the fair value of the embedded derivative instrument with the residual allocated to the host instrument. The resulting discount to the debt instrument or the redemption value of convertible preferred securities is accreted through periodic charges to interest expense over the term of the agreements or to dividends over the period to the earliest conversion date using the effective interest rate method, respectively.

Derivative Financial Instruments

The Company does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants to purchase the Company’s common stock and the embedded conversion features of debt and preferred instruments that are not considered indexed to the Company’s common stock are classified as liabilities when either (a) the holder possesses rights to net-cash settlement, (b) physical or net share settlement is not within the control of the Company, or (c) based on its anti-dilutive provisions. In such instances, net-cash settlement is assumed for financial accounting and reporting. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period. Fair value for embedded conversion features and option-based derivative financial instruments is determined using the Monte Carlo Simulation or the Black-Scholes Option Pricing Model, respectively.

Other convertible instruments that are not derivative financial instruments are accounted for by recording the intrinsic value of the embedded conversion feature as a discount from the initial value of the instrument and accreting it back to face value over the period to the earliest conversion date using the effective interest rate method.

Leases

Effective January 1, 2019, we adopted Accounting Standards Codification 842, Leases ("ASC 842"). We determine if an arrangement contains a lease at inception based on whether or not the Company has the right to control the asset during the contract period and other facts and circumstances.

F-37

We are the lessee in a lease contract when we obtain the right to control the asset. Operating lease right-of-use ("ROU") assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight-line basis over the lease term in our consolidated statement of operations. We determine the lease term by assuming the exercise of renewal options that are reasonably certain. As most of our leases do not provide an implicit interest rate, we use our local incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. ASC 842 is effective for us beginning on January 1, 2019. As of December 31, 2019 we recorded right-of-use assets of $1,167,149 and lease obligations of $1,167,151. On adoption, we recognized additional liabilities, with corresponding ROU assets based on the present value of the lease payments over the lease term under current leasing contracts for existing operating leases. There was no statement of operations or cash flow statement impact on adoption, nor were prior periods adjusted.

The effects of the changes made to our balance sheet at adoption were as follows:

	Balance at December 31, 2018	Impact from ASU 2016-02 Adoption	Balance at January 1, 2019
Financial statement line item:
Right-of-use assets- operating leases	$–	$130,383	$130,383
Current lease liabilities	$–	$(130,383)	$(130,383)

Long Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

Property and equipment, net

Property and equipment are stated at cost or fair value when acquired. Depreciation is computed by the straight-line method and is charged to the statement of operations over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the term of the related lease.

Interest on long-term debt for the development or manufacturing of Company assets is capitalized to the asset until the asset enters production or use, and thereafter all interest is charged to expense as incurred. Maintenance and repairs are charged to expense as incurred. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the term of the related lease.

The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software, and office equipment	1-5 years
Machinery and equipment	3-5 years
Vehicles	5 years
Furniture and fixtures	5 – 10 years
Precious metal extraction machinery (heavy extraction equipment)	10 years
Remediation Processing Centers (heavy extraction and remediation equipment) (“RPC”)	20 years
Leasehold improvements	Lesser of the lease term or estimated useful life

F-38

Equipment that is currently being manufactured is considered construction in process and is not depreciated until the equipment is placed into service.

Intangible Assets:

We account for intangible assets in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets were determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflected a weighted average cost of capital based on our industry, capital structure and risk premiums including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which have historically ranged from 10 to 20 years. The carrying amounts of our definite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the entity may be unable to recover the asset’s carrying amount. We do not have any indefinite-lived intangible assets recorded from acquisitions.

We assess our intangible assets in accordance with ASC 360 “Property, Plant, and Equipment” (“ASC 360”). Impairment testing is required when events occur that indicate an asset group may not be recoverable (“triggering events”). As detailed in ASC 360-10-35-21, the following are examples of such events or changes in circumstances (sometimes referred to as impairment indicators or triggers): (a) A significant decrease in the market price of a long-lived asset (asset group) (b) A significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition. (c) A significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator (d) An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group) (e) A current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group) (f) A current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The term more likely than not refers to a level of likelihood that is more than 50 percent. We have evaluated our intangible assets and found that certain losses and a delay in our business plan does not constitute a triggering event for our intangible assets, and we have assessed that there to be no impairment for the year ended December 31, 2019.

Share-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation-Stock Compensation’ (“ASC 718”) which requires recognition in the financial statements of the cost of employee, consultant, or director services received in exchange for an award of equity instruments over the period the employee, consultant, or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee, consultant, or director services received in exchange for an award based on the grant-date fair value of the award.

Income tax

Deferred income taxes are provided on the asset and liability method whereby deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Our annual effective tax rate is based on our income and the tax laws in the various jurisdictions in which we operate. Judgment is required in determining our annual tax expense and in evaluating our tax positions. We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the position becomes uncertain based upon one of the following conditions: (1) the tax position is not "more likely than not" to be sustained; (2) the tax position is "more likely than not" to be sustained, but for a lesser amount; or (3) the tax position is "more likely than not" to be sustained, but not in the financial period in which the tax position was originally taken. For purposes of evaluating whether or not a tax position is uncertain, (1) we presume the tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information; (2) the technical merits of a tax position are derived from authorities such as legislation and statutes, legislative intent, regulations, rulings and case law and their applicability to the facts and circumstances of the tax position; and (3) each tax position is evaluated without considerations of the possibility of offset or aggregation with other tax positions taken. We adjust these reserves, including any impact on the related interest and penalties, in light of changing facts and circumstances, such as the progress of a tax audit. See Note 20 for further information on income tax.

F-39

Revenue Recognition

Effective January 1, 2018, we adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized using the five-step model consistent with when performance obligations under the terms of the contracts with our customers are satisfied. Our performance obligation generally consists of the promise to sell products or complete services to our customers. Control of the products is transferred upon shipment to, or receipt at, our customers' locations, as determined by the specific terms of the contract. Upon transfer of control to the customer, which completes our performance obligation, revenue is recognized. Services are completed upon the terms of each contract, specifically in regard to remediation, when the tonnage of contaminated soil is completed and tested our performance obligation is completed and revenue is recognized. After completion of our performance obligation, we have an unconditional right to consideration as outlined in the contract. Our receivables will generally be collected in less than six months, in accordance with the underlying payment terms.

Advertising Expense

Advertising costs are expensed as incurred. The Company did not have advertising expense for the years ended December 31, 2019 and 2018.

Recent Accounting Pronouncements

Under the Jumpstart Our Business Startups Act, or the JOBS Act, we meet the definition of an “emerging growth company.”

We have irrevocably elected to opt-out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act. As a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non- emerging growth companies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a new lease accounting model for lessees. The updated guidance requires an entity to recognize assets and liabilities arising from financing and operating leases, along with additional qualitative and quantitative disclosures. The amended guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. In March 2019, the FASB issued ASU 2019-01, Codification Improvements, which clarifies certain aspects of the new lease standard.

In December 2019, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2019-12, Simplifying the Accounting for Income Taxes, which eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating taxes during the quarters and the recognition of deferred tax liabilities for outside basis differences. This guidance also simplifies aspects of the accounting for franchise taxes and changes in tax laws or rates, as well as clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for the Company beginning January 1, 2021. We are currently evaluating the impact that ASU 2019-12 may have on our consolidated financial statements.

In August 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. We are currently evaluating the impact that ASU 2019-12 may have on our consolidated financial statements.

Net Income/Loss Per Share

Basic earnings per share is calculated by subtracting any preferred interest distributions from net income (loss), all divided by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net income (loss) per common share is computed by dividing the net income (loss) by the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method if their effect is dilutive. Potential dilutive instruments for the years ended December 31, 2019 and 2018 include the following: convertible notes payable convertible into approximately 160,688 and 108,281 shares of common stock, convertible Series A preferred stock convertible into approximately 20,000,000 shares of common stock (in the event of a public offering of the Company’s common stock this will convert to 25,000,000 shares), convertible Series B preferred stock convertible into approximately 21,251,890 and 67,271,587 shares of common stock, convertible Series B-1 preferred stock convertible into approximately 22,758,670 and 28,251,420 shares of common stock, convertible Series C-1 preferred stock convertible into approximately 13,384,760 and 12,117,160 shares of common stock, stock grants to employees of 500,000 and 600,000 shares of common stock, and warrants for 1,080,000 and 16,485,000 shares of common stock, and a stock payable of 20,000,000 shares of common stock.

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe our critical accounting estimates relate to the following: Recoverability of current and noncurrent assets, revenue recognition, stock-based compensation, income taxes, effective interest rates related to long-term debt, lease assets and liabilities, cost basis and equity method investments, valuation of stock used to acquire assets, and derivatives.

While our estimates and assumptions are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions.

Fair Value of Financial Instruments

The Company follows Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the consolidated balance sheets for cash, prepaid expenses and other current assets, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments. The recorded values of notes payable approximate their current fair values because of their nature, rates, and respective maturity dates or durations.

Note 4. Prepaid Expenses and Other Assets

As of December 31, 2019 and 2018, our prepaid expenses and other assets consist of the following:

	December 31,
	2019	2018
Prepaid on option to purchase land, net (a)	$117,889	$–
Deposits (b)	84,503	36,009
Total Prepaids and Other Assets	$202,392	$36,009

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(a) The Company entered into an Option Agreement in July 2019 for the exclusive right to purchase certain real property commonly known as Asphalt Ridge. The right to purchase the land was purchased for $200,000, which would be applied as a payment on the land if the option is exercised to purchase the land. The agreement gives the Company 12 months for due diligence and to operate on the land. The agreement grants the Company the option to extend the option for an additional 6 months for a cost of $200,000. The Company capitalized the cost of legal expense for this option in the amount of $2,096 bringing the gross value of the option to $202,096 as of December 31, 2019. The Company amortized the prepaid over the life of the agreement, 12 months. For the year ended December 31, 2019 amortization expense of $84,207 was recorded. As of December 31, 2019 the net value of the asset is $117,889. In July 2020 the landowner agreed to amend the option agreement and extend the option for an additional 6 months at no cost to the Company.

(b) Various deposits with vendors or security deposits on office and warehouse leases.

Note 5. Investments

Investments in marketable securities consist of equity securities recorded at fair value. Fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. We analyze our marketable securities in accordance with Accounting Standard Codification 321 (“ASC 321”). Valuations for marketable securities are based on quoted prices for identical assets in active markets. Where marketable securities were found not be part of an actively traded market, we made a measurement alternative election and estimate the fair value at cost of the investment minus impairment.

As of the years ended December 31, 2019, and 2018, the Company owns 2,500,000 shares of common stock in Odyssey Group International, Inc. (ticker: ODYY, OTC Markets), in the amount of $25,000. The Company has accounted for such securities at cost minus impairment due to the investment not being traded on an active market. For the years ended December 31, 2019 and 2018 there was no impairment.

During 2019, the Company converted $25,314 of its convertible note receivable with Odyssey Group International, Inc. into 2,531,400 shares of that entity’s common stock and transferred these shares to debt holders to extinguish outstanding notes payable (see Note 14).

As of December 31, 2019, and 2018, the Company owns 1,000 Class A LLC Units in each of the following entities, which are not consolidated: Vivaventures UTSI, LLC and Vivaventures Royalty II, LLC. In 2019 the Company purchased 1,000 Class A Units in Vivaopportunity Fund LLC. In aggregate these units amount to $3,000. These Class A Units give the Company management control of the entities but lack the necessary economics criterion, where the Company lacks the obligation to absorb losses of these entities, as well as the right to receive benefits from the LLCs.

The Company has accounted for such equity investments at cost minus impairment due to the investments not being traded in an active market.

Note 6. Inventories

Inventories consist primarily of raw materials (including tar-sand stockpiles) and finished goods (which includes Fenix iron). Inventories are valued at the lower of cost or market (net realizable value). The tar-sand stockpiles consist of 400,000 tons of tar sand stockpile and are anticipated to be used as test material for our extraction remediation units. The stockpiles were acquired at a cost of approximately $0.83 per ton or $333,744. The nano Fenix Iron are finished goods that have a 20-year shelf life and were acquired at cost for $192,000 in the acquisition of the ammonia synthesis patents (see Note 11) and bioreactors.

Note 7. Precious Metal Concentrate

Precious metal concentrate includes metal concentrates located at the Company’s facilities. Concentrates consist of gold, silver, platinum, palladium, and rhodium. Precious metal concentrate was acquired from our funding agreements for extraction operations with Vivaventures Precious Metals LLC from 2013 through 2016. Our precious metal concentrate requires further refining to be sold as a finished product and is valued at the lower of cost or market (net realizable value).

F-42

During the years ended December 31, 2019 and 2018, the Company carried a refining reserve of $1,183,229 against its precious metal concentrate asset based on estimates that the Company received if it were to sell the precious metal concentrate in its current concentrated form to processing refineries. The Company intends to refine our precious metal concentrate into dore bars for sale or monetization and investment purposes.

As of December 31, 2019 and 2018 the net realizable value of the precious metal concentrate is $1,183,228.

Note 8. Notes Receivable

Notes receivable consist of the following:

	December 31,
	2019	2018
Related party receivable (a)	$2,202	$–
Odyssey Group International, Inc. note receivable (b)	779,176	684,325
Scepter Holdings, Inc. note receivable (c)	63,514	–
Vivaceuticals, Inc. note receivable (d)	–	800,000
Total Notes Receivable	$844,892	$1,484,325

(a) In 2019, the Company loaned $2,202 to Vivaopportunity Fund, LLC., which holds a noncontrolling interest in our consolidated financial statements. The $2,202 is expected to be paid to the Company in the next nine months. The Company is not required to provide any subordinated support. No interest accrues, and no specific maturity date has been agreed upon.

(b) We entered into a Master Revolving Note with Odyssey Group International, Inc., (ticker: ODYY, OTC Markets) in January 2017 for the Company to lend up to $450,000 to the holder. The note accrues interest at a rate of 12.5% per annum and accrues monthly on the outstanding principal. The note was convertible into common shares of Odyssey Group International, Inc. at a rate of $0.01 per share and was amended in 2018 to convert all of its remaining convertible debt balance based on the next qualified offering of Odyssey Group International, Inc. of at least $500,000, and at the same price as the offering. The borrower is also required to pay a royalty to the Company at a rate of 2% of gross revenue until the loan is paid back in full. The loan was amended in November 2017 to extend the maturity date to lend up to $750,000 and it extended the maturity to January 2020. All outstanding principal and accrued interest was converted to the borrower’s common stock in June 2020 at $1.00 per share.

(c) We entered into a Master Revolving Note with Scepter Holdings, Inc. (OTC Pink: BRZL) in January 2019 for the Company to lend up to $70,000 to the holder. The note accrues interest at a rate of 7% per annum and accrues monthly on the outstanding principal. The note is convertible into common shares of Scepter Holdings, Inc. at a rate of $0.002 per share or a 50% discount to market on the date of conversion, whichever is less. The note matured in January 2020, and was amended to extend the maturity for an additional year with a maturity of January 2021 and the maximum amount of note was increased to $100,000.

F-43

(d) We entered into a Master Revolving Note with Vivaceuticals, Inc., a related party, in August 2012 for the Company to lend up to $3,000,000 to the holder. The note accrued interest at a rate of 12% per annum and accrued monthly on the outstanding principal. The Holder was also required to pay a royalty to the Company at a rate of 2% of gross revenue until the loan is paid back in full. The loan had a maturity of August 2017. At that time Vivaceuticals notified the Company that it was being approached by buyers of the assets that our loan encumbered. In December 2018, Vivaceuticals completed a sale of the assets to Scepter Holdings, Inc. for a fair value of the consideration received, or $800,000 of preferred shares in Scepter Holdings, Inc. In January 2019, Vivaceuticals transferred the $800,000 of preferred shares to the Company to extinguish outstanding balance and all accrued interest. In March 2019 the Company converted these preferred shares to common stock and became a 23% equity holder on a dilutive basis (see Note 3). As of December 31, 2019 and 2018 the outstanding balance of this note receivable with all accrued interest was none and $800,000.

Note 9. Property and Equipment,

The following table sets forth the components of the Company’s property and equipment at December 31, 2019 and December 31, 2018:

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Depreciation	Net Book Value	Gross Carrying Amount	Accumulated Depreciation	Net Book Value

Office furniture and equipment	$9,617	$229	$9,388	$–	$–	$–
Vehicles	48,248	7,007	41,241	11,815	394	11,421
Precious metal extraction machine- 1 ton	2,280,000	228,000	2,052,000	2,280,000	228,000	2,052,000
Precious metal extraction machine- 10 ton	5,320,000	532,000	4,788,000	5,320,000	532,000	4,788,000

Construction in process:
Nanosponge prototype	17,103	–	17,103	14,103	–	14,103
Bioreactors	1,440,000	–	1,440,000	1,440,000	–	1,440,000
Remediation Processing Unit 1	4,983,731	–	4,983,731	3,571,347	–	3,571,347
Remediation Processing Unit 2	2,496,732	–	2,496,732	548,842	–	548,842
Remediation Processing Unit 3	97,353	–	97,353	43,306	–	43,306
Total fixed assets	$16,692,784	$767,236	$15,925,548	$13,229,413	$760,394	$12,469,019

For the year ended December 31, 2019 the Company paid $507,044 with 1,267,608 shares of Series C-1 Preferred Stock for equipment, which has been valued based on similar cash purchases of the Series C-1 Preferred Stock at $0.40 per share. For the years ended December 31, 2019 and 2018 our precious metal extraction machines were taken offline for design and implementation of further machinery additions and were not depreciated during this time. For the years ended December 31, 2019 and 2018 depreciation expense was $6,843 and $394. For the years ended December 31, 2019 and 2018 capitalized interest to equipment from debt financing was $1,061,215 and $551,382. Equipment that is currently being manufactured is considered construction in process and is not depreciated until the equipment is placed into service.

Note 10. License Agreements

On August 17, 2017, the Company purchased rights to an exclusive license for the applications and implementations involving the Nanosponge Technology and to use and develop the Nanosponge as we see fit at our sole discretion. The Nanosponge contribution in the Company’s processes is to facilitate a cracking process whereby remediated or extracted oil may be further refined from a crude product to a diesel fuel. The license was valued at $2,416,572 and is amortized over its useful life of 20 years. As of December 31, 2019 and 2018 the accumulated amortization of the license is $281,933 and $161,105. For the years ended December 31, 2019 and 2018 amortization expense of the license was $120,828. Amortization expense for the years 2020 through 2024 is $120,828 in each respective year. As of December 31, 2019 and 2018 the net value of the license is $2,134,639 and $2,255,467.

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Note 11. Intellectual Property, Net

The Company entered into a Contribution Agreement dated January 5, 2015, where proprietary information and intellectual property related to certain petroleum extraction technology (also known as hydrocarbon extraction technology) suitable to extract petroleum (or hydrocarbons) from tar sands and other sand-based ore bodies, and all related concepts and conceptualizations thereof (the “Extraction Technology”) was contributed to VivaVentures Energy Group, Inc., a 99% majority-owned subsidiary of Vivakor, and was assessed a fair market value of $16,385,157, which consists of the consideration of $11,800,000 and the Company assuming a deferred tax liability in the amount of $4,585,157. All ownership in the Extraction Technology (including all future enhancements, improvements, modifications, supplements, or additions to the Extraction Technology) was assigned to the Company and is currently being applied to the Company Remediation Processing Centers, which are the units that remediate material. The Extraction Technology is amortized over a 20-year life. As of December 31, 2019 and 2018 the amortization expense of the patents was $819,258. Amortization expense for the years 2020 through 2024 is $819,258 in each respective year. As of December 31, 2019 and 2018 the net book value of the Extraction Technology is $12,357,139 and $13,176,397.

In 2019, the Company began the process of patenting the Extraction Technology and all of its developments and additions since the acquisition, and we have filed a series of patents and capitalized the costs of these patents. As of December 31, 2019 the capitalized costs of these patents are $81,210. The patents are pending and when placed in service, the Company will be begin amortizing the cost over the patent useful life.

The Company entered into an asset purchase agreement dated September 5, 2017, where two patents (US patent number 7282167- Method and apparatus for forming nano-particles and US patent number 9272920- System and method for ammonia synthesis) were purchased and attributed a fair value of $4,931,380, which consists of the consideration of $3,887,982 and the Company assuming a deferred tax liability in the amount of $1,043,398. The patents grant the Company ownership of a nano catalyst technology that facilitates chemical manufacturing, with a focus on the production of ammonia, specifically for the gas phase condensation process used to create the iron catalyst. The nano catalyst accelerators make the Haber-Bosch process more efficient by increasing the active surface area of standard commercial iron catalysts, thereby lowering the reaction temperature and pressure required for the Haber-Bosch process to occur. As a result, less energy is needed to complete the reaction and create ammonia. The patents are amortized over their useful life of 10 years. As of December 31, 2019 and 2018 the amortization expense of the patents was $493,138. Amortization expense for the years 2020 through 2024 is $493,138 in each respective year. As of December 31, 2019 and 2018 the net book value of the patents is $3,821,820 and $4,314,958.

The following table sets forth the components of the Company’s intellectual property at December 31, 2019 and December 31, 2018:

	December 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Extraction Technology patent costs	$81,210	$–	$81,210	$–	$–	$–
Extraction Technology	16,385,157	4,028,018	12,357,139	16,385,157	3,208,760	13,176,397
Ammonia synthesis patents	4,931,380	1,109,560	3,821,820	4,931,380	616,422	4,314,958
Total Intellectual property	$21,397,747	$5,137,578	$16,260,169	$21,316,537	$3,825,182	$17,491,355

Note 12. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2019	2018
Accounts payable	$422,551	$155,086
Office access deposits	1,490	1,025
Accrued compensation	125,000	50,000
Accrued tax penalties and interest	161,411	118,262
Accounts payable and accrued expenses	$710,452	$324,373

As of December 31, 2019 and 2018 accounts payable attributed to variable interest entities was none and $161,415 and none.

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Note 13. Stock Payable

As of December 31, 2019 and 2018, the Company had an outstanding payable of $11,800,000 payable in common stock to Sustainable Fuels, Inc. (“SFI”) for the Extraction Technology (See Note 11). Before the Common Stock was issued, the owner of SFI died and the matters and affairs of his estate were passed to the executor of his estate. We attempted to contact SFI and the executor of the estate multiple times to issue and send the common stock to the company or appropriate successor of the estate to no avail. The Company was able to make contact with new owner of SFI in 2020 and has since issued the Common Stock to SFI. In 2020, this liability has been extinguished with the issuance of the 20,000,000 shares of Common Stock.

Note 14. Loans and Notes Payable

Loans and Notes payable consist of the following:

	December 31,
	2019	2018
Various promissory notes and convertible notes (a)	$80,212	$749,464
Novus Capital Group LLC Note (b)	334,775	334,775
TriValley & Triple T Notes (c)	247,192	169,345
National Buick GMC (d)	31,966	–
Total Loans and Notes Payable	$694,145	$1,253,584

_____________

(a) In 2013 through 2018 the Company issued a series of promissory notes and convertible notes with various interest rates ranging up to 12% per annum. The convertible notes convert at the holder’s option after 1 year of issuance and may be converted into shares of common stock. The conversion price is generally equal to the specified per share conversion rate as noted in the note agreements. In 2018 a promissory note holder settled their debt and the remaining debt discount related to this promissory note was recorded as a loss on the extinguishment of the debt of $126,000 and charged to “Gain (loss) on extinguishment of debt” in the accompanying Consolidated Statement of Operations. In 2019 a series of the promissory note holders agreed to settle $632,850 in notes payable for 2,531,400 shares of marketable securities of Odyssey Group International, Inc. owned by the Company. The Company converted $25,314 of its convertible note receivable into 2,531,400 shares of Odyssey Group International, Inc. and transferred these shares to the note holders to extinguish the notes payable and has accounted for these marketable securities at cost or $25,314 and recorded a $607,536 gain on the extinguishment of debt in “Gain (loss) on extinguishment of debt” in the accompanying consolidated statement of operations.

(b) On September 5, 2017, the Company acquired patents in the amount of $3,887,982, in which the Company also agreed to assume the encumbering debt on asset in the amount of $334,775 due in December 2019 with no interest accruing until 2020. The Company has agreed with the Holder to extend the note to January 2, 2021 and accrue interest at 7% per annum commencing January 1, 2020 through July 1, 2020, and 10% per annum commencing July 2, 2020 through January 2, 2021.

(c) The balance of these outstanding notes is due to related parties, specifically the 51% owner of Vivakor Middle East LLC, in which the Company owns 49% and consolidates this entity in its consolidated financial statements. The loans were granted to Vivakor Middle East LLC by the majority owner for operational use with only the agreement of repayment from the net proceeds of the LLC operations once it commences scaled up operations. No interest accrues on the loans, and no specific maturity date has been agreed upon.

(d) In May 2019 the Company purchased a vehicle for $36,432 and financed $34,932 over six years with an interest rate of 6.24% per annum. Monthly payments of $485 are required and commenced in July 2019.

Note 15. Commitments and Contingencies

Leases

In June 2019, the Company entered into a sublease agreement with US Closer, LLC, whereby we agreed to lease approximately 12,061 square feet of office and manufacturing space located in South Salt Lake City, Utah. Pursuant to the Sublease, the sublease expires on December 31, 2020 and requires a monthly lease payment of $6,633.55 plus other pass-through expenses as required under the primary lease. The Company is currently negotiating with the landlord to renew this lease as the primary tenant and not as a sublease upon expiration of the lease.

F-46

Commencing on September 15, 2019, the Company entered into a five-year lease with Jamboree Center 1 & 2 LLC covering approximately 6,961 square feet of office space in Irvine, CA. Under the terms of the lease agreement, we are required to make the following monthly lease payments: Year 1 $21,927, Year 2 $22,832, Year 3 $23,737, Year 4 $24,712, Year 5 $25,686. As a condition of the lease, we were required to provide a $51,992 security deposit.

The right-of-use asset for operating leases as of December 31, 2019 was $1,167,149. Rent expense for the years ended December 31, 2019 and 2018 was $241,131 and $220,074.

The following table reconciles the undiscounted cash flows for the leases as of December 31, 2019 to the operating lease liability   recorded on the balance sheet:

2020	$323,515
2021	276,699
2022	287,769
2023	299,466
2024	231,174
Total undiscounted lease payments	1,418,623
Less: Abatement of rents	(46,569)
Less: Imputed interest	(200,602)
Present value of lease payments	$1,171,452
Operating lease liabilities, current	$345,442
Operating lease liabilities, long-term	$826,010
Weighted-average remaining lease term	4.5 years
Weighted-average discount rate	7.0%

The discount rate is the Company’s incremental borrowing rate, or the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Based on an assessment of the Company’s borrowings the incremental borrowing rate was determined to be 7%.

Note 16. Long-term Debt

To assist in funding the manufacture of the Company’s first two Remediation Processing Centers, between 2015 and 2017, the Company entered into two agreements which include terms for the purchase of participation rights for the sale of future revenue, and which also require working interest budget payments by the Company.

The Company accounts for the terms under these contracts for the sale of future revenue under Accounting Standards Codification 470 (“ASC 470”). Accordingly, these contracts include the receipt of cash from an investor where the Company agrees to pay the investor for a defined period a specified percentage or amount of the revenue or a measure of income (for example, gross revenue) according to their contractual right, in which the Company will record the cash as debt and apply the effective interest method to calculate and accrue interest on the contracts. The terms of these agreements grant the holder a prorated 25% participation in the gross revenue of the property as defined in the agreements for 20 years after operations commence for a purchase price of approximately $2,200,000. In the event that the contract is not fully subscribed by the LLCs it will receive only a prorated participation of the available 25% participation. Under the terms of the agreement, we anticipate Remediation Processing Centers to commence operations and to begin making estimated annual payments of $1,960,000, in January 2021 based on revenue projections of the RPCs.

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In accordance with ASC 470, the Company records the proceeds from these contracts as debt because the Company has significant continuing involvement in the generation of the cash flows due to the investor (for example, active involvement in the generation of the operating revenues of the business segment), which constitutes the presence of a factor that independently creates a rebuttable presumption that debt classification is appropriate. The Company has determined its effective interest rates to be between 40% and 41.75% based on each contract’s future revenue streams expected to be paid to the investor. These rates represent the discount rate that equates estimated cash flows with the initial proceeds received from the investor and is used to compute the amount of interest expense to be recognized each period. During the development and manufacturing of the assets the effective interest has been capitalized to the assets. As the assets enter operations or service of their intended use, the effective interest on these contracts will be recognized as interest expense (See Note 9).

In 2016 and 2017, additional consideration to investors to enter into these agreements was granted, and the Company issued to these investors 3,390,000 shares of Series B-1 Preferred Stock with a relative fair value of $0.25 per share or based on conversion terms and price of the Company’s Common Stock at the time of issuance. The Company also issued 3,185,000 common stock warrants to investors. The relative fair value of the warrants and Series B-1 preferred stock in aggregate was $1,488,550, and was recorded as a debt discount, which is amortized to interest expense over the term of these agreements using the effective interest method. During the manufacturing phase of the asset, the interest expense is capitalized to the asset.

Some holders of these participation rights also have the option to relinquish ownership and all remaining benefits of their LLC units in exchange for Common Stock in the Company. Depending on the contract, these options to convert to common stock range from between 1 and 5.5 years. The exercise period ranges from between 1 year to 5.5 years with a step-up discount to market for each year the option is not exercised with a range of between a 5% to a 25% discount to market Accordingly, under Accounting Standards Codification 815 (“ASC 815”) the Company valued these options at fair value using a Monte Carlo Simulation by a third-party valuation expert, which found the fair value of the options to be nominal. Long-term debt related to these participation rights is recorded in “Long-term debt” on the consolidated balance sheet.

As of December 31, 2019 and 2018 long-term debt related to the sale of future revenue was $3,900,923 and $2,355,659.

The accounting for the terms under these contracts that call for working interest budget payments by the Company are recorded in current liabilities on the consolidated balance sheet and paid down through pass-through expenses or cash according to the contract. Accordingly, the Company records any unpaid balance of budget payments received in “Long-term debt, current” as these liabilities are generally paid within 12 months after proceeds are received. As of December 31, 2019 and 2018 current portion of the long-term debt related to the working interest payables was $126,535 and $316,150.

Long-term debt consists of the following:

	December 31, 2019	December 31, 2018
Principal	$2,186,233	$1,702,184
Accrued interest	1,971,285	924,954
Debt discount	(256,595)	(271,479)
Working interest payable	126,535	316,150
Total long term debt	$4,027,458	$2,671,809

Long term debt, current	$126,535	$316,150
Long term debt	$3,900,923	$2,355,659

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The following table sets forth the payment schedule of long-term debt as of December 31, 2019:

	Principal	Interest	Total
2020	$–	$–	$–
2021	2,338	1,955,213	1,957,551
2022	3,295	1,954,256	1,957,551
2023	4,643	1,952,908	1,957,551
2024	6,543	1,951,008	1,957,551
Thereafter	2,169,414	29,522,140	31,691,554
Total	$2,186,233	$37,335,525	$39,521,758

Note 17. Stockholders' Equity

Series A, Series B, Series B-1, Series C and Series C-1 Preferred Stock

The Preferred Stock authorized by the Company may be issued from time to time in one or more series. The Company is authorized to issue 450,000,000 shares of preferred stock. The Company is authorized to issue 2,000,000 shares of Series A Preferred Stock, 98,000,000 shares of Series B Preferred Stock, 50,000,000 shares of Series B-1 Preferred Stock, 100,000,000 shares of Series C Preferred Stock, and 50,000,000 shares of Series C-1 Preferred Stock. The Board of Directors is authorized to fix or alter the number of shares constituting any series of Preferred Stock and the designation thereof.

The Company has issued 2,000,000 shares of Series A Preferred Stock. Shares are convertible at a current ratio of 10 shares of Common Stock for each outstanding share of Series A Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. Holders of shares of Series A Preferred Stock will have the right to 25 votes for each share of Common Stock into which such shares of Series A Preferred Stock can then be converted (with a current conversion ratio of 10 shares of Common Stock for each outstanding share of Series A Preferred Stock) and the right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any other Preferred Stock holder in the liquidation, dissolution or winding up of our Company. As of December 31, 2019 and 2018 the liquidation preference is $400,000. Holders of shares of Series A Preferred Stock are not currently entitled to dividends. The Company has the right, but not the obligation, to redeem shares of Series A Preferred Stock.

The Company has issued 21,251,890 and 67,271,587 of Series B Preferred Stock as of December 31, 2019, and 2018, respectively. Shares of Series B Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.20) or a 10% discount to market on the conversion date). Also, automatic conversion of shares of Series B Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series B Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. Certain holders of Series B contractually agreed to an automatic conversion to Common Stock after 4 years of issuance. The Company has the right, but not the obligation, to redeem shares of Series B Preferred Stock one year after issuance. Holders of Series B Preferred Stock will have the right to one vote for each share of Common Stock into which such Series B Preferred Stock is then convertible, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series A Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of December 31, 2019 and 2018 the liquidation preference was $4,383,202 and $13,874,764. Dividends are 12.5% and cumulative and are payable only when, as, and if declared by the Board of Directors.

F-49

The Company has issued 22,758,670 and 28,251,420 of Series B-1 Preferred Stock as of December 31, 2019, and 2018, respectively. Shares of Series B-1 Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.25) or a 10% discount to market on the conversion date). Also, automatic conversion of shares of Series B-1 Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series B-1 Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series B-1 Preferred Stock one year after issuance. Holders of Series B-1 Preferred Stock have no voting or dividend rights, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series A and Series B Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of December 31, 2019 and 2018 the liquidation preference was $5,689,668 and $7,062,855.

The Company has not issued any Series C Preferred Stock as of December 31, 2019, and 2018, respectively. Shares of Series C Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.35) or a 10% discount to the market price on the conversion date). Automatic conversion of shares of Series C Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series C Preferred Stock, or upon the four (4) year anniversary date of the issuance of such shares. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series C Preferred Stock one year after issuance. Holders of Series C Preferred Stock will have the right to one vote for each share of Common Stock into which such Series C Preferred Stock is then convertible, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series B and B-1 Preferred Stock, in the liquidation, dissolution or winding up of our Company. Dividends are 12.5% and cumulative and are payable only when, as, and if declared by the Board of Directors.

The Company has issued 13,384,760 and 12,117,160 of Series C-1 Preferred Stock as of December 31, 2019, and 2018, respectively. Shares of Series C-1 Preferred Stock are convertible one year after issuance, at any time at the option of the holder, into shares of Common Stock (with a conversion price at the lesser of the issuance price ($0.40) or a 10% discount to the market price on the conversion date). In addition, automatic conversion of shares of Series C-1 Preferred Stock into shares of Common Stock may occur due to certain qualified public offerings entered into or by written consent of a majority of the holders of Series C-1 Preferred Stock. The conversion price is subject to adjustment under certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and certain issuances of common stock. The Company has the right, but not the obligation, to redeem shares of Series C-1 Preferred Stock one year after issuance. Holders of Series C-1 Preferred Stock have no voting or dividend rights, and a right to a liquidation preference in any distribution of net assets made to the shareowners prior to and in preference to the holders of Common Stock and any Preferred Stock holder, except holders of Series A, Series B, Series B-1, and Series C Preferred Stock, in the liquidation, dissolution or winding up of our Company. As of December 31, 2019 and 2018 the liquidation preference was $5,353,904 and $4,846,864.

For the year ended December 31, 2019, the Company issued 1,980,126 shares of Series B-1 Preferred Stock as a $495,054 stock dividend paid to Series B Preferred Shareholders.

For the year ended December 31, 2019, $11,072,019, or 53,492,573 shares of Series B and Series B-1 Preferred Stock, were converted into 53,492,583 shares of Common Stock.

F-50

For the year ended December 31, 2019, the Company issued 1,267,608 Series C-1 Preferred Stock for $507,044 for the purchase of equipment.

For the year ended December 31, 2018, the Company issued 5,767,126 shares of Series B-1 Preferred Stock as a $1,441,938 stock dividend paid to Series B Preferred Shareholders.

For the year ended December 31, 2018, the Company issued 90,000 shares of Series C-1 Preferred Stock for $36,900 in cash.

For the year ended December 31, 2018, the Company issued 768,160 shares of Series C-1 Preferred Stock as a $307,265 interest expense payment.

For the year ended December 31, 2018, $1,239,382, or 5,840,561 of Series B and B-1 Preferred Stock, was converted into 5,840,560 shares of Common Stock.

For the year ended December 31, 2018, the Company issued 9,000 Series C-1 Preferred Stock for $2,700 in services.

Common Stock

The Company is authorized to issue 1,250,000,000 shares of common stock. As of December 31, 2019 and 2018, there were 285,343,964 and 230,256,188 shares of our common stock issued and outstanding, respectively. Treasury stock is carried at cost.

For the year ended December 31, 2019, $11,072,019, or 53,492,573 shares of Series B and Series B-1 Preferred Stock, were converted into 53,492,583 shares of Common Stock.

For the year ended December 31, 2019, the Company issued 209,414 shares for a $53,500 reduction of liabilities.

For the year ended December 31, 2019, the Company issued 230,000 shares of Common Stock for $91,982 in cash due to exercised warrants.

For the year ended December 31, 2019, the Company issued 1,155,779 shares of Common Stock for $219,597 for services to the Company.

For the year ended December 31, 2019, the Company granted stock-based compensation to an employee, including a 500,000 share stock award, which vests after 4 years. For the year ended December 31, 2018, stock-based compensation was $48,421.

For the year ended December 31, 2018, $1,239,382, or 5,840,561 shares of Series B-1 Preferred Stock, was converted into 5,840,560 shares of Common Stock.

For the year ended December 31, 2018, the Company issued 3,005,630 shares of Common Stock for a $751,408 conversion of outstanding notes payable.

For the year ended December 31, 2018, the Company issued 130,000 shares of Common Stock for $51,999 in cash due to exercised warrants.

For the year ended December 31, 2018, the Company issued stock-based compensation to employees, including a 600,000 share stock award, which vest between 1 and 4 years. For the year ended December 31, 2018, stock-based compensation was 32,280.

Noncontrolling Interest

For the years ended December 31, 2019 and 2018, the Company issued 292,800 and no units of noncontrolling interest in RPC Design and Manufacturing LLC for cash of $1,464,000 and none.

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Note 18. Temporary Equity

Each of the Series B, B-1, C and C-1 convertible preferred stock have conversion features that allow the holder to convert the preferred stock into common stock at such holder’s election. Upon conversion, the Company may be required to deliver a variable number of equity shares that is determined by using a formula based on the market price of the Company’s Common Stock. After four years from the date of issuance, Series B and C preferred shareholders are forced to automatically convert to Common Stock. For each respective series, the holder may convert their preferred shares to common shares at the original issue price as defined, which ranges from between $0.20 per share to $0.40 per share, at the lesser of the original issue price or 90% of the market price on the conversion date. As of December 31, 2019 and 2018 the market price of the Company’s Common Stock was $0.20 and $0.23 per share. As of the date of this report the market price of the shares is approximately $0.53 per share. There is no contractual cap on the number of common shares that the Company could be required to deliver on preferred shareholders’ conversions to Common Stock. Because the feature contains no explicit share limit, the Company assumes that it may be forced to cash settle the conversion feature in accordance with the accounting analysis under ASC 815-40-25.

Accordingly, under ASC 815-40-25-10 the Company may be forced to settle these conversion features in cash, specifically since it is unknown as to what date the shareholders’ may convert their preferred stock to common stock and if there will be sufficient authorized and unissued common shares on that date. As of December 31, 2019 and 2018 the Company did have sufficient authorized and unissued common shares to satisfy all preferred shareholders interest if it were converted to Common Stock, although if the stock price were to drop below $0.02 per share and the Company could not authorize further shares it may be forced to settle such conversions in cash. Accordingly, Series B, B-1, C and C-1 preferred stock has been classified in temporary equity.

The following table shows all changes to temporary equity for the years ended December 31, 2019 and 2018:

Convertible Preferred Stock

	Series B		Series B-1		Series C-1
	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2017	71,689,877	$14,337,913	23,906,565	$5,976,566	11,250,000	$5,987,500

Conversion of Series B and B-1 Preferred Stock to Common Stock	(4,418,290)	(883,658)	(1,422,271)	(355,724)	–	–
Interest expense payment on long term debt	–	–		–	768,160	307,265
Preferred stock issued for services	–	–		–	9,000	2,700
Issuance of preferred stock for cash	–	–		–	90,000	36,900
Dividend paid in Series B-1 Preferred Stock	–	–	5,767,126	1,441,938		–

December 31, 2018	67,271,587	$13,454,255	28,251,420	$7,062,780	12,117,160	$6,334,365

Conversion of Series B and B-1 Preferred Stock to Common Stock	(46,019,697)	(9,203,875)	(7,472,876)	(1,868,144)	–	–
Common Stock issued for the purchase of equipment	–	–	–	–	1,267,600	507,044
Dividends to preferred stockholders	–	–	1,980,126	495,054	–	–
December 31, 2019	21,251,890	$4,250,380	22,758,670	$5,689,690	13,384,760	$6,841,409

Note 19. Warrants

As of December 31, 2019 the Company had 1,080,000 warrants outstanding. These warrants relate to the warrants issued as an incentive to investors with an investment into the Company. As of December, 31 2018 the Company had 16,485000 warrants outstanding, where 5,625,000 these warrants related to warrants issued for incentive to investors with their investment into the Company, and 11,000,000 of the outstanding warrants were issued in the acquisition of the ammonia synthesis patents and equipment in 2017. The outstanding warrants were issued at prices ranging from $0.40 to $1.00 per share of Common Stock. The warrants were granted for periods ranging from three to ten years.

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Management uses the Black-Scholes option pricing model to determine the fair value of warrants on the date of issuance. The fair value of warrants issued pursuant to the issuance of notes payable was recorded as deferred debt issuance cost and amortized over the remaining term of the associated debt.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants on the date of issuance are as follows:

Risk-free interest rate	1.3% - 2.7%
Expected dividend yield	None
Expected life of warrants	1 – 2 years
Expected volatility rate	73 - 131%

The following table summarizes the activity of the Company’s share purchase warrants:

		Weighted
		average	Aggregate
	Number of	exercise	Intrinsic
	warrants	price	Value
Balance, January 1, 2018	26,267,500	$0.68
Issued	50,000	0.40
Expired	(9,702,500)	0.91
Exercised	(130,000)	0.40
Balance, December 31, 2018	16,485,000	0.55	$–
Expired	(15,195,000)	0.56
Exercised	(210,000)	0.40
Balance, December 31, 2019	1,080,000	$0.40	$–

As of December 31, 2019, the following share purchase warrants were outstanding:

Number of warrants outstanding	Exercise price	Expiration date
1,080,000	$0.40	December 2020

Note 20. Income Tax

Provision (benefit) for income tax expense consists of the following:

	December 31,
	2019	2018
Current:
State	$800	$800
	800	800
Deferred:
Federal	422,037	(14,654)
State	166,366	(22,791)
	588,403	(37,445)

Net provision (benefit)	$589,203	$(36,645)

F-53

The differences between the expected income tax benefit based on the statutory Federal United States income tax rates and the Company's effective tax rates are summarized below for the years ended December 31, 2019 and 2018:

	December 31, 2019
Tax Computed At The Federal Statutory Rate	$(344,301)	21.00%
State Tax, Net Of Fed Tax Benefit	(100,906)	6.15%
Nondeductible Expenses	3,405	-0.21%
Flowthrough Entity not Subject to Tax	21,313	-1.30%
Foreign Corporation - Minority Interest	14,251	-0.87%
Valuation Allowance	995,440	-60.72%
Rate Change	–	0.00%
R&D Credits	–	0.00%
Other/Prior Year True-Up	–	0.00%
Provision for income taxes	$589,203	-35.95%

	December 31, 2018
Tax Computed At The Federal Statutory Rate	$(461,191)	21.00%
State Tax, Net Of Fed Tax Benefit	(148,545)	6.76%
Nondeductible Expenses	3,302	-0.15%
Flowthrough Entity not Subject to Tax	–	0.00%
Foreign Corporation - Minority Interest	9,306	-0.42%
Valuation Allowance	560,483	-25.52%
Rate Change	–	0.00%
R&D Credits	–	0.00%
Other/Prior Year True-Up	–	0.00%
Benefit from income taxes	$(36,645)	1.67%

Significant components of the Company's deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

December 31, 2019
Reserves	$336,987
Fixed Assets	(1,711,017)
Leases	1,204
Intangibles	(4,301,036)
Net Operating Losses	2,819,624
Impairment Losses	–
Accruals	46,508
Other	21,400
Net Deferred Liability	(2,786,330)
Less: Valuation Allowance	2,916,421
Total deferred tax liability:	$(5,702,751)

December 31, 2018
Reserves	$333,629
Fixed Assets	(1,477,724)
Leases	–
Intangibles	(4,665,918)
Net Operating Losses	1,886,112
Impairment Losses	710,389
Accruals	19,304
Other	840
Net Deferred Liability	(3,193,368)
Less: Valuation Allowance	1,920,980
Total deferred tax liability:	$(5,114,348)

F-54

In determining the possible future realization of deferred tax assets, the Company has considered future taxable income from the following sources: (a) reversal of taxable temporary differences; and (b) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A valuation allowance is recognized for a deferred tax asset if, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. Based on our review of the deferred tax assets the Company has concluded that a valuation allowance is necessary on the net operating loss balance, as realization of this asset does not meet the more likely than not threshold.

As of December 31, 2019 the Company had estimated net operating losses for federal and state purposes of $11.7 million and $5.2 million, respectively. Federal and state net operating losses will begin to expire in 2028.

We recognize a tax position as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.

For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. We recognize potential interest and penalties related to unrecognized tax benefits in the general and administrative expense in the statement of operations of the Company.

The Company is in the process of filing back income tax returns from 2010 through the current year and subject to IRS examination for these year. The Company has booked a reserve for potential penalties associated with non-filing of certain foreign information reports related to its subsidiary in the Middle East. Penalties and interest have been reported in the general and administrative section of the statement of operations. The reserve balance at December 31, 2019 and 2018 was $156,000 and $113,000, respectively. The Company does not expect this reserve to reverse within the next 12 months, as they will apply for a penalty waiver when the tax returns are ultimately filed. Due to the non-filing of income tax returns, statutes of limitations on the potential examination of those income tax periods will continue to run until the returns are filed, at which time the statutes will begin. The Company expects to file all past due income tax returns within the next 12 months.

Note 21. Related Party Transactions

The Company provided secured loan financing and assistance to the development and commercialization of two bioactive beverages and one weight loss beverage for Vivaceuticals, Inc., which shared a common officer and board of director member with the Company. Vivaceuticals sold its assets to Scepter Holdings, Inc. in 2018. In 2019, the Company received 800,000 shares of preferred stock in Scepter Holdings, Inc. to extinguish the loan encumbering the assets. The Company has converted these preferred shares into 800,000,000 shares of Common Stock of Scepter Holdings, Inc., which is traded on the OTC Markets (ticker: BRZL) (see Note 3). As of December 31, 2019 and 2018, the Company’s Chief Executive Officer has an immediate family member who is an officer of Scepter Holdings, Inc.

The Company has a consulting contract with Vivaventures Precious Metals, LLC, which is majority owned by an employee of the Company. For the years ended December 31, 2019 and 2018 the Company paid Vivaventures Precious Metals LLC $290,000 and $514,000 for consulting services rendered.

The Company has a consulting contract with LBL Professional Consulting, Inc. (“LBL”), which shares a common officer with the Company. For the years ended December 31, 2019 and 2018 the Company paid LBL $231,199 and $180,544 for a team of consultants serving the Company. In September 2020, the Company granted non-statutory stock options to LBL for 30,000,000 shares of Common Stock. As of December 17, 2020 the parties have agreed to amend the contract to reduce the stock options to purchase 10,000,000 shares of common stock. The stock options vest over four years. The stock option is exercisable up to ten years from the grant date. The common officer is not the beneficiary of the Company and is not permitted to participate in any discussion, including the LBL’s board meetings, regarding any Company stock that LBL may own at any time.

The Company has a note payable to TriValley and Triple T, which is owned by the 51% majority-owner of Vivakor Middle East LLC. As of December 31, 2019 and 2018 the balance owed was $247,192 and $169,345 (See Note 14).

The Company has a common board of directors member with CannaPharmaRx Inc. As of December 31, 2019 and 2018, the Company has a $21,000 and $9,000 account receivable with CannaPharmaRx Inc. for leasing office space to this entity. As of December 31, 2019 and 2018, Company recorded an allowance for doubtful accounts on these receivables in the amount of $21,000 and $9,000.

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Note 22. Subsequent Events

The Company has evaluated subsequent events through November 6, 2020.

In February 2020 we entered into a letter of intent to develop a cavitation technology licensed by BGreen LLC that has been tested at the University of Utah and been shown to increase the API of hydrocarbons.  This technology is in development phase and intent is to work with BGreen LLC to develop the technology to a commercial state with our hydrocarbon extraction technology.

In April 2020 through August 2020 the Company entered into convertible promissory notes with a principal amount of $308,000. The notes accrue interest at 10% per annum and have a maturity of the earlier of 12 months or the consummation of the Company listing its Common Stock on a senior stock exchange. The notes are convertible into shares of the Company’s common stock at the option of the Company and at a price equal to 80% of the opening price of the Company’s common stock on the national exchange or the offering price paid by the investors in the financing in connection with the uplist, whichever is lower, or (ii) repaid in cash in an amount equal to the indebtedness being repaid plus a premium payment equal to 15% of the amount being repaid. If an event of default has occurred and the Company does not convert the amounts due under the Note into the Company’s common stock, then the Company shall have the option to convert the outstanding indebtedness into shares of the Company’s common stock at a price equal to 80% of the weighted average trading price of the Company’s common stock on the OTC Markets, or be repaid in cash in an amount equal to all principal and interest due under the Note.

In April 2020, the Company ordered equipment under a licensing agreement with solvAQUA Inc., a Canadian based clean water technology company. The technology allows for the remediation of oil and solids contaminated water, leaving both clean water and usable oil/solids byproduct. The delivery of the equipment has been delayed, and we anticipate delivery and installation in 2020. New payment terms are being negotiated due to these delays.

On May 15, 2020, the Company entered into a settlement agreement with Vivaventures Precious Metals, LLC, where the Company disputed the amount of precious metals it was owed from the LLC who was also the custodian. After performing an observation of the precious metals, it was discovered in 2019 that there was a material discrepancy in the amount of materials the LLC had on hand. Whereby the parties agreed that the Company would receive approximately 75% of the total amount of precious metals on hand and being held by the LLC, rather than 59% as previously agreed resulting in the same amount of holdings for the Company over the years. Additionally, the parties agreed to release each other from further claims and that the Company would become the custodian of the precious metals.

On May 20, 2020, the Company entered into a loan agreement with Blue Ridge Bank, subject to the Small Business Administration’s (“SBA”) Paycheck Protection Program in an amount of $205,100. The loan carried an annual interest rate of one (1) percent per annum with payment beginning in the seventh month with monthly payments required until maturity in the 18th month. The loan may be fully forgivable according to the CARES Act, if the Company can provide proper documentation and accordingly the payout schedule has not been disclosed

On May 22, 2020, RPC Design and Manufacturing LLC entered into a loan agreement with the SBA in an amount of $150,000 having an interest rate of 3.75% per annum. Monthly payments of $731 will be required beginning in month 12 and the loan shall mature in 30 years.

In June 2020, the Company entered into operations in Utah using Remediation Processing Center #2. No products have been sold, nor revenue generated.

F-56

In June 2020, the Company amended the note receivable and agreed to converted its outstanding loan and all accrued interest due from Odyssey Group International, Inc. (ticker: ODYY, OTC Markets), in an amount of $809,577 into 809,578 shares of Odyssey Group International, Inc.’s common stock.

In July 2020, the Company withdrew from Vivaventures Precious Metals, LLC and is not entitled to receive any further distributions from the LLC.

In July 2020, the Company amended the Option Agreement with the landowner for the exclusive right to purchase certain real property commonly known as Asphalt Ridge to grant the Company an extension of the option for six months at no cost to the Company.

In July 2020, the Company entered into a Paycheck Protection Program loan agreement with JP Morgan Chase Bank, subject to the Small Business Administration’s (“SBA”) Paycheck Protection Program, in an amount of $90,645. The loan carries an annual interest rate of one (1) percent per annum with payment beginning in the seventh month with monthly payments required until maturity in the 18th month.

On August 6, 2020, the Company entered into a loan agreement with the SBA in an amount of $150,000 having an interest rate of 3.75% per annum. Monthly payments of $731 will be required beginning in month 12 and the loan shall mature in 30 years.

In September 2020, the Company granted non-statutory stock options to LBL Professional Consulting, Inc. for 30,000,000 shares of Common Stock. As of December 17, 2020 the parties have agreed to amend the contract to reduce the stock options to purchase 10,000,000 shares of common stock. The stock options vest over four years. The stock option is exercisable up to ten years from the grant date.

In September 2020, the Company entered into an Employment Agreement with Matthew Nicosia to serve as our Chief Executive Officer. The agreement provides for an annual salary of $50,000. The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Nicosia, with three months written notice required. The agreement provides for annual increases upon the occurrence of specific performance metrics, and provides that the Company shall grant Mr. Nicosia options to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price equal to 110% of the fair market value of the Company’s Common Stock on the date of grant. The agreement also provides for an annual bonus of up to 100% of Mr. Nicosia’s then base salary upon the achievement of performance goals established and approved by the Board of Directors. The agreement entitles Mr. Nicosia to receive various employee benefits generally made available to other officers and senior managers of the Company.

In September 2020, the Company entered into an Employment Agreement with Tyler Nelson to serve as our Chief Financial Officer. The agreement provides for an annual salary of $50,000. The Employment Agreement has a term of three years and automatically extends for successive one-year periods unless terminated by the Company or Mr. Nelson, with three months written notice required. The agreement provides for annual increases upon the occurrence of specific performance metrics. The agreement also provides for an annual bonus of up to 100% of Mr. Nelson’s then base salary upon the achievement of performance goals established and approved by the Board of Directors. The agreement entitles Mr. Nelson to receive various employee benefits generally made available to other officers and senior managers of the Company.

In September 2020, the Company agreed with the Novus Capital LLC to extend the note payable to January 2, 2021 and accrue interest at 7% per annum commencing January 1, 2020 through July 1, 2020, and 10% interest per annum commencing July 2, 2020 through January 2, 2021.

On October 13, 2020, the Company entered into a convertible promissory note in an amount of $280,500 having an interest rate of 12% per annum. The note bears a 10% Original Issue Discount. The loan shall mature in 1 year and may be convertible at the lower of $0.40 or 80% of the lowest median daily traded price over ten trading days prior to conversion, but in the event of a Qualified Uplist the note may be converted at a 30% discount to market. The Company also issued 100,000 restricted shares with no registration rights in conjunction with this note.

F-57

In 2020, 11,657,398 shares of Series B Preferred Stock, 4,662,533, shares of Series B-1 Preferred Stock, and 668,939 shares of Series C-1 Preferred Stock, for an aggregate of 3,764,688, were converted into 18,285,200 shares of Common Stock.

In 2020, the Company issued 691,182 shares of Series B-1 Preferred Stock as a $172,796 stock dividend paid to Series B Preferred Shareholders.

In 2020 the Company issued 20,000,000 shares of Common Stock for a $11,800,000 reduction in stock payables.

In 2020 the Company issued 228,000 shares of Common Stock in the amount of $41,028 was issued for cash.

F-58

                            Shares

Common Stock

Vivakor, Inc.

____________________________________

PROSPECTUS

____________________________________

, 2021

Through and including               , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee and FINRA fee are estimates.

SEC Registration Fee		$1,587.41
FINRA Filing Fee		2,699.38
Listing Fee			*
Printing and Engraving Expenses			*
Legal Fees and Expenses			*
Accounting Fees and Expenses			*
Transfer Agent Fees			*
Miscellaneous			*
Total	$	*

*        To be completed by amendment.

Item 14. Indemnification of Officers and Directors

The Nevada Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Nevada Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

2020

On November 4, 2020, the Company issued 100,000 shares of common stock at $0.44 per share pursuant to a convertible promissory note.

On November 4, 2020, the Company issued 300,000 shares of common stock at $0.40 per share for $121,230 in services.

On April 21, 2020, the Company issued 20,000,000 shares of common stock pursuant to a contribution agreement at a price of $0.59.

On April 13, 2020, the Company issued 60,000 shares of common stock to investors at $0.3198 per share for cash proceeds of $19,188.

On January 27, 2020, the Company issued 168,000 shares of common stock to investors at $0.13 per share for cash proceeds of $21,840.

From January 1, 2020 through December 9, 2020, the Company issued 691,182 shares of Series B-1 Preferred Stock as a $172,795 stock dividend paid to Series B Preferred Shareholders at a price of approximately $0.25 per share.

From January 1, 2020 through December 9, 2020, the Company issued 15,505,438 shares of common stock for $2,896,380 for the conversion of 14,481,898 shares of Series B Preferred Stock, at an average price of approximately $0.20 per share.

From January 1, 2020 through December 9, 2020, the Company issued 8,576,203 shares of common stock for $2,084,044 for the conversion of 8,336,177 shares of Series B-1 Preferred Stock, at an average price of approximately $0.25 per share.

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From January 1, 2020 through December 9, 2020, the Company issued 5,740,128 shares of common stock for $2,685,226 for the conversion of 5,707,364 shares of Series C-1 Preferred Stock, at an average price of approximately $0.40 per share.

2019

On December 31, 2019, the Company issued 1,155,779 shares of common stock to a consultant for market services valued at $219,597 at a price of $0.19 per share.

On December 18, 2019, the Company issued 539,373 shares of Series C-1 Preferred Stock at $0.40 per share for the purchase of equipment valued at $215,749.

On December 16, 2019 the Company issued 32,931 shares of Series C-1 Preferred Stock at $0.40 per share for the purchase of equipment valued at $13,172.

On July 11, 2019 the Company issued 695,304 shares of Series C-1 Preferred Stock at $0.40 per share for the purchase of equipment valued at $278,122.

From January 1, 2019 through December 31, 2019, the Company issued 1,980,126 shares of Series B-1 Preferred Stock as a $495,054 stock dividend paid to Series B Preferred Shareholders at a price of $0.25 per share.

From January 1, 2019 through December 31, 2019, the Company issued 46,019,697 shares of common stock for $9,203,875 for the conversion of 46,019,697 shares of Series B Preferred Stock, at an average price of $0.20 per share.

From January 1, 2019 through December 31, 2019, the Company issued 7,472,876 shares of common stock for $1,868,144 for the conversion of 7,472,876 shares of Series B-1 Preferred Stock, at an average price of $0.25 per share.

From January 1, 2019 through December 31, 2019, the Company issued 209,414 shares for a $53,500 reduction of liabilities pursuant to conversion of promissory notes at an average price of $0.25 per share.

From January 1, 2019 through December 31, 2019, the Company issued 230,000 shares of common stock for $91,982 in cash for the exercise of 230,000 warrants at an average price of $0.40 per share.

2018

On December 12, 2018, the Company issued 768,160 shares of Series C-1 Preferred Stock to 57 investors valued at $0.40 per share for aggregate proceeds of $307,165 which was recorded as interest payable on behalf of an affiliate.

On June 4, 2018, the Company issued 90,000 shares of Series C-1 Preferred Stock to an investor at $0.40 per share for cash proceeds of $36,000.

One June 4, 2018, the Company issued 9,000 shares of Series C-1 Preferred Stock at $0.40 per share for services valued at $2,700.

From January 1, 2018 through December 31, 2018, the Company issued 5,767,126 shares of Series B-1 Preferred Stock as a $1,441,938 stock dividend paid to Series B Preferred Shareholders at a price of $0.25 per share.

From January 1, 2018 through December 31, 2018, the Company issued 4,418,290 shares of common stock for $883,658 pursuant to the conversion of 4,418,290 shares of Series B Preferred Stock at an average price of $0.20 per share.

From January 1, 2018 through December 31, 2018, the Company issued 1,422,271 shares of common stock for $355,724 pursuant to the conversion of 1,422,271 shares of Series B-1 Preferred Stock, at an average price of $0.25 per share.

From January 1, 2018 through December 31, 2018, the Company issued 3,005,630 shares of common stock for a $751,408 reduction of liabilities pursuant to conversion of promissory notes at an average price of $0.25 per share.

From January 1, 2018 through December 31, 2018, the Company issued 130,000 shares of Common Stock for $51,999 in cash pursuant to the exercise of 130,000 warrants at $0.40.

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Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement
3.1 (1)	Amended and Restated Articles of Incorporation
3.2 (1)	Amended and Restated Bylaws
3.3 (1)	Amendment to Amended and Restated Articles of Incorporation
3.4*	Second Amendment to Amended and Restated Articles of Incorporation
3.5*	Second Amended and Restated Articles of Incorporation
4.1*	Form of Representative Warrant
4.2	Form of Convertible Promissory Note (2013)
4.3	Form of Convertible Promissory Note
4.4	Payroll Protection Program Loan, with Chase Bank
4.5	Payroll Protection Program Loan, with Blue Ridge Bank
4.6	Small Business Association Loan
5.1*	Opinion of Lucosky Brookman LLP
10.1 (1)	Form of Amended Contribution Agreement between Sustainable Fuels Incorporated and Vivakor, Inc. dated as of June 15, 2016
10.2 (1)	Project Charter between SolvAQUA Inc. and Vivakor, Inc. dated April 9, 2020
10.3 (1)	Letter of Clarification from SolvAqua, Inc. to Vivakor, Inc. dated July 15, 2020
10.4 (1)	Intellectual Property License Agreement by and between BGreen, LLC and Vivakor, Inc. dated as of September 30, 2020
10.5 (1)	Patent and Intellectual Property License Agreement by and between CSS Nanotech, Inc. and Vivakor, Inc. dated as of July 22, 2020
10.6 (1)	Employment Agreement by and between Vivakor, Inc. and Matthew Nicosia
10.7 (1)	Employment Agreement by and between Vivakor, Inc. and Tyler Nelson
10.8*	Vivakor, Inc. 2020 Stock Incentive Plan
10.9*	Form of Director Agreement
10.10	Sub-contract Agreement for Remediation of oily sludge material in KOC SEK Fields
10.11	Sub-contract Agreement for Remediation of oily sludge material in KOC SEK Fields – Sub-contract No. 01-2018
10.12	Option Agreement
10.13	First Amendment to Option Agreement
10.14	Second Amendment to Option Agreement
10.15	Intellectual Property Agreement by and between VivaVentures Precious Metals, LLC and Vivakor, Inc.
10.16	Operating Agreement VV UTSI
10.17	Restated Working Interest Agreement by and between VivaVentures Energy Group, Inc. and VivaVentures UTSI, LLC
10.18	Amendment No. 1 to Amended and Restated Working Interest Agreement by and between VivaVentures Energy Group, Inc. and VivaVentures UTSI, LLC
10.19	Operating Agreement VV RII
10.20	Restated Working Interest Agreement by and between VivaVentures Energy Group, Inc. and VivaVentures Royalty II
10.21	Articles of Association of Vivakor Company
10.22	LLC Agreement of IMX
10.23	LLC Agreement of RPC Design
10.24	LLC Agreement of Viva Wealth
10.25	LLC Agreement of VOF
10.26	Agreement Regarding Assets
10.27	Amendment to Agreement
21.1 (1)	List of Subsidiaries
23.1	Consent of Hall & Company, Independent Registered Public Accounting Firm
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

____________
*	to be filed by amendment.
(1)	Incorporated by reference with Form S-1 filed November 11, 2020

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*	Paragraph references correspond to those of Regulation S-K, Item 512.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on February 12, 2021.

Vivakor, Inc.

By:	/s/ Matthew Nicosia
Name: Matthew Nicosia
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Matthew Nicosia	Chief Executive Officer and	February 12, 2021
Matthew Nicosia	Director (Principal Executive Officer)

*	Chief Financial Officer	February 12, 2021
Tyler Nelson	(Principal Accounting Officer and Principal Financial Officer)

*	Director	February 12, 2021
Joseph Spence

*	Director	February 12, 2021
Matthew Balk

*	Director	February 12, 2021
Trent Staggs

*	Director	February 12, 2021
Al Ferrara
Director

* By:	/s/ Matthew Nicosia
Matthew Nicosia, Attorney-in-fact

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